Exhibit 4.14

LEASE AGREEMENT

L/S 351 ROUSE BOULEVARD, LP

Landlord

AND

ADAPTIMMUNE, LLC

Tenant

AT

351 Rouse Blvd.

Philadelphia, PA

2015-0017-APT-US

LEASE AGREEMENT

i

34.	Back Up Generator	21

35.	Nitrogen Storage Tanks	22

36.	Lease Contingency	22

37.	Guaranty	23

38.	Miscellaneous	23

ii

THIS LEASE AGREEMENT (this “Lease”) is made by and between L/S 351 Rouse Boulevard, LP, a Pennsylvania limited partnership (“Landlord”) and Adaptimmune, LLC, a Delaware limited liability company (“Tenant”), and is dated as of the date on which this Lease has been fully executed by Landlord and Tenant (the “Effective Date”).

1.                                      Basic Lease Terms and Definitions.

(a)                                 Premises: The entire Building to be developed on the Land in accordance with Exhibit “E”.

(b)                                 Building: The building to be constructed on the Land, anticipated to consist of approximately 47,400 rentable square feet located on two (2) stories. The square footage of the Building set forth in this Section 1(b) is based on Landlord’s current estimate of the rentable square footage of the Building. When the Base Building Work has progressed sufficiently (in Landlord’s reasonable opinion), Landlord shall cause the Base Building Architect to deliver a certificate to Tenant certifying the rentable square footage of the Building, which square footage shall be determined based on a calculation in accordance with 1996 BOMA, ANSI Z65.1 (modified), as amended, and the Base Building Architect’s certification that the Building was constructed substantially in accordance with the Final Base Building Construction Documents. If the rentable square footage of the Building, as determined in accordance with BOMA standards as set forth above, differs from the contemplated square footage set forth in this Section 1(b) by less than two percent (2%), then the rentable square footage of the Building shall be deemed to be 47,400 square feet. If the rentable square footage of the Building, as determined in accordance with BOMA standards as set forth above, differs from the contemplated square footage set forth in this Section 1(b) by more than two percent (2%), then this Lease shall be amended to reflect such difference and the Minimum Annual Rent shall be adjusted proportionately. The calculation of rentable square footage described above shall be subject to the reasonable verification of a certified architect engaged by Tenant and licensed to practice in the Commonwealth of Pennsylvania that is experienced in BOMA measurements (“Tenant’s BOMA Architect”) and shall be based on the standards and methods described herein. If Tenant’s BOMA Architect cannot verify the Base Building Architect’s calculation and gives Landlord written notice thereof within thirty (30) days after Tenant’s receipt of the Base Building Architect’s certification, then Tenant’s BOMA Architect and the Base Building Architect shall meet and cooperatively attempt to agree and confirm the rentable square footage of the Building. If such discussions do not result in an agreed upon rentable square footage of the Building within five (5) business days after the initiation of such discussions, but Tenant’s determination differs from Landlord’s by less than two percent (2%), Landlord’s determination shall control; if Tenant’s determination differs from Landlord’s by more than two percent (2%), then the final determination shall be made by an AIA licensed architect selected by Landlord and reasonably acceptable to Tenant, that has not been engaged by either Landlord or Tenant in the prior three (3) years (the “Independent Consultant”). The Independent Consultant, shall, within five (5) days thereafter, determine whether Landlord’s calculation or Tenant’s calculation shall control, using the standards and methods described above. The determination of the Independent Consultant shall be final and binding on all parties. Capitalized terms used in this Section 1(b) which are not otherwise defined shall have the meaning ascribed to them in Exhibit “E”.

(c)                                          Land: The parcel of land located within the Philadelphia Navy Yard at 351 Rouse Boulevard, Philadelphia, PA, as approximately depicted on the site plan attached hereto as Exhibit “A-1”.

(d)                                         Term: Fifteen (15) Lease Years (as defined below), commencing on the Commencement Date and ending on the last day of the one hundred eightieth (180th) full calendar month thereafter.

(e)                                          Commencement Date: The earlier of (i) the date on which Tenant commences business operations in any portion of the Premises for any of the permitted uses described in Section 1(q) below, or (ii) ten (10) days after the Delivery Date.

(f)                                           Delivery Date: The date on which Landlord provides written notice to Tenant’s representative in accordance with Article III of Exhibit “E” that the Landlord’s Work is Substantially Complete (as defined in Exhibit “E” attached hereto). To the extent that Substantial Completion of the Landlord’s Work is delayed due to Tenant Delay, then the Delivery Date shall be deemed to occur on the date on which Substantial Completion of the Landlord’s Work would have occurred but for the Tenant Delay, as reasonably determined by Landlord.

(g)                                  Anticipated Delivery Date: October 15, 2016. The Anticipated Delivery Date shall be extended by one (1) day for each day of Excusable Delay (as defined in Exhibit “E” attached hereto).

(h)                                 Outside Delivery Date: Sixty (60) days after the Anticipated Delivery Date. The Outside Delivery Date shall be extended by one (1) day for each day of Excusable Delay. If the Delivery Date does not occur by the Outside Delivery Date (as the same may be extended as set forth above), then as Tenant’s sole and exclusive remedy, Tenant shall be entitled to one day of abatement of Minimum Annual Rent for each day thereafter that the Delivery Date does not occur, up to a maximum of 120 days of abatement. If the Delivery Date does not occur by the date that is 120 days after the Outside Delivery Date (as the same may be extended as set forth above), then as Tenant’s sole and exclusive remedy, Tenant shall be entitled to two (2) days of abatement of Minimum Annual Rent for each day thereafter that the Delivery Date does not occur. The foregoing abatement shall be in addition to the Abated Rent and shall be applied to the Minimum Annual Rent next coming due following the application of the Abated Rent. If the Delivery Date does not occur by the date that is eighteen (18) months after the Outside Delivery Date, then Landlord or Tenant may terminate this Lease by delivering written notice thereof to the other party at any time thereafter but prior to the occurrence of the Delivery Date; provide, however, that if either party terminates this Lease as set forth in this Section 1(h) and the Delivery Date occurs within thirty (30) days after the effective date of such termination, such termination shall be void and this Lease shall continue in full force and effect in accordance with its terms.

(i)                                     Lab Space Delivery Date: The date on which Landlord provides written notice to Tenant’s representative in accordance with Article III of Exhibit “E” that the Lab Space has reached Lab Space Substantial Completion. To the extent that the Lab Space Delivery Date is delayed due to Tenant Delay, then the Lab Space Delivery Date shall be deemed to occur on the date on which the Lab Space Delivery Date would have occurred but for the Tenant Delay, as reasonably determined by Landlord. As used herein, “Lab Space Substantial Completion” means that (i) the roof of the Building serving the Lab Space is 100% complete, (ii) the concrete floor of the Lab Space is 100% complete and has achieved the floor flatness required under the Base Building Construction Documents (as defined in Exhibit “E”), (iii) the portion of the Building’s glass curtain wall serving the Lab Space is 100% complete, and (iv) Tenant and its contractors are provided with access to the Lab Space sufficient to undertake the Tenant Finish Work (as define in Exhibit “E”).

(j)                                    Anticipated Lab Space Delivery Date: July 5, 2016. The Anticipated Lab Space Delivery Date shall be extended by one (1) day for each day of Excusable Delay (as defined in Exhibit “E” attached hereto). The Anticipated Lab Space Delivery date is subject to the requirements that Tenant delivers the Tenant Improvement Schematic Design Documents on or before July 31, 2015 and the Tenant Improvement Design Development Documents on or before October 30, 2015 as required in Exhibit E. If Tenant fails to comply with the foregoing requirements, then each day of delay resulting therefrom shall be a Tenant Delay. Furthermore, the parties acknowledge that the selection of July 5, 2016 as the Anticipated Lab Space Delivery Date is based on the design of the Lab Space set forth in the Tenant Improvement Concept Documents attached as Schedule 5 to Exhibit “E”. If for any reason the size, layout or design of the Lab Space materially changes from that set forth in the Tenant Improvement Concept Documents, and such changes cause a delay in the date of Lab Space Substantial Completion, then the Anticipated Lab Space Delivery Date shall be extended by one (1) day for each day of such delay.

(k)                                 Outside Lab Space Delivery Date: Thirty (30) days after the Anticipated Lab Space Delivery Date. The Outside Lab Space Delivery Date shall be extended by one (1) day for each day of Excusable Delay. If the Lab Space Delivery Date does not occur by the Outside Lab Space Delivery Date (as the same may be extended as set forth above), then as Tenant’s sole and exclusive remedy, Tenant shall be entitled to one day of abatement of Minimum Annual Rent for each day thereafter that the Lab Space Delivery Date does not occur, up to a maximum of 120 days of abatement. If the Lab Space Delivery Date does not occur by the date that is 120 days after the Outside Lab Space Delivery Date (as the same may be extended as set forth above), then as Tenant’s sole and exclusive remedy, Tenant shall be entitled to two (2) days of abatement of Minimum Annual Rent for each day thereafter that the Lab Space Delivery Date does not occur. If there is concurrent delay in both the Outside Delivery Date and the Outside Lab Space Delivery Date, then during the period of such concurrence Tenant may select the remedy available either under Section 1(h) above or this Section 1(k), but not both.

(l)                                     Construction Commencement Date: The date on which (i) the surcharge material has been removed from the Land, (ii) Landlord has obtained all permits and licenses required for commencement of construction of the foundation for the Building, and (iii) Landlord’s general contractor has mobilized on the Land for the purpose of commencing and continuously prosecuting the construction of the Building. The Construction Commencement Date shall be extended by one (1) day for each day of Excusable Delay. If the Construction Commencement Date has not occurred by May 31, 2016, Tenant may terminate this Lease by delivering written notice thereof to Landlord at any time thereafter but prior to the occurrence of the Construction Commencement Date; provide, however, that if Tenant terminates this Lease as set forth in this Section 1(l) and the Construction Commencement Date occurs within thirty (30) days after the effective date of such termination, such termination shall be void and this Lease shall continue in full force and effect in accordance with its terms.

(m)                             Expiration Date: The last day of the Term.

(n)                                 Minimum Annual Rent: Payable in monthly installments as follows:

		Annual Minimum	Monthly Minimum
Lease Year	Per Square Foot	Rent	Rent

1	$33.90	$1,606,860.00	$133,905.00	*

2	$34.75	$1,647,031.50	$137,252.63

3	$35.62	$1,688,207.29	$140,683.94

4	$36.51	$1,730,412.47	$144,201.04

5	$37.42	$1,773,672.78	$147,806.07

6	$38.35	$1,818,014.60	$151,501.22

7	$39.31	$1,863,464.97	$155,288.75

8	$40.30	$1,910,051.59	$159,170.97

9	$41.30	$1,957,802.88	$163,150.24

10	$42.34	$2,006,747.95	$167,229.00

11	$43.39	$2,056,916.65	$171,409.72

12	$44.48	$2,108,339.57	$175,694.96

13	$45.59	$2,161,048.06	$180,087.34

14	$46.73	$2,215,074.26	$184,589.52

15	$47.90	$2,270,451.11	$189,204.26

* The foregoing notwithstanding Minimum Annual Rent, but not Operating Expense payments, shall be abated for the first three (3) months of the Term (the “Abated Rent”). Should this Lease or Tenant’s right to possess the Premises be terminated on account of a Tenant Event of Default, Landlord shall be entitled to recover from Tenant (in addition to all other rights and remedies available to Landlord) the unamortized portion of all Abated Rent.

(o)                                 Annual Operating Expenses: $306,204.00 for the initial Lease Year of the Term, payable in monthly installments of $25,517.00, subject to adjustment as provided in this Lease.

(p)                                 Tenant’s Share: 100% (also see Definitions)

(q)                                 Use: Medical laboratory, research and development, general office, and uses accessory thereto.

(r)                                    Security Deposit: $1,576,350.00 in the form of a letter of credit (or initially in the form of cash, as the case may be), subject to reduction in accordance with Section 26 below.

(s)                                   Addresses For Notices:

Landlord	L/S 351 Rouse Boulevard, LP	Tenant	Before the Commencement Date:
c/o Liberty Property Limited Partnership
	Eight Penn Center		Adaptimmune, LLC
	1628 John F. Kennedy Blvd., Suite 1100		Two Commerce Square, Suite 1700
	Philadelphia, PA 19103		2001 Market Street
	Attention: Senior Vice President/City Manager		Philadelphia, PA 19103
Attn: Chief Financial Officer

After the Commencement Date:
The Premises

(t)                                    Guarantor: Adaptimmune, Ltd.

(u)                                 Additional Defined Terms: See Rider 1 for the definitions of other capitalized terms.

(v)                                 Contents: The following are attached to and made a part of this Lease:

Rider 1:	Additional Definitions

Rider 2:	Maintenance and Repair Responsibilities

Exhibits:	“A-1” — Plan Showing the Land
“A-2” — Plan Showing Lab Space
“B” — Building Rules
“C” — Estoppel Certificate Form
“D” — Environmental Reports
“E” — Work Letter
“F” — Authorization For Automatic
Payments Form
“G” — Tenant’s Signage
“H”— Form of SNDA
“I” — Form of Guaranty

2.                                      Premises.

(a)                                 Landlord leases to Tenant and Tenant leases from Landlord the Premises. Subject to Landlord’s obligation to complete the Landlord’s Work in accordance with this Lease, Tenant accepts the Premises and Building “AS IS”, without relying on any representation, covenant or warranty by Landlord other than as expressly set forth in this Lease.

(b)                                 Landlord grants to Tenant the non-exclusive right and privilege to use, consistent with the Use, the exterior portions of the Property including, without limitation, the sidewalks, driveways, roadways, parking lot

(pursuant to Section 27 herein), loading docks, drop-off zones and land space (provided, however, that the use of the loading docks to the Building shall be exclusive to Tenant). Notwithstanding the foregoing, Landlord shall be permitted to grant rights of pedestrian and vehicular access and use on, over and across the sidewalks, driveways, parking fields and other exterior paved areas of the Property for the benefit of neighboring parcels of land including, without limitation, the right to permit utility companies and service providers to temporarily park trucks and equipment as necessary to access and service the electrical substation located adjacent to the Property; provided that the exercise of such rights does not materially and adversely impact or interfere with Tenant’s use and enjoyment of the Premises and the Property.

3.                                      Use. Tenant shall occupy and use the Premises only for the Use specified in Section 1(q) above. Tenant shall not permit any conduct or condition which may endanger, disturb or interfere (whether through noise, odor, vibration or otherwise) with the management of the Building. Except as otherwise set forth in this Lease or as may be approved from time to time by Landlord (such approval not to be unreasonably withheld, conditioned or delayed), Tenant shall not use or permit the use of any portion of the Property for outdoor storage or installations outside of the Premises. Tenant shall cause any exterior facilities to be screened from view in a manner reasonably acceptable to Landlord and the DRAC.

4.                                      Term; Possession. The Term of this Lease shall commence on the Commencement Date and shall end on the Expiration Date, unless sooner terminated in accordance with this Lease. Except as expressly set forth herein, Landlord shall not be liable for any loss or damage to Tenant resulting from any delay in delivering possession.

5.                                      Rent; Taxes. Tenant agrees to pay to Landlord, without demand, deduction or offset, Minimum Annual Rent and Annual Operating Expenses for the Term. Tenant shall pay the Monthly Rent, in advance, on the first day of each calendar month during the Term to an account designated by Landlord. At Tenant’s option, payments of Rent may be made via ACH transfer via the Authorization For Automatic Payments form attached as Exhibit “F”. In addition, the Monthly Rent for the first full month shall be paid on the Lab Space Delivery Date. If the Commencement Date is not the first day of the month, the Monthly Rent for that partial month shall be apportioned on a per diem basis at a daily rate equal to the Monthly Rent for the first month of the Term multiplied by a fraction, the numerator of which is one (1) and the denominator of which is the number of days in the calendar month in which the Commencement Date occurs, and such amount shall be paid on or before the Commencement Date. Tenant shall pay Landlord a service and handling charge equal to 5% of any Rent not paid within five (5) business days after the date due. In addition, any Rent, including such charge, not paid within five (5) business days after the due date will bear interest at the Interest Rate from the date due to the date paid. The foregoing late charge and late interest, however, shall not apply to the first late payment in any Lease Year so long as Tenant cures the default within five (5) business days following the date of Landlord’s written notice. Tenant shall pay before delinquent all taxes or other charges levied or assessed upon, measured by, or arising from: (a) the conduct of Tenant’s business; (b) Tenant’s leasehold estate; or (c) Tenant’s property. Additionally, Tenant shall pay to Landlord all sales, use, transaction privilege, or other excise tax that may at any time be levied or imposed upon, or measured by, any amount payable by Tenant under this Lease. In no event will Landlord apply a mark-up on any tax levied upon Landlord or Tenant.

6.                                      Operating Expenses.

(a)                                 The amount of the Annual Operating Expenses set forth in Section 1(o) above represents Landlord’s current good faith estimation of Tenant’s Share of the estimated Operating Expenses for the calendar year in which the Term commences (excluding the cost of janitorial service to the Premises), which amount will be confirmed or adjusted by Landlord as necessary prior to the Commencement Date. Furthermore, Landlord may adjust such amount from time to time after the Commencement Date if the estimated Annual Operating Expenses increase or decrease; Landlord may also invoice Tenant separately from time to time (but not more than once in any calendar year) for Tenant’s Share of any extraordinary or unanticipated Operating Expenses, and Tenant shall have a period of not less than thirty (30) days within which to pay such extraordinary or unanticipated Operating Expenses. By April 30th of each year (and as soon as practical after the expiration or termination of this Lease or, at Landlord’s option, after a sale of the Property), Landlord shall provide Tenant with an itemized statement of Operating Expenses for the preceding calendar year or part thereof (the “Landlord’s Statement”). Within thirty (30) days after delivery of the Landlord’s Statement to Tenant, Landlord or Tenant shall pay to the other the amount of any overpayment or deficiency then due from one to the other or, at Landlord’s option, Landlord may credit Tenant’s account for any overpayment. Landlord’s and Tenant’s obligation to pay any overpayment or deficiency due the other pursuant to this Section shall survive the expiration or termination of this Lease. Notwithstanding any other provision of this Lease to the contrary, Landlord may, in its reasonable discretion, determine front time to time the method of computing and allocating Operating Expenses in accordance with generally accepted accounting principles. Furthermore, if the Building, the Land, the Property, or any part thereof, is part of a larger complex owned or managed by Landlord or its affiliate, Landlord may allocate Operating Expenses to various components thereof, on an equitable basis or as required by any applicable reciprocal easement agreement or common interest association agreement.

(b)                                 So long as no Event of Default has occurred and is continuing, Tenant, or its representative, shall have the right, at Tenant’s sole cost and expense, to inspect Landlord’s books and records relating to the then-current Landlord’s Statement for the purpose of verifying the information contained therein (the “Tenant Audit”); provided that (i) Tenant shall have sent notice to Landlord, in writing, no later than ninety (90) days after Tenant’s receipt of the Landlord’s Statement to be verified, of its desire to conduct the Tenant Audit (the “Audit Notice”), and (ii) Tenant has paid all amounts due under the Landlord’s Statement in full. The Tenant Audit shall be conducted by Tenant’s employees, an audit firm staffed with a certified public accountant, or an independent firm of certified public accountants of national standing. None of the foregoing shall be compensated by Tenant on a contingency fee basis. If conducted within the offices of Landlord or it Affiliate, the audit shall occur during Ordinary Business Hours at, at Landlord’s election, either (i) the home office of Liberty Property Trust in Malvern, Pennsylvania, (ii) the regional office of Liberty Property Trust in Philadelphia, Pennsylvania, or (iii) if Landlord is no longer an Affiliate of Liberty Property Trust, the office where Landlord maintains its books and records. Alternatively, Landlord may elect to deliver copies of the relevant books and records to Tenant by courier or overnight mail at Tenant’s notice address set forth in Section 1(s) of this Lease or such other address as Tenant may designate to Landlord in writing. The Tenant Audit shall commence by no later than fourteen (14) days after Landlord’s receipt of the Audit Notice, and shall be completed within forty-five (45) days after such commencement (subject to any delays arising from Landlord’s failure to make Landlord’s books and records available to Tenant or Tenant’s representative). A copy of the results of the Tenant Audit shall be delivered to Landlord within thirty (30) days after the completion of the Tenant Audit. If Tenant fails to timely deliver its Audit Notice, or the results of the Tenant Audit are not timely delivered to Landlord in accordance with this Section 6(b), or Tenant fails to follow any of the procedures set forth in this Section, such Landlord’s Statement shall be deemed to have been approved and accepted by Tenant as correct. The Tenant Audit shall be limited strictly to those items in the then-current Landlord’s Statement, and Tenant shall not be entitled to inspect any of Landlord’s books and records that apply to any prior Landlord’s Statement, except as follows: If the Tenant Audit uncovers errors or misstatements in Landlord’s books and records resulting in an overstatement of Annual Operating Expenses, Tenant shall also have the right to perform a Tenant Audit with respect to the Landlord’s Statements delivered by Landlord for the three (3) year period immediately prior to the calendar year which was the subject of the initial Tenant Audit (and, in such event, Tenant shall be allotted such additional time as may be reasonably be required in order to complete such additional Tenant Audits) solely with respect to the particular items of Operating Expenses that the initial Tenant Audit determined were overpaid. No subtenant has any right to conduct a Tenant Audit and no assignee shall conduct a Tenant Audit for any period during which such assignee was not in possession of the Premises. Once having conducted a Tenant Audit with respect to a specific Landlord’s Statement, Tenant shall have no right to conduct another Tenant Audit of the same Landlord’s Statement. If an Event of Default by Tenant occurs at any time during the Tenant Audit, the Tenant Audit shall immediately cease. Tenant acknowledges and agrees that any records reviewed under this Section constitute confidential information of Landlord, which shall not be disclosed to anyone other than (A) the auditor, accountants, attorneys and other professionals engaged by Tenant and directly involved in the Tenant Audit, (B) the principals of Tenant who receive the results of the Tenant Audit, and (C) as otherwise may be required by law or to enforce the terms of this Lease. If, as a result of the Tenant Audit, it is ascertained that Tenant has overpaid its obligations and is due a credit for a preceding period, then Landlord shall either refund such amount to Tenant within sixty (60) days after the receipt of the results of Tenant’s Audit or credit the amount due against Tenant’s next installment(s) of estimated Operating Expense. Tenant will not have the right to terminate the Lease on account of an overpayment. If, as a result of the Tenant Audit, it is ascertained that Tenant has been underbilled for a preceding period, the amount of such underbilling shall be paid by Tenant to Landlord with Tenant’s next installment of estimated Operating Expenses. In the event that the Tenant Audit shows that Tenant has overpaid Operating Expenses with respect to the Landlord’s Statement in question by five percent (5%) or more, Landlord shall reimburse Tenant for the reasonable out-of-pocket costs incurred by Tenant with respect to the Tenant Audit. If Landlord disagrees with the result of any Tenant Audit, Landlord may submit such dispute for final resolution by a court of applicable jurisdiction, and the non-prevailing party in such litigation shall reimburse the prevailing party for it reasonable attorney fees and court costs associated with such proceeding. Neither the Tenant Audit nor any judicial proceeding in connection therewith shall relieve Tenant from the payment of all Rent (including Additional Rent) payable under this Lease during the pendency of such proceedings.

(c)                                  Tenant, at its own cost and expense, may, if it shall in good faith so desire, contest by appropriate proceedings, to obtain a reduction in the assessed valuation of the Premises for tax purposes, subject to the following conditions: (i) at the time of the contest, there shall be at least two (2) Lease Years remaining in the Term, (ii) Tenant shall first have requested in writing that Landlord undertake such contest and Landlord shall have refused or failed to do so within sixty (60) days following such request from Tenant, (iii) Tenant shall, at the time of such request, be leasing the entire Building, (iv) Tenant shall provide to Landlord, in writing, the basis on which Tenant proposes to contest such Taxes or assessment, including if relevant the appraised valuation of the applicable tax parcel determined by Tenant’s consultant, and (v) Tenant shall undertake all measures necessary to prevent the lien of any taxing authority from being perfected or foreclosed by reason of Tenant’s contest including, without limitation, where required, paying all disputed taxes, placing such amounts in escrow or bonding over such lien. Landlord agrees, at the request of Tenant, to join with Tenant at Tenant’s expense in said proceedings and Landlord agrees to sign and deliver such papers and instruments as may be reasonably necessary to prosecute such proceedings. If such contest shall result in any decrease or refund of Taxes for which Tenant has been charged hereunder, Landlord shall promptly reimburse to Tenant its proportionate amount of such decrease or refund.

7.                                      Utilities. Tenant shall pay for water, storm water, sewer, gas, electricity, heat, power, telephone, telecommunications, data and other communication services and any other utilities supplied to the Premises. Except to the extent Landlord elects to provide any such services and invoice Tenant for the cost or include the cost in Operating Expenses, Tenant shall obtain service in its own name and timely pay all charges directly to the provider. Except as expressly set forth in this Lease, Landlord shall not be responsible or liable for any interruption in such services, nor shall such interruption affect the continuation or validity of this Lease. Any wiring, cabling or other equipment necessary to connect Tenant’s telecommunications equipment shall be Tenant’s responsibility, and shall be installed in a manner approved by Landlord. In the event Landlord elects to provide any such utility service and invoice Tenant for the cost thereof, such utilities shall be separately submetered and Tenant’s costs for such utilities shall not exceed the rate payable by Landlord to the utility provider. If Tenant desires base building HVAC service at any time other than from 7:00 A.M. to 7:00 P.M. Monday through Friday, and from 8:00 A.M. to 12:00 Noon on Saturday (“After-Hours HVAC Service”), Tenant may obtain same by providing Landlord with twenty-four (24) hours prior telephonic notice thereof. The charge for such After-Hours HVAC Service shall be $13.94 per hour.

8                                         Insurance; Waivers; indemnification.

(a)                                 Landlord shall maintain insurance against loss or damage to the Building or the Property with coverage for perils as set forth under the “Causes of Loss-Special Form” or equivalent property insurance policy in an amount equal to the full insurable replacement cost of the Building (excluding coverage of Tenant’s personal property and any Alterations by Tenant), and such other insurance, including rent loss coverage, as Landlord may reasonably deem appropriate or as any Mortgagee may require.

(b)                                 Tenant, at its expense, shall keep in effect commercial general liability insurance, including blanket contractual liability insurance, covering Tenant’s use of the Property, with limits of liability of not less than a $1,000,000 combined single limit with a $5,000,000 general aggregate limit (which general aggregate limit may be satisfied by an umbrella liability policy) for bodily injury or property damage; however, such limits shall not limit Tenant’s liability hereunder. Landlord may require reasonable changes to the required insurance coverages and limits of liability where such changes reflect newly developed market standards for the geographic area where the Premises is located, but not more frequently than once every three (3) years. The policy shall name Landlord, Liberty Property Trust and any other associated or affiliated entity as their interests may appear and at Landlord’s request, any Mortgagee(s), as additional insureds, shall be written on an “occurrence” basis and not on a “claims made” basis and shall be endorsed to provide that it is primary to and not contributory to any policies carried by Landlord. Tenant’s policy shall provide that it shall not be cancelable or reduced without at least thirty (30) days prior notice to Landlord; provided, however, that if such an endorsement is not reasonably available with respect to such policy, Tenant hereby agrees to provide Landlord with written notice at least thirty (30) days prior to the cancellation or modification of the insurance required to be carried by Tenant hereunder. The insurer shall be authorized to issue such insurance, licensed to do business and admitted in the state in which the Property is located and rated at least A VII in the most current edition of Best’s Insurance Reports. Tenant shall deliver to Landlord on or before the Commencement Date or any earlier date on which Tenant accesses the Premises, and at least 30 days prior to the date of each policy renewal, a certificate of insurance evidencing such coverage.

(c)                                  Landlord and Tenant each waive, and release each other from and against, all claims for recovery against the other for any loss or damage to the property of such party arising out of fire or other casualty coverable by a standard “Causes of Loss-Special Form” property insurance policy with, in the case of Tenant, such endorsements and additional coverages as are considered good business practice in Tenant’s business, even if such loss or damage shall be brought about by the fault or negligence of the other party or its Agents; provided, however, such waiver by Landlord shall not be effective with respect to Tenant’s liability described in Section 10(d) below. This waiver and release is effective regardless of whether the releasing party actually maintains the insurance described above in this subsection and is not limited to the amount of insurance actually carried, or to the actual proceeds received after a loss. Each party shall have its insurance company that issues its property coverage waive any rights of subrogation, and shall have the insurance company include an endorsement acknowledging this waiver, if necessary. Tenant assumes all risk of damage to the property of (i) Tenant, or Tenant’s Agents in or about the Premises or Property, and (ii) any other person whose property is used, leased or stored by Tenant in or about the Premises or Property, including in each case any loss or damage caused by water leakage, fire, windstorm, explosion, theft, act of any other tenant, or other cause.

(d)                                 Tenant shall not be permitted to satisfy any of its insurance obligations set forth in this Lease through any self-insurance or self-insured retention in excess of $25,000.00.

(e)                                  Subject to subsection 8(c) above, and except to the extent caused by the gross negligence or willful misconduct of Landlord or its Agents (subject, however, to the next sentence of this subsection 8(e)), Tenant will indemnify, defend, and hold harmless Landlord and its Agents from and against any and all claims, actions, damages, liability and expense (including reasonable fees of attorneys, investigators and experts) which may be asserted against, imposed upon, or incurred by Landlord or its Agents to the extent arising out of or in connection with loss of life, personal injury or damage to property in or about the Premises or arising out of the occupancy or use of the Property by Tenant or its Agents or occasioned wholly or in part by any act or omission (where there is a corresponding obligation to act) of Tenant or its Agents, whether prior to, during or after the Term. Without limiting the generality of the foregoing, this indemnity provision is expressly intended to waive the statutory immunity afforded to Tenant as an employer pursuant to Section 481(b) of the Pennsylvania Workers’ Compensation Act, 77 P.S. 481(b), and to permit Landlord and its Agents to seek contribution, defense and/or indemnity from Tenant in the event that Landlord or any Agent of Landlord is sued (or any other claim against such party is made) by an employee of Tenant or anyone claiming by, through or under an employee of Tenant, including, without limitation, in connection with any negligence or condition, caused or created, in whole or in part, by any Landlord Party. Tenant’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

(f)                                   Subject to subsection 8(c) above, and except to the extent caused by the negligence or willful misconduct of Tenant or its Agents, Landlord will indemnify, defend, and hold harmless Tenant and its Agents from and against any and all claims, actions, damages, liability and expense (including reasonable fees of attorneys, investigators and experts) which may be asserted against, imposed upon, or incurred by Tenant or its Agents to the extent arising out of or in connection with loss of life, personal injury or damage to property in or about the Property and occasioned wholly or in part by the negligence or willful misconduct of Landlord or its Agents, whether prior to, during or after the Term. Landlord’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

9                                         Maintenance and Repairs. Maintenance obligations, and the responsibility for payment associated with the performance of such Maintenance, shall be allocated between Landlord and Tenant in accordance with Rider 2.

10                                  Compliance.

(a)                                 Without in any way limiting the obligation of Landlord to construct the Landlord’s Work in accordance with Exhibit “E”, from the Effective Date and throughout the Term Tenant will, at its expense, promptly comply with all Laws now or subsequently pertaining to the Premises or Tenant’s use or occupancy of the Premises, and shall obtain and maintain all governmental approvals and permits required therefor. Tenant will pay any taxes or other charges by any authority on Tenant’s property or trade fixtures or relating to Tenant’s use of the Premises. Landlord shall design and construct the Landlord’s Work in accordance with the terms of the ADA in effect on the Effective Date of this Lease so as to accommodate Tenant’s permitted use described in Section 1(q) above. Neither Tenant nor its Agents shall use the Premises in any manner that under any Law would require Landlord to make any Alteration to or in the Building (without limiting the foregoing, Tenant shall not use the Premises in any manner that would cause the Premises or the Property to be deemed a “place of public accommodation” under the ADA if such use would require any such Alteration). Landlord represents, warrants and covenants that the Base Building Work (as defined in the Work Letter) shall be delivered on the Delivery Date in compliance with the ADA and all other Laws as in effect on the Effective Date of this Lease. If Tenant or its Agents shall use the Premises in any manner that under any Law would require Landlord to make any Alteration to or in the Premises or the Building, Tenant shall be solely responsible for the cost thereof. Tenant shall not permit the emission from the Premises of noxious odors, effluents, fumes, dust or ashes.

(b)                                 Tenant will comply, and will cause its Agents to comply, with the Building Rules. Landlord may adopt and Tenant shall comply with reasonable rules and regulations to promote energy efficiency, sustainability and environmental standards for the Property, as the same may be changed from time to time upon reasonable written notice to Tenant (provided that such rules and regulations shall not be arbitrarily enforced against Tenant). In the event that any provision set forth in such rules and regulations conflicts with any provision herein, the provisions of this Lease shall govern.

(c)                                  Tenant agrees not to do anything or fail to do anything which will increase the cost of Landlord’s insurance or which will prevent Landlord from procuring policies (including public liability) from companies and in a form reasonably satisfactory to Landlord. If any breach of the preceding sentence by Tenant causes the rate of fire or other insurance to be increased, Tenant shall pay the amount of such increase as additional Rent within thirty (30) days after being billed.

(d)                                 Tenant agrees that (i) no activity will be conducted on the Property that will use or produce any Hazardous Materials, except for activities which are part of the ordinary course of Tenant’s business and are conducted in accordance with all Environmental Laws (“Permitted Activities”); (ii) the Premises will not be used for storage of any Hazardous Materials, except for materials (including regulated medical and chemotherapeutic waste) used in the Permitted Activities which are properly labeled, contained and stored in a manner and location complying with all Environmental Laws; (iii) no portion of the Premises or Property will be used by Tenant or Tenant’s Agents for disposal of Hazardous Materials; (iv) Tenant will deliver to Landlord copies of all Material Safety Data Sheets prepared by manufacturers, importers or suppliers of any chemical; and (v) Tenant will immediately notify Landlord of any violation by Tenant or Tenant’s Agents of any Environmental Laws or the release or suspected release of Hazardous Materials in, under or about the Property, and Tenant shall immediately deliver to Landlord a copy of any notice, filing or permit sent or received by Tenant with respect to the foregoing. If at any time during or after the Term, any portion of the Property is found to be contaminated by Tenant or Tenant’s Agents or subject to conditions prohibited in this Lease caused by Tenant or Tenant’s Agents, Tenant will indemnify, defend and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, reasonable attorneys’ fees, damages and obligations of any nature arising from or as a result thereof, and Landlord shall have the right to direct remediation activities, all of which shall be performed at Tenant’s cost. Tenant’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

(e)                                  Landlord represents and warrants that, to Landlord’s knowledge on the Effective Date of this Lease and as of the Commencement Date, there are no Hazardous Materials present on the Premises or any other portion of the Property in violation of Environmental Laws, except as disclosed under the environmental reports listed on Exhibit “D” attached hereto. As used herein, “Landlord’s knowledge” and words of similar import means the actual knowledge of John S. Gattuso, Senior Vice President and Regional Director of Landlord on the Effective Date of this Lease and on the Commencement Date. Landlord represents to Tenant that John S. Gattuso is the person in Landlord’s organization most likely to have knowledge of the matters set forth in this Section 10(e). If John S. Gattuso is no longer an officer of Landlord on the Commencement Date, this Lease shall, at the request of Tenant, be amended to name a replacement officer most likely to have knowledge of the matters set forth in this Section 10(e).

11.                               Signs. Except as expressly set forth in this Section 11, Tenant shall not place any signs on the Property without the prior consent of Landlord (such consent not to be unreasonably withheld, conditioned or delayed), other than signs that are located wholly within the interior of the Premises and not visible from the exterior of the Premises. For the avoidance of doubt, Landlord’s consent shall not be deemed unreasonably withheld if Tenant’s proposed signage is not consistent in size, material, lighting or attachment details with other first-class buildings in the Philadelphia Navy Yard. Subject to compliance with Laws, Tenant shall have the right to exterior Building mounted signage and up to two (2) monument signs on the Property (the “Tenant Signage”). In connection with the foregoing, Landlord hereby approves the proposed Tenant Signage depicted on Exhibit “G”, attached hereto and made a part hereof. The location, size and design of any Tenant Signage shall be subject to approval by Landlord (not to be unreasonably withheld) and the Navy Yard Design Review Advisory Committee, and shall be subject to all applicable Laws. To the extent that Landlord or its affiliates are members of the Navy Yard Design Review Advisory Committee, Landlord and its affiliates, in such capacity, shall not unreasonably withhold, condition or delay their approval of the Tenant Signage. The design, fabrication, and installation of such Tenant Signage, as well as the cost to obtain all necessary permits and approvals therefor, shall be at Tenant’s sole cost (but may be reimbursed from the Tenant Improvement Allowance). Tenant shall maintain all signs installed by Tenant in first-class condition. Tenant shall remove its signs at the termination of this Lease, shall repair any resulting damage, and shall restore the Property to a condition such that the color and texture of the façde is aesthetically consistent and uniform in color and texture with the façde of the Building (i.e., no shadow or ghost of the sign is apparent to the casual observer).

12.                               Alterations. Except for non-structural Alterations or Major Repairs that, in either instance, (i) do not exceed $50,000 per project, (ii) are not visible from the exterior of the Premises, (iii) do not affect any Building System or the structural strength of the Building, (iv) do not require penetrations into the floor, structural ceiling or structural walls, and (v) do not require work within the structural walls, below the floor or above the structural ceiling, Tenant shall not make or permit any Alterations or Major Repairs in or to the Premises without first obtaining Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. With respect to any Alterations or Major Repairs made by or on behalf of Tenant (whether or not the Alteration or Major Repair requires Landlord’s consent): (A) not less than ten (10) days prior to commencing any Alteration or Major Repair, Tenant shall deliver to Landlord the plans, specifications and necessary permits for the Alteration or Major Repair, together with certificates evidencing that Tenant’s contractors and subcontractors have adequate insurance coverage naming Landlord, Liberty Property Trust and any other associated or affiliated entity as their interests may appear as additional insureds, (B) Tenant shall obtain Landlord’s prior written approval of any contractor or subcontractor, such approval not to be unreasonably withheld, conditioned or delayed, (C) the Alteration or Major Repair shall be constructed with new materials, in a good and workmanlike manner, and in compliance with all Laws and the plans and specifications delivered to, and, if required above, approved by Landlord, (D) the Alteration or Major Repair shall be performed in accordance with Landlord’s reasonable requirements relating to sustainability and energy efficiency, (E) Tenant shall pay Landlord all reasonable third-party out-of-pocket costs and expenses in connection with Landlord’s review of Tenant’s plans and specifications, and of any supervision or inspection of the construction Landlord deems necessary, and (F) upon Landlord’s request Tenant shall, prior to commencing any Alteration or Major Repair, provide Landlord reasonable security against liens arising out of such construction. All labor utilized with respect to any Alteration or Major Repair shall be harmonious with other labor employed in the Philadelphia Navy Yard. Any Alteration by Tenant shall be the property of Tenant until the expiration or termination of this Lease; at that time without payment by Landlord the Alteration shall remain on the Property and become the property of Landlord unless Landlord gives written notice to Tenant to remove it, in which event Tenant will remove it and will repair any resulting damage caused by such removal. At Tenant’s request prior to Tenant making any Alterations, Landlord will notify Tenant whether Tenant is required to remove the Alterations at the expiration or termination of this Lease. Tenant may install its trade fixtures, furniture and equipment in the Premises, provided that the installation and removal of them will not affect any structural portion of the Property, any Building System or any other equipment or facilities serving the Building or any occupant. Tenant shall also have the right to install additional security devices and controls within the Building (subject to Landlord’s reasonable approval of Tenant’s plans and specifications related thereto), provided such security devices and controls does not restrict Landlord’s access to the Premises.

13.                               Mechanics’ Liens. Tenant promptly shall pay for any labor, services, materials, supplies or equipment furnished to Tenant in or about the Premises. Tenant shall keep the Premises and the Property free from any liens arising out of any labor, services, materials, supplies or equipment furnished or alleged to have been furnished to

Tenant. Tenant shall take all steps permitted by law in order to avoid the imposition of any such lien. Should any such lien or notice of such lien be filed against the Premises or the Property, Tenant shall discharge the same by bonding or otherwise within fifteen (15) days after Tenant has received written notice that the lien or claim is filed regardless of the validity of such lien or claim.

14.                               Landlord’s Right of Entry. Tenant shall permit Landlord and its Agents to enter the Premises at all reasonable times following reasonable notice (except in an emergency) to inspect, Maintain, or make Alterations to the Premises or Property, to install, Maintain and remove equipment, fixtures, plumbing, wiring and other improvements in and from the walls, floor, columns or ceiling of the Premises, to verify that Tenant is performing its Maintenance obligations in accordance with this Lease, to exhibit the Premises for the purpose of sale or financing, and, during the last twelve (12) months of the Term, to exhibit the Premises to any prospective tenant. Landlord will make reasonable efforts not to inconvenience Tenant in exercising such rights, but Landlord shall not be liable for any interference with Tenant’s occupancy resulting from Landlord’s entry. Tenant shall have the right to have a representative accompany Landlord and its Agents at any time that Landlord or its Agents are present on the Premises. Landlord acknowledges that Tenant is subject to the provisions of the Health Insurance Portability and Accountability Act of 1996 and related regulations (“HIPAA”) and that HIPAA requires Tenant to ensure the safety and confidentiality of patient medical records. Landlord further acknowledges that, in order for Tenant to comply with HIPAA, Tenant must restrict access to the portions of the Premises where patient medical records are kept or stored. Landlord hereby agrees that, notwithstanding the rights granted to Landlord pursuant to the Lease, Landlord or Landlord’s employees, agents, representatives, or contractors may not enter those areas of the Premises designated by Tenant in writing as locations where patient medical records are kept and/or stored unless Landlord is accompanied by an authorized representative of Tenant or unless an emergency situation exists. Furthermore, Tenant may designate limited portions of the Premises (where Tenant’s sensitive trade secrets and processes are located) as areas that Landlord may not enter without a Tenant representative present, except in an emergency.

15.                               Damage by Fire or Other Casualty. If the Property or any portion thereof shall be damaged or destroyed by fire or other casualty, Tenant shall promptly notify Landlord, and Landlord, subject to the conditions set forth in this Section, shall repair such damage and restore the Property to substantially the same condition which existed immediately prior to such damage or destruction, but not including the repair, restoration or replacement of the trade fixtures, equipment, or Alterations installed by or on behalf of Tenant. Landlord shall notify Tenant in writing, within thirty (30) days after the date of the casualty, if Landlord anticipates that the restoration will take more than one (1) year from the date of the casualty to complete and Tenant is prevented from conducting its ordinary business operations in a material portion of the Premises due to such damage; then in such event either Landlord or Tenant (unless the damage was caused by the negligence or willful misconduct of Tenant, Tenant’s Agents or any of Tenant’s Permitted Users) may terminate this Lease effective as of the date of casualty by giving written notice to the other within fifteen (15) business days after Landlord’s notice. If a casualty costing in excess of $5,000,000 to repair occurs during the last twenty-four (24) months of the Term, Landlord may terminate this Lease unless Tenant exercises any available extension option within ten (10) days after receiving Landlord’s notice of termination. In addition, if a casualty occurs during the last twelve (12) months of the Term that will take four (4) months or more to repair (in Landlord’s reasonable judgment), Landlord or Tenant may terminate this Lease by providing written notice thereof to the other party, provided that Landlord may not terminate this Lease if Tenant exercises any available extension option within fifteen (15) business days after receiving Landlord’s notice of termination. Landlord may terminate this Lease if the loss is not covered by the insurance required to be maintained by Landlord under this Lease. Tenant will receive an abatement of Minimum Annual Rent and Annual Operating Expenses to the extent the Premises are rendered untenantable as a result of the casualty.

16.                               Condemnation. If (a) all of the Premises are Taken, (b) any part of the Premises is Taken and the remainder is insufficient in Landlord’s or Tenant’s reasonable opinion for the reasonable operation of Tenant’s business, or (c) any of the Property is Taken, and, in Landlord’s reasonable opinion, it would be impractical or the condemnation proceeds are insufficient to restore the remainder, then this Lease shall terminate as of the date the condemning authority takes possession. If this Lease is not terminated, Landlord shall restore the Building to a condition as near as reasonably possible to the condition prior to the Taking, the Minimum Annual Rent shall be abated for the period of time all or a part of the Premises is untenantable in proportion to the square foot area untenantable, and this Lease shall be amended appropriately. The compensation awarded for a Taking shall belong to Landlord. Except for any moving or relocation benefits or any awards allocable to Tenant’s trade fixtures, equipment or Alterations to which Tenant may be entitled, Tenant hereby assigns all claims against the condemning authority to Landlord, including, but not limited to, any claim relating to Tenant’s leasehold estate.

17.                               Quiet Enjoyment. Landlord covenants that Tenant, upon performing all of its covenants, agreements and conditions of this Lease, shall have quiet and peaceful possession of the Premises as against anyone claiming by or through Landlord, subject, however, to the terms of this Lease.

18                                  Assignment and Subletting.

(a)                                 Except as provided in Section 18(b) below, Tenant shall not enter into nor permit any Transfer voluntarily or by operation of law, without the prior consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Without limitation, Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld if (i) the business, business reputation or creditworthiness of the proposed transferee is unacceptable to Landlord, (ii) in the case of a sublease, the minimum annual rent being charged by Tenant to the subtenant for the sublease term is not less than 95% of the Minimum Annual Rent under this Lease for the corresponding term, or (iii) Tenant is in default under this Lease or any act or omission has occurred which would constitute a default with the giving of notice and/or the passage of time. A consent to one Transfer shall not be deemed to be a consent to any subsequent Transfer. In no event shall any Transfer relieve Tenant from any obligation under this Lease. Landlord’s acceptance of Rent from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer. Any Transfer not in conformity with this Section 18 shall be void at the option of Landlord.

(b)                                 Landlord’s consent shall not be required in the event of any Transfer by Tenant to a Permitted Transferee. Tenant shall also be permitted, without Landlord’s prior consent, to enter into sublease or license agreements with Permitted Users for portions of the Premises, provided that for all Permitted Users that are not wholly owned subsidiaries of Adaptimmune, Ltd. (or the employees thereof), the space allocated to such Permitted Users shall not to exceed 8,000 square feet in the aggregate. For the avoidance of doubt, there shall be no square footage limitation on the space that may be subleased or licensed to Permitted Users that are wholly owned subsidiaries of Adaptimmune, Ltd. or the employees thereof. All Permitted Users shall provide Landlord with certificates of insurance demonstrating that the Permitted Users carry the forms and amounts of insurance required to be carried by Tenant pursuant to Section 8(b) and including Landlord and the parties identified in Section 8(b) as additional insureds thereunder. The waiver of subrogation set forth in Section 8(e) shall be binding on Permitted Users and other subtenants and licensees of Tenant, and Landlord’s waiver and release of claims shall inure to the benefit of such Permitted Users and other subtenants and licensees of Tenant.

(c)                                  The provisions of subsection 18(a) above notwithstanding, if Tenant proposes to Transfer all of the Premises (other than to a Permitted Transferee), Landlord may terminate this Lease, either conditioned on execution of a new lease between Landlord and the proposed transferee or without that condition. If this Lease is not so terminated, then except with respect to a Transfer described in Section 18(b) above, Tenant shall pay to Landlord, within seven (7) business days after receipt, fifty percent (50%) of the excess of (i) all compensation received by Tenant for the Transfer (net of Tenant’s costs and expenses in connection with such Transfer) over (ii) the Rent allocable to the Premises transferred.

(d)                                 If Tenant requests Landlord’s consent to a Transfer, Tenant shall provide Landlord, at least fifteen (15) days prior to the proposed Transfer, current financial statements of the transferee certified by an executive officer of the transferee, a complete copy of the proposed Transfer documents, and any other information Landlord reasonably requests. Immediately following any approved assignment or sublease, Tenant shall deliver to Landlord an assumption agreement or a sublease (as applicable) reasonably acceptable to Landlord executed by Tenant and the transferee, together with a certificate of insurance evidencing the transferee’s compliance with the insurance requirements of Tenant under this Lease. Tenant agrees to reimburse Landlord for reasonable administrative and attorneys’ fees in connection with the processing and documentation of any Transfer for which Landlord’s consent is requested (such reimbursement not to exceed $1,500 in the aggregate per consent request.

19                                  Subordination; Mortgagee’s Rights.

(a)                                 Tenant accepts this Lease subject and subordinate to any Mortgage now or in the future affecting the Premises, provided that Tenant’s right of possession of the Premises shall not be disturbed by the Mortgagee so long as Tenant is not in default under this Lease beyond applicable notice and cure periods. This clause shall be self-operative, but within ten (10) Business days after request, Tenant shall execute and deliver any further instruments confirming the subordination of this Lease and any further instruments of attornment that the Mortgagee may reasonably request. However, any Mortgagee may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by giving notice to Tenant, and this Lease shall then be deemed prior to such Mortgage without regard to their respective dates of execution and delivery; provided that such subordination shall not affect any Mortgagee’s rights with respect to condemnation awards, casualty insurance proceeds, intervening liens or any right which shall arise between the recording of such Mortgage and the execution of this Lease.

(b)                                 No Mortgagee shall be (i) liable for any act or omission of a prior landlord, (ii) subject to any rental offsets or defenses against a prior landlord, (iii) bound by any amendment of this Lease made without its written consent (to the extent Tenant, was provided with the name and address of such Mortgagee prior to its execution of such amendment), or (iv) bound by payment of Monthly Rent more than one month in advance or liable for any other funds paid by Tenant to Landlord unless such funds actually have been transferred to the Mortgagee by Landlord.

(c)                                  The provisions of Sections 15 and 16 above notwithstanding, Landlord’s obligation to restore the Premises after a casualty or condemnation shall be subject to the consent and prior rights of any Mortgagee.

(d)                                 Landlord shall obtain from its existing Mortgagee a subordination, non-disturbance and attornment agreement (“SNDA”) in the form of Exhibit “H” attached hereto. Landlord shall use commercially reasonable efforts to obtain an SNDA from any subsequent Mortgagee (in such Mortgagee’s customary form) providing that Tenant’s right of possession of the Premises in accordance with the express terms of this Lease shall not be disturbed by the Mortgagee (or any third party purchaser in the event of foreclosure or deed in lieu thereof) so long as Tenant is not in default under this Lease beyond all applicable notice and cure periods.

20                                  Estoppel Certificate; Financial Information. Within ten (10) business days after Landlord’s request from time to time, (a) Tenant shall execute, acknowledge and deliver to Landlord, for the benefit of Landlord, Mortgagee, any prospective Mortgagee, and any prospective purchaser of Landlord’s interest in the Property, an estoppel certificate in the form of attached Exhibit “C” (or other form reasonably requested by Landlord), modified as necessary to accurately state the facts represented, and (b) to the extent required in connection with a proposed financing, refinancing, sale or Transfer of this Lease, Tenant shall furnish to Landlord, Landlord’s Mortgagee, prospective Mortgagee and/or prospective purchaser reasonably requested financial information; provided, however, that such financial information shall not be requested more than once in any twelve (12) month period except during the continuance of an Event of Default or in connection with a Transfer of this Lease. Landlord agrees to keep any private financial information provided to it by Tenant confidential (except for disclosure to the parties listed in clause (b) above), and any Mortgagee, prospective Mortgagee and/or prospective purchaser with which Landlord shares such information shall be informed by Landlord of the obligation to keep such information confidential. Within ten (10) business days after Tenant’s request from time to time, Landlord shall execute, acknowledge and deliver to Tenant, for the benefit of Tenant, Tenant’s lenders and investors and any prospective acquirer or partner of Tenant, an estoppel certificate requested by Tenant and in form and substance reasonably acceptable to Landlord.

21.                               Surrender.

(a)                                 On the date on which this Lease expires or terminates, Tenant shall return possession of the Premises to Landlord in good condition, except for ordinary wear and tear, and except for casualty damage or other conditions that Tenant is not required to remedy under this Lease. Prior to the expiration or termination of this Lease, and subject to Section 12 above and the remainder of this Section 21(a), Tenant shall remove from the Property all free standing furniture, trade fixtures, equipment and trade specific improvements relating to Tenant’s business, wiring and cabling (unless Landlord directs Tenant otherwise), and all other personal property installed by Tenant or its assignees or subtenants. For purposes hereof, to the extent that any piping, utilities or other services installed by or on behalf of Tenant in connection with Tenant’s specialized business processes (“Process Facilities”)

is to be removed hereunder, such removal may be satisfied by removing such Process Facilities from the walls, ceiling and floor of the Premises and cutting and capping the Process Facilities flush to the grade-level structural slab of the Building, Tenant shall repair any damage resulting from such removal and shall restore the Property to good order and condition. Tenant shall not be required to remove the improvements constructed as part of the Tenant Improvement Work (as defined in the Work Letter), but Tenant shall be required to remove the improvements constructed as part of the Tenant Finish Work (as defined in the Work Letter) unless Landlord requests that Tenant leave such improvements in place at the time Landlord approves the Tenant Finish Work, Any of Tenant’s personal property not removed as required shall be deemed abandoned, and Landlord, at Tenant’s expense, may remove, store, sell or otherwise dispose of or recycle such property in such manner as Landlord may see fit and/or Landlord may retain such property or sale proceeds as its property. If Tenant does not return possession of the Premises to Landlord in the condition required under this Lease, Tenant shall pay Landlord all resulting damages Landlord may suffer.

(b)                                 If Tenant remains in possession of the Premises after the expiration or termination of this Lease, Tenant’s occupancy of the Premises shall be that of a tenancy at will. Tenant’s occupancy during any holdover period shall otherwise be subject to the provisions of this Lease (unless clearly inapplicable), except that the Monthly Rent for the holdover shall be 150% of the Monthly Rent payable for the last full month immediately preceding the holdover. No holdover or payment by Tenant after the expiration or termination of this Lease shall operate to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. Any provision in this Lease to the contrary notwithstanding, any holdover by Tenant shall constitute a default on the part of Tenant under this Lease entitling Landlord to exercise, without obligation to provide Tenant any notice or cure period, all of the remedies available to Landlord in the event of a Tenant default, and Tenant shall be liable for all damages, including consequential damages, that Landlord suffers as a result of the holdover; provided, however, that (i) Tenant shall not be liable for consequential damages arising due to the first three (3) months of the holdover, (ii) Landlord shall promptly inform Tenant if Landlord executes a lease for any portion of the Premises which could result in Tenant incurring consequential damages from holding over in the Premises, and (iii) provided that no Event of Default (other than the failure of Tenant to vacate the Premises) then exists, Landlord agrees not to execute any judgment obtained against Tenant for possession of the Premises until at least three (3) months after the holdover has commenced.

22.                               Defaults — Remedies.

(a)                                 It shall be an Event of Default:

(i)                                     If Tenant does not pay in full when due any and all Rent and, except as provided in Section 22(d) below, Tenant fails to cure such default on or before the date that is five (5) Business days after Landlord gives Tenant written notice of default;

(ii)                                  If Tenant enters into or permits any Transfer in violation of Section 18 above;

(iii)                               If Tenant fails to observe and perform or otherwise breaches any other provision of this Lease, and, except as provided in Section 22(d) below, Tenant fails to cure the default on or before the date that is fifteen (15) business days after Landlord gives Tenant written notice of default; provided, however, if the default cannot reasonably be cured within fifteen (15) business days following Landlord’s giving of written notice, Tenant shall be afforded additional reasonable time to cure the default if Tenant begins to cure the default within fifteen (15) business days following Landlord’s written notice and continues diligently in good faith to completely cure the default; or

(iv)                              If Tenant becomes insolvent or makes a general assignment for the benefit of creditors or offers a settlement to creditors, or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against Tenant, or a bill in equity or other proceeding for the appointment of a receiver for any of Tenant’s assets is commenced, or if any of the real or personal property of Tenant shall be levied upon; provided that any proceeding brought by anyone other than Tenant under any bankruptcy, insolvency, receivership or similar law shall not constitute an Event of Default until such proceeding has continued unstayed for more than sixty (60) consecutive days.

(b)                                 If an Event of Default occurs, Landlord shall have the following rights and remedies:

(i)                                     Landlord, without any obligation to do so, may elect to cure the default on behalf of Tenant, in which event Tenant shall reimburse Landlord upon written demand for any sums paid or costs incurred by Landlord (together with an administrative fee of 12% thereof) in curing the default, plus interest at the Interest Rate from the respective dates of Landlord’s incurring such costs, which sums and costs together with interest at the Interest Rate shall be deemed additional Rent;

(ii)                                  To enter and repossess the Premises, by breaking open locked doors if necessary, and remove all persons and all or any property, by action at law or otherwise, without being liable for prosecution or damages. Landlord may, at Landlord’s option, make Alterations and repairs in order to relet the Premises and relet all or any part(s) of the Premises for Tenant’s account. Tenant agrees to pay to Landlord on written demand any deficiency (taking into account all costs incurred by Landlord) that may arise by reason of such reletting. In the event of reletting without termination of this Lease, Landlord may at any time thereafter elect to terminate this Lease for such previous breach;

(iii)                               To sue for and collect (i) all past-due Rent and other sums due from Tenant to Landlord under this Lease, together with interest at the Interest Rate from the due date to the date of payment, (ii) the unamortized portion of all abated Rent, (iii) the unamortized portion of the Tenant Improvement Allowance, and (iv) the unamortized portion of any Broker’s commission or finder’s fee incurred by Landlord in connection with this Lease;

(iv)                              To receive from Tenant damages in an amount equal to the net present value of the sum of the Rent reserved under this Lease until the then-scheduled Expiration Date from which sum there shall be deducted the net present value of the Fair Market Rent for the Premises (as defined in the second sentence of Section 29(d) hereof, but net of the reasonable costs which would be reasonably incurred by Landlord in re-leasing the Premises, including without limitation, reasonable demolition and fit-out costs, a one-year tenantless transition period, brokerage commissions, legal fees and expenses). For purposes of this Section 22(b)(iv), net present value shall be determined by discounting future amounts at the rate of eight percent (8%) per annum; and

(v)                                 To terminate this Lease and the Term without any right on the part of Tenant to save the forfeiture by payment of any sum due or by other performance of any condition, term or covenant broken.

(c)                                  Intentionally Omitted.

(d)                                 Any provision to the contrary in this Section 22 notwithstanding, (i) Landlord shall not be required to give Tenant the notice and opportunity to cure provided in Section 22(a)(i) above more than twice in any consecutive 12-month period, and thereafter for a period of twenty-four (24) months Landlord may declare an Event of Default without affording Tenant any of the notice and cure rights provided under this Lease with respect to a default under Section 22(a)(i) above, and (ii) if Tenant fails to comply with its obligations under Sections 13, 20 or 26 of this Lease within the time periods set forth therein, Landlord may send a reminder notice requesting such compliance (which notice shall be in writing and state in all caps at the top of the notice: “NOTICE OF DEFAULT — IMMEDIATE ACTION REQUIRED — FAILURE TO COMPLY WITHIN TWO (2)BUSINESS DAYS FROM RECEIPT OF THIS REMINDER NOTICE MAY RESULT IN CERTAIN CONSEQUENCES INCLUDING DEFAULT AND OTHER RIGHTS AND REMEDIES )” and, in the event that Tenant fails to comply within two (2) business days after receipt of such reminder notice, Landlord may proceed to exercise its rights under this Section 22. Landlord shall not be required to give written notice before exercising its remedies described in Section22(b)(i) above in an emergency which represents a threat of imminent danger to persons or property.

(e)                                  No waiver by Landlord of any breach by Tenant shall be a waiver of any subsequent breach, nor shall any forbearance by Landlord to seek a remedy for any breach by Tenant be a waiver by Landlord of any rights and remedies with respect to such or any subsequent breach. Efforts by Landlord to mitigate the damages caused by Tenant’s default shall not constitute a waiver of Landlord’s right to recover damages hereunder. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the total amount due Landlord under this Lease shall be deemed to be other than on account, nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of Rent due, or Landlord’s right to pursue any other available remedy.

(f)                                   If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the other party attorneys’ fees, costs of suit, investigation expenses and discovery and other litigation costs, including costs of appeal.

(g)                                  Landlord and Tenant waive the right to a trial by jury in any action or proceeding based upon or related to, the subject matter of this Lease.

(h)                                 In no event shall Tenant be liable to Landlord for consequential, punitive or special damages under this Lease except in connection with Section 10(d) and/or Section 21(b) of this Lease.

(i)                                     Notwithstanding anything contained herein to the contrary, Landlord shall use commercially reasonable efforts to mitigate its damages hereunder, provided, however, under no circumstances shall Landlord be required to lease the Premises or any part thereof if (i) the proposed tenant is an existing tenant of Landlord or an Affiliate of Landlord, or (ii) the business, business reputation, or creditworthiness of the proposed tenant is unacceptable to Landlord, In no event shall Landlord be obligated to give preference to the re-leasing of the Premises in the event that Landlord or an Affiliate has comparable space for lease.

(j)                                    WHEN THIS LEASE AND THE TERM OR ANY EXTENSION THEREOF SHALL HAVE BEEN TERMINATED ON ACCOUNT OF ANY DEFAULT BY TENANT, OR WHEN THE TERM OR ANY EXTENSION THEREOF SHALL HAVE EXPIRED, TENANT HEREBY AUTHORIZES ANY ATTORNEY OF ANY COURT OF RECORD OF THE COMMONWEALTH OF PENNSYLVANIA TO APPEAR FOR TENANT AND FOR ANYONE CLAIMING BY, THROUGH OR UNDER TENANT AND TO CONFESS JUDGMENT AGAINST ALL SUCH PARTIES, AND IN FAVOR OF LANDLORD, IN EJECTMENT AND FOR THE RECOVERY OF POSSESSION OF THE PREMISES, FOR WHICH THIS LEASE OR A TRUE AND CORRECT COPY HEREOF SHALL BE GOOD AND SUFFICIENT WARRANT. AFTER THE ENTRY OF ANY SUCH JUDGMENT A WRIT OF POSSESSION MAY BE ISSUED THEREON WITHOUT FURTHER NOTICE TO TENANT AND WITHOUT A HEARING. IF FOR ANY REASON AFTER SUCH ACTION SHALL HAVE BEEN COMMENCED IT SHALL BE DETERMINED AND POSSESSION OF THE PREMISES REMAIN IN OR BE RESTORED TO TENANT, LANDLORD SHALL HAVE THE RIGHT FOR THE SAME DEFAULT AND UPON ANY SUBSEQUENT DEFAULT(S) OR UPON THE TERMINATION OF THIS LEASE OR TENANT’S RIGHT OF POSSESSION AS HEREIN SET FORTH, TO AGAIN CONFESS JUDGMENT AS HEREIN PROVIDED, FOR WHICH THIS LEASE OR A TRUE AND CORRECT COPY HEREOF SHALL BE GOOD AND SUFFICIENT WARRANT.

Initials on behalf of Tenant [ILLEGIBLE]

(k)                                 THE WARRANT TO CONFESS JUDGMENT SET FORTH ABOVE SHALL CONTINUE IN FULL FORCE AND EFFECT AND BE UNAFFECTED BY AMENDMENTS TO THIS LEASE OR OTHER AGREEMENTS BETWEEN LANDLORD AND TENANT EVEN IF ANY SUCH AMENDMENTS OR OTHER AGREEMENTS INCREASE TENANT’S OBLIGATIONS OR EXPAND THE SIZE OF THE PREMISES.

(l)                                     TENANT EXPRESSLY AND ABSOLUTELY KNOWINGLY WAIVES AND RELEASES ANY RIGHT, INCLUDING, WITHOUT LIMITATION, UNDER ANY APPLICABLE STATUTE, WHICH TENANT MAY HAVE TO RECEIVE A NOTICE TO QUIT PRIOR TO LANDLORD COMMENCING AN ACTION FOR REPOSSESSION OF THE PREMISES. FURTHERMORE, IN VIEW OF THE COMMERCIAL NATURE OF THE RELATIONSHIP BETWEEN LANDLORD AND TENANT, AND THE FACT THAT LANDLORD AND TENANT MAY HAVE ADVERSE INTERESTS, TENANT ACKNOWLEDGES THAT THERE IS NO EXPECTATION THAT LANDLORD SHALL HAVE ANY

DUTY UNDER ANY PROVISION OF CHAPTER 56 OF THE PENNSYLVANIA PROBATE, ESTATES AND FIDUCIARIES CODE (20 PA. C.S.A. § 5601, ET SEQ.) (INCLUDING, WITHOUT LIMITATION, 20 PA. C.S.A. § 5601.3(a)(1)) TO ACT IN THE BEST INTEREST OF THE TENANT, AND TENANT AGREES THAT LANDLORD SHALL HAVE NO SUCH DUTY.  FURTHER, TENANT HEREBY AGREES THAT ALL DUTIES OWED BY AN AGENT AS SPECIFIED UNDER 20 PA.C.S.A. § 5601.3(b) (AS THE TERM “AGENT” IS USED THEREIN) ARE KNOWINGLY AND IRREVOCABLY WAIVED WITH RESPECT TO LANDLORD.

Initials on behalf of Tenant [ILLEGIBLE]

23.                               Tenant’s Authority. Tenant represents and warrants to Landlord that: (a) Tenant is duty formed, validly existing and in good standing under the laws of the state under which Tenant is organized, and qualified to do business in the state in which the Property is located, and (b) the person(s) signing this Lease are duly authorized to execute and deliver this Lease on behalf of Tenant.

24.                               Liability of Landlord. The word “Landlord” in this Lease includes the Landlord executing this Lease as well as its successors and assigns, each of which shall have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this Lease as Landlord. Any such person or entity, whether or not named in this Lease, shall have no liability under this Lease after it ceases to hold title to the Premises except for obligations already accrued (and, as to any unapplied portion of Tenant’s Security Deposit, Landlord shall be relieved of all liability upon transfer of such portion to its successor in interest). Tenant shall look solely to Landlord’s successor in interest for the performance of the covenants and obligations of the Landlord hereunder which subsequently accrue. In no event shall Landlord be liable to Tenant for any loss of business or profits of Tenant or for consequential, punitive or special damages of any kind. Neither Landlord nor any principal of Landlord nor any owner of the Property, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease or the Premises; Tenant shall look solely to the equity of Landlord in the Property (including, without limitation, the sale and rental proceeds therefrom) for the satisfaction of any claim by Tenant against Landlord.

25.                               Notices. Any notice, consent or other communication expressly required to be given in writing under this Lease shall be in writing and addressed to Landlord or Tenant at their respective addresses specified in Section 1(s) above (or to such other address as either may designate by notice to the other) with a copy to any Mortgagee (if such Mortgagee is not an Affiliate of Landlord) or other party designated by Landlord in writing. Each such communication shall be deemed given if sent by prepaid overnight delivery service or by certified mail, return receipt requested, postage prepaid or in any other manner, with delivery in any case evidenced by a receipt, and shall be deemed to have been given on the day of actual delivery to the intended recipient or on the business day delivery is refused. The giving of notice by a party’s attorney under this Section shall be deemed to be the acts of such party.

26.                               Security Deposit

(a)                                 At the time of signing this Lease, Tenant shall deposit with Landlord the Security Deposit to be retained by Landlord as cash security for the faithful performance and observance by Tenant of the provisions of this Lease. Tenant shall not be entitled to any interest on the Security Deposit. Landlord shall have the right to commingle the Security Deposit with its other funds. Landlord may use the whole or any part of the Security Deposit for the payment of any amount as to which Tenant is in default (beyond applicable notice and cure periods) under this Lease or to compensate Landlord for any loss or damage to which Landlord is entitled pursuant to the terms of this Lease by reason of Tenant’s default under this Lease. If Landlord uses all or any portion of the Security Deposit as herein provided, within ten (10) days after written demand, Tenant shall pay Landlord cash in an amount equal to that portion of the Security Deposit used by Landlord.

(b)                                 On or before the date that is sixty (60) days after the Effective Date of this Lease, as additional security for the full and prompt performance by Tenant of the terms and covenants of this Lease, Tenant shall deliver to Landlord, an irrevocable standby letter of credit (an “LC”) for the benefit of Landlord and in form and substance reasonably acceptable to Landlord, in the sum of One Million Five Hundred Seventy-Two Thousand Two Hundred Fourteen and 20/100 Dollars ($1,572,214.20) (the “Security Deposit”). Such LC shall be issued by a bank reasonably acceptable to Landlord, having a banking office in Philadelphia, Pennsylvania, Washington, D.C., or

New York, New York. The LC shall be assignable without cost to Landlord and allow partial draws. In the event that the stated term of the LC is for a period which expires prior to the date which is sixty (60) days after the expiration of the Term, the LC shall provide that it will automatically renew or be replaced annually unless Landlord (i.e. the beneficiary under such LC) is notified in writing by the issuer at least thirty (30) days prior to the expiration date thereof that the LC will not be renewed or replaced. Within five (5) business days after Landlord receives the LC in accordance with this Section 26(b), Landlord shall return any unapplied balance of the cash Security Deposit to Tenant.

(c)                                          Landlord shall be entitled, without notice, to present the LC for payment (i) upon the occurrence and during the continuance of an Event of Default under this Lease (including any holdover), or (ii) if the term of the LC is to expire prior to the period specified above and Tenant does not cause the term to be extended, or a new LC issued (from a reasonably acceptable bank and in a form as specified above) at least thirty (30) days prior to such expiration. If for any reason the LC expires without being drawn by Landlord, Tenant shall immediately provide a cash security deposit or new LC to replace the expired LC. In the event the LC is presented for payment, Landlord may apply the proceeds on account of the Event of Default, to the cure of any Event of Default by Tenant under this Lease, or to compensate Landlord for any loss or damage it may suffer by reason of Tenant’s default under this Lease. If the LC has been converted into a cash Security Deposit or has been drawn upon, Tenant shall, upon written demand, restore any portion of the Security Deposit which may be applied by Landlord to the cure of any default by Tenant under this Lease. Notwithstanding the foregoing provisions of this Paragraph, to the extent that Landlord has not applied any portion of the Security Deposit on account of a default under this Lease, the remaining Security Deposit (after Tenant has made all payments to Landlord pursuant to the provisions of this Lease) shall be returned to Tenant promptly after the expiration of this Lease and the full performance of Tenant hereunder.

(d)                                         Provided that (v) no Event of Default then exists, (w) no default in the regularly scheduled payment of Rent then exists, (x) no other monetary default under this Lease then exists, provided that, subject to clause (y) of this Section 26(d), if such other monetary default exists and is cured prior to becoming an Event of Default, the scheduled reduction in the LC may occur upon the curing of such default, (y) Landlord has not, in good faith, issued a valid notice of default to Tenant under this Lease more than two (2) times in the immediately preceding twelve (12) month period, and (z) Tenant has a tangible net worth at the time of the reduction equal to or greater than its tangible net worth on the Effective Date of this Lease (as reasonably determined by Landlord), then the LC shall:

(i)                                             reduce to $1,418,147.26 on the 5th anniversary of the Commencement Date:

(ii)                                          reduce to $1,264,080.33 on the 6th anniversary of the Commencement Date;

(iii)                                       reduce to $1,110,013.39 on the 7th anniversary of the Commencement Date;

(iv)                                      reduce to $955,946.45 on the 8th anniversary of the Commencement Date;

(v)                                         reduce to $801,879.52 on the 9th anniversary of the Commencement Date;

(vi)                                      reduce to $647,812.58 on the 10th anniversary of the Commencement Date;

(vii)                                   reduce to $493,745.64 on the 11th anniversary of the Commencement Date;

(viii)                                reduce to $339,678.71 on the 12th anniversary of the Commencement Date;

(ix)                                      reduce to $185,611.77 on the 13th anniversary of the Commencement Date; and

(x)                                         not reduce below $185,611.77 for the remainder of the Term (including any extensions thereof).

If any of the conditions set forth above in this Section 26(d) are not satisfied on the date that a reduction in the LC is scheduled to occur (each a “Reduction Date”), then the scheduled reduction shall be deferred until such time as all outstanding conditions are satisfied. Once all such conditions are satisfied (1) the previously deferred reduction may lake place, (2) the Reduction Date of the next-to-occur reduction shall be deemed to be the first anniversary of the date on which the conditions were satisfied, and (3) the remaining Reduction Dates shall be deemed modified so that they occur on each successive one-year anniversary thereafter. For the avoidance of doubt, if any conditions remain unsatisfied for a period such that more than one Reduction Date is deferred, then upon the satisfaction of all such conditions only the first of such Reduction Dates shall occur and all subsequent Reduction Dates shall be adjusted as described above.

(e)                                  In the event of any sale, transfer or assignment of Landlord’s interest under this Lease, Landlord may transfer or assign the Security Deposit (whether in the form of cash or an LC) to the transferee and Landlord thereupon shall be released from all liability with respect to said Security Deposit. The LC shall, by its terms, be assignable by the beneficiary thereunder. Tenant shall cooperate with Landlord and Landlord’s transferee in causing the issuer of the LC to re-issue it with the transferee’s name as beneficiary, and Tenant shall be responsible for all fees charged by the issuing bank in connection with the transfer.

27.                               Parking. Landlord agrees that during the Term of this lease Tenant shall have the non-exclusive right to use Tenant’s Relative Share of the unreserved parking spaces on the surface parking fields serving the Building (as depicted in Exhibit A), as well as the non-exclusive use of all on-street parking generally available in the Philadelphia Navy Yard. As used herein, “Tenant’s Relative Share” means a fraction, expressed as a percentage, the numerator of which is the rentable square footage of the Premises, and the denominator of which is the aggregate rentable square footage of all buildings that share use of the surface parking field serving the Building. Notwithstanding the foregoing, Landlord acknowledges and agrees that Tenant’s Relative Share shall be not less than eighty-two (82) unreserved parking spaces on the surface parking fields serving the Building.

28                                  Landlord’s Work: Tenant Finish Work; Tenant Improvement Allowance. The Landlord’s Work and Tenant Finish Work shall be constructed in accordance with the provisions of Exhibit “E” attached hereto and made a part hereof. Landlord shall provide the Tenant Improvement Allowance to Tenant in accordance with the terms of Exhibit “E”.

29                                  Option to Extend. Provided that (i) an Event of Default by Tenant has not occurred more than two (2) times preceding the Expiration Date, (ii) Tenant or a Permitted Transferee is in occupancy of a material portion of the Premises, and (iii) no Event of Default then exists (either at the time of Tenant’s extension notice or as of the commencement of the applicable Extension Term), Tenant shall have the right and option to extend the Term for, at Tenant’s election, either one (1) period of ten (10) years (the “10 Year Extension Term”) or up to two (2) periods of five (5) years each (each, a “5 Year Extension Term”) (the 10 year Extension Term and each 5 Year Extension Term are referred to collectively, as context may require, as the “Extension Term”). Tenant may exercise the extension option(s) by giving Landlord prior written notice at least twelve (12) months in advance of the expiration of the then-current Term of Tenant’s election to extend the Term and identifying which Extension Term Tenant selects, it being agreed that time is of the essence. The Extension Term shall be under the same terms and conditions as provided in this Lease except as follows:

(a)                                 If Tenant exercises the ten (10) Year Extension Term, Tenant shall have no further extension options hereunder. If Tenant exercises option for the first five (5) Year Extension Term, Tenant may exercise the option for the second five (5) Year Extension Term in the manner set forth above, and after the exercise of the option for the second 5 Year Extension Term Tenant shall have no further extension options hereunder.

(b)                                 The Extension Term(s) shall begin on the day immediately following the then-current Expiration Date, and thereafter the Expiration Date shall be deemed to be (i) in the case of the ten (10) Year Extension Term, the tenth (10th) anniversary thereof, (ii) in the case of the first 5 Year Extension Term, the fifth (5th) anniversary thereof, and (iii) in the case of the second five (5) Year Extension Term, the fifth (5th) anniversary of the expiration of the first 5 Year Extension Term:

(c)                                  All references to the Term in this Lease shall be deemed to mean the Term as extended pursuant to this Section 29; and

(d)                                 The Minimum Annual Rent payable during each Extension Term shall be the “Fair Market Rent”. “Fair Market Rent,” as that phrase is used herein, shall mean annual rent (together with annual escalations thereof) in an amount which a landlord willing but not forced to lease and a tenant willing but not forced to rent would accept and pay for the Premises, or space similar to the Premises of the same quality located in the Philadelphia Navy Yard (the “Market Area”), taking into account all relevant economic factors including, but not limited to, the length of the Extension Term, the condition and location of the Premises and customary market concessions and allowances. For a period of fifteen (15) days following Landlord’s receipt of notice from Tenant exercising its option to extend the Term of this Lease pursuant to this Section 29, Landlord and Tenant shall attempt to negotiate a mutually acceptable determination of the Fair Market Rent for the Extension Term. If such negotiations have not resulted in a mutual agreement within such fifteen (15) day period, then at Tenant’s election either (A) Tenant may rescind its election to extend the Term, whereupon such election shall be void and the Lease shall expire by its terms at the end of the then-current Term, or (B) the Fair Market Rent shall be definitively determined by a binding arbitration procedure as set forth below. Tenant shall elect either option (A) or option (B) by delivering written notice thereof to Landlord within three (3) business days after the expiration of the fifteen (15) day period described above. If Tenant fails to deliver such written notice within such three (3) business day period, Tenant shall be deemed to have elected option (B) above. If Tenant elects, or is deemed to have elected, option (B) above, the parties shall proceed as follows:

(i)                                     Within ten (10) days following Tenant’s election, or deemed election, to arbitrate, Tenant and Landlord shall agree upon and appoint a single MAI certified appraiser, who shall have a minimum of ten (10) years’ experience in appraising commercial properties located in Center City Philadelphia and/or the Philadelphia Navy Yard (and if Landlord and Tenant cannot so agree, then such appraiser shall be appointed by the Executive Director (or comparable chief executive officer) of BOMA Philadelphia or its successor). Also within such ten (10) day period, Landlord and Tenant shall each notify the other (but not the appraiser) of its determination of the Fair Market Rent and the assumptions and rationale therefor. If the proffers of Fair Market Rent set forth in the parties’ submissions are within five percent (5%) of each other (such 5% variance to be measured from the average of the two numbers), then the Fair Market Rent shall be the average of the two proffers.

(ii)                                  If Fair Market Rent is not determined pursuant to the last sentence of clause (i) above, then within seven (7) days after the last submission is made by Landlord or Tenant under the preceding clause (i), both Landlord and Tenant shall prepare a written critique of the other’s determination and shall deliver it to the other party and the appraiser.

(iii)                               On or before the tenth (10th) day following delivery of the last of the critiques under clause (ii), above, the appraiser shall decide (within ten (10) days after receipt thereof) which of Landlord’s or Tenant’s determinations of Fair Market Rent is more correct. The determination (either Landlord’s or Tenant’s) so chosen shall constitute the Fair Market Rent and shall be binding on all parties. The appraiser shall not be empowered to choose or to establish any amount as the Fair Market Rent, other than the amount submitted as the Fair Market Rent by either Landlord or Tenant.

(iv)                              The fees of the appraiser selected under clause (i) above shall be paid by the party whose determination of Fair Market Rent is not selected by the appraiser, or shared equally by the parties if the Fair Market Rent is calculated as the average of the two proffers in accordance with clause (i) above. In preparing its determination of the Fair Market Rent, and/or its critique of the other party’s determination thereof. Landlord and Tenant each shall be entitled (each at its own expense) to engage the services of one or more MAI certified appraisers (other than the appraiser selected by the parties as provided in clause (i) above, or any Affiliate thereof), who shall have a minimum of ten (10) years’ experience in appraising commercial properties located in Center City Philadelphia and/or the Philadelphia Navy Yard. The findings, conclusions and commentary of such appraiser or appraisers may accompany any submission by a party to the other under this Section 29(d) and in that case shall be included in the submissions of the parties to the appraiser selected by the parties as provided above.

30                                  Option to Terminate. Provided that no Event of Default then exists (at the time of Tenant’s early termination notice or as of the Early Termination Date), Tenant shall have the right and option, exercisable by giving Landlord a minimum of fifteen (15) months prior written notice thereof, to terminate this Lease effective as of 11:59 p.m. on the last day of the one hundred twenty-third (123rd) full calendar month of the Term (the “Early Termination Date”) and by paying Landlord the Termination Fee (defined below) at the time of giving notice.

Tenant shall pay all Rent under this Lease and abide by all of the terms and conditions of this Lease through and including the Early Termination Date. As used herein, “Termination Fee” means an amount equal to the sum of (i) the unamortized balance (calculated as of the Early Termination Date and amortized on a straight-line basis over the initial Term, without interest) of (A) the Tenant Improvement Allowance (as defined in Exhibit “E”) actually disbursed by Landlord, (B) third-party attorney fees actually incurred by Landlord in connection with the negotiation and execution of this Lease, (C) the Abated Rent, and (D) brokerage commissions actually paid by Landlord in connection with the negotiation and execution of this Lease), plus (ii) ten (10) month’s Rent (including Additional Rent) at the rental rate applicable for the one hundred twenty-fourth (124th) full calendar month of the Term. Within sixty (60) days after the Commencement Date, Landlord shall provide Tenant with an accounting of the Termination Fee and the parties shall memorialize the actual Termination Fee in a writing signed by both Landlord and Tenant.

Landlord’s approval:
	City Manager	Senior Vice President, Regional Director

31.                               Intentionally Omitted.

32.                               Brokers. Each party represents and warrants to the other party that such party has not had any dealings, negotiations or consultations with any broker or tinder relating to the Premises or this Lease other than CBRE, Inc. (“Broker”) and that no other broker or finder called the Premises to Tenant’s attention for lease or took any part in any dealings, negotiations or consultations relating to the Premises or this Lease. Tenant shall indemnify, defend and hold Landlord harmless from and against all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including without limitation attorneys’ fees and court costs) arising from any claims for commissions made by any broker, finder or other intermediary (other than Broker) claiming through Tenant. Landlord shall indemnify, defend and hold Tenant harmless from and against all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including without limitation attorneys’ fees and court costs) arising from any claims for commissions made by Broker or any other broker, finder or other intermediary claiming through Landlord. Landlord shall be responsible for paying a leasing commission to Broker, as the sole real estate broker in this transaction, in accordance with the terms of a separate brokerage agreement between Landlord and Broker.

33.                               Keystone Opportunity Zone Provisions. The parties acknowledge that the Premises is located within a Keystone Opportunity improvement Zone, and Tenant hereby covenants to comply with the requirements governing the use and occupancy of property located within a Keystone Opportunity Improvement Zone under applicable provisions of Pennsylvania law during the entire Term of this Lease and agrees that such compliance shall be the sole responsibility of Tenant and that Landlord shall have no responsibility or liability therefor. To the extent that certain filings with applicable authorities in connection with the Keystone Opportunity Improvement Zone are required by law to be made by Landlord and not Tenant, Landlord agrees to timely make such filings.

34.                               Back Up Generator.

(a)                                 During the Term, Tenant shall be permitted to install and operate at its sole expense, one (1) back-up generator (“Generator”) in an appropriate location outside of the Building, but on the Property, designated by Landlord and reasonably acceptable to Tenant, which location shall be provided to Tenant by Landlord for no additional Minimum Annual Rent (but subject to the reimbursement by Tenant of any applicable and reasonable costs (including costs to screen the area from view) actually incurred by Landlord with respect to the Generator). Tenant shall comply with the provisions of Sections 10, 12 and 13 of this Lease with respect to the installation and alteration of, and improvements to, the Generator, and the size, location, installation and screening from view of such Generator shall be subject to reasonable review and approval of Landlord. Tenant shall maintain the Generator in good order and condition at its sole cost and expense. Tenant shall comply at all times with all applicable Laws with respect to the Generator and its installation, maintenance, operation and removal. Tenant shall obtain all necessary approvals for the Generator from all governmental authorities having jurisdiction over the installation and operation of the same, if applicable. Neither Tenant, nor Tenant’s agents, employees or contractors will have access to the Generator, other man in the event of an emergency, without first giving Landlord the opportunity to have its representative accompany such person. Landlord agrees to reasonably cooperate with Tenant, at no cost to Landlord, in connection with the installation of the Generator.

IN WITNESS WHEREOF, intending to be legally bound, Landlord and Tenant have executed this Lease on the respective date(s) set forth below.

Landlord:

L/S 351 ROUSE BOULEVARD, LP,
a Pennsylvania limited partnership

By: L/S 351 Rouse Boulevard, LLC

			By:	Liberty Property/Synterra Limited Partnership

			By:	Liberty Property Philadelphia Navy Yard
Limited Partnership

Attest/Witness:				By:	Liberty Property Philadelphia Navy
Yard Corporation

				By:	/s/ Michael T. Hagan
				Name:	Michael T. Hagan
				Title:	Executive Vice President and Chief Investment Officer

Date signed:	7/28/2015			By:	/s/ John S. Gattuso
				Name:	John S. Gattuso
				Title:	Senior Vice President and Regional Director

Tenant:

Attest/Witness:	/s/ Anthony T. Rossi		ADAPTIMMUNE, LLC,
a Delaware limited liability company

Date signed:	7/27/15		By:	/s/ Gwendolyn K. Binder-Scholl
			Name:	Gwendolyn K. Binder-Scholl
			Title:	Executive Vice President,

State of Pennsylvania	:
	:	SS
County of Philadelphia	:

On this 27 day of July, 2015, before me a notary public in and for said county and state, the undersigned officer, personally appeared Gwen Binder-Scholl who acknowledged himself/herself to be the Executive VP of Adaptimmune LLC a Delaware LLC, and that he/she as such EVP, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by himself/herself as EVP .

In witness whereof, I hereunto set my hand and official seal.

/s/ Sheila L. Greer

Notary Public

My Commission Expires: January 15, 2019

Rider 1 to Lease Agreement

ADDITIONAL DEFINITIONS

“ADA” means the Americans With Disabilities Act of 1990 (42 U.S.C. § 1201 et seq.), as amended and supplemented from time to time.

“Affiliate” means (i) any entity controlling, controlled by, or under common control of, the party in question, (ii) any successor, directly or indirectly, to such party by merger, consolidation or reorganization, and (iii) any purchaser of all or substantially all of the assets, directly or indirectly, of such party as a going concern.

“Agents” of a party means such party’s employees, agents, representatives, contractors, licensees or invitees and, in the case of Tenant, Tenant’s Permitted Users.

“Alteration” means any addition, alteration or improvement to the Premises or Property, as the case may be.

“Building Rules” means the rules and regulations attached to this Lease as Exhibit “B” as they may be amended from time to time.

“Building Systems” means any electrical, mechanical, structural, plumbing, heating, ventilating, air conditioning, sprinkler, life safety or security systems serving the Building.

“CCRs” means the Declaration of Restrictive Covenants, Agreements and Easements for the Corporate Center of the Philadelphia Navy Yard established as PAID, as declarant, dated February 12, 2007 and recorded in the land records of Philadelphia, Pennsylvania on February 20, 2007 as Document No. 51652673, as amended from time to time.

“Constant Dollars” means the present value of the U.S. dollar to which such phrase refers. An adjustment shall occur on January 1 of the sixth (6th) calendar year following the date of this Lease, and thereafter at five (5) year intervals. Constant Dollars shall be determined by multiplying the dollar amount to be adjusted by a fraction, the numerator of which is the Current Index Number and the denominator of which is the Base Index Number. The “Base Index Number” shall be the CPI for the month of the date of this Lease; the “Current Index Number” shall be the CPI for the month of September of the year preceding the adjustment year; the “Index” shall be the CPI.

“CPI” means the United States Department of Labor, Bureau of Labor Statistics, All Items Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average (1982-84 = 100). If the manner in which such Consumer Price Index is determined shall be changed, or if 1982-84 shall no longer be used as the base year, such adjustment shall be made in calculations using such successor or revised index as may be specified by the issuing agency for the purpose of compensating for the change, or if in the absence of such specification, there shall be made such adjustment, if any, as Landlord reasonably determines to be appropriate. If such Consumer Price Index shall become unavailable to the public because publication is discontinued, or otherwise, Landlord shall substitute therefor an index reasonably determined by Landlord to be comparable.

“DRAC” means the Design Review Advisory Committee under the CCRs.

“Environmental Laws” means all present or future federal, state or local laws, ordinances, rules or regulations (including the rules and regulations of the federal Environmental Protection Agency and comparable state agency) relating to the protection of human health or the environment, public health and safety, occupational safety and health hazards, pollution, including without limitation all those relating to Hazardous Materials.

“Event of Default” has the meaning set forth in Section 22(a) of this Lease.

“Hazardous Materials” means pollutants, contaminants, toxic or hazardous wastes, regulated medical and chemotherapeutic waste, or other materials, substances or wastes the removal of which is required or the generation, use, treatment, storage or disposal of which is regulated, restricted, or prohibited by any Environmental Law.

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“Interest Rate” means interest at the rate of 1.50% per month.

“Lab Space” means the portion of the Premises intended to be used as medical laboratories, as depicted on Exhibit “A-2”.

“Land” has the meaning set forth in Section 1(b) above.

“Laws” means all laws, including Environmental Laws, ordinances, rules, orders, regulations, guidelines and other requirements of federal, state or local governmental authorities (including the ADA) or of any private association or contained in any restrictive covenants or other declarations or agreements, now or subsequently pertaining to the Property or the use and occupation of the Property.

“Lease Year” means the period from the Commencement Date through the succeeding 12 full calendar months (including for the first Lease Year any partial month from the Commencement Date until the first day of the first full calendar month) and each successive 12-month period thereafter during the Term.

“Maintain” or “Maintenance” means to provide such maintenance, repair and, to the extent necessary and appropriate, replacement, as may be needed to keep the subject property in good condition and repair. Maintenance also includes utilizing such Building or Building Systems-performance assessment tools or optimizing practices that Landlord in its discretion reasonably deems necessary or appropriate for planning, designing, installing, testing, operating and maintaining the Building and Building Systems in a sustainable, energy efficient manner and providing a safe and comfortable work environment, with a view toward achieving improved overall performance and minimizing impact on the environment.

“Major Repair” means with respect to Maintenance to be performed by Tenant, any (i) structural Maintenance, (ii) non-routine Maintenance to any Building System, (iii) roof Maintenance, and (iv) Maintenance project reasonably expected to cost more than $50,000.

“Monthly Rent” means the monthly installment of Minimum Annual Rent plus the monthly installment of estimated Annual Operating Expenses payable by Tenant under this Lease.

“Mortgage” means any mortgage, deed of trust or other lien or encumbrance on Landlord’s interest in the Property or any portion thereof, including without limitation any ground or master lease if Landlord’s interest is or becomes a leasehold estate.

“Mortgagee” means the holder of any Mortgage, including any ground or master lessor if Landlord’s interest is or becomes a leasehold estate.

“Operating Expenses” means all costs, fees, charges and expenses incurred or charged by Landlord in connection with the ownership, operation, maintenance and repair of, and services provided to, the Property, including, but not limited to, (i) the charges at standard retail rates for any utilities provided by Landlord pursuant to Section 7 of this Lease, (ii) the cost of insurance carried by Landlord pursuant to Section 8 of this Lease together with the cost of any deductible paid by Landlord in connection with an insured loss, not to exceed seventy-five thousand ($75,000) Constant Dollars, (iii) Landlord’s cost to Maintain the Property (other than as provided in subsection (a) of Rider 2 of this Lease), (iv) the cost of trash and recyclables collection, (v) to the extent not otherwise payable by Tenant pursuant to Section 5 of this Lease, all levies, taxes (including real estate taxes, sales taxes and gross receipt taxes), assessments, liens, license and permit fees, together with the reasonable cost of contesting any of the foregoing, which are applicable to the Term, and which are imposed by any authority or under any Law, or pursuant to any recorded covenants or agreements, upon or with respect to the Property, or any improvements thereto, or directly upon this Lease or the Rent or upon amounts payable by any subtenants or other occupants of the Premises, or against Landlord because of Landlord’s estate or interest in the Property, (vi) the annual amortization (over their estimated economic useful life or payback period, whichever is shorter) of the costs (including reasonable financing charges) of improvements or replacements that would be classified as a capital expenditure under sound real estate accounting practices consistently applied and which are: (a) performed with Tenant’s consent to reduce Building Operating Expenses; (b) to enhance tenant safety in the Building or Property; or (c) to comply with any Laws first

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enacted or applicable to the Building after the Commencement Date, (vii) a management fee not to exceed three and one-half percent (3.5%) of all Rent payable to Landlord under this Lease, and (viii) a property service charge covering the actual cost of employees of and vehicles utilized by Landlord providing repair, maintenance and related services to the Property, and equipment, tools and materials used in connection with and other costs related to such services, all of which shall be consistent with the service level set forth in Rider 2 of this Lease; and (ix) costs equitably allocated to the Property and reasonably incurred by Landlord or its Affiliates to Maintain public portions of the Philadelphia Navy Yard (including, without limitation, roads, sidewalks, utilities, parks and recreational facilities) in a condition commensurate with a first-class commercial development. The foregoing notwithstanding, Operating Expenses will not include: (A) depreciation on the Building, (B) financing and refinancing costs (except as provided above), interest on debt or amortization payments on any mortgage, or rental under any ground or underlying lease, (C) leasing commissions, advertising expenses, tenant improvements or other costs directly related to the leasing of the Property, (D) income, excess profits or corporate capital stock tax imposed or assessed upon Landlord, unless such tax or any similar tax is levied or assessed in lieu of all or any part of any taxes includable in Operating Expenses above, (E) the cost of capital improvements (except as expressly set forth herein), (F) late charges and penalties on any charges payable by Landlord, except to the extent caused by Tenant’s failure to timely pay any amounts due hereunder, (G) the cost of repairs or other work to the extent Landlord is actually reimbursed by insurance, warranties or condemnation proceeds, (H) organizational expenses associated with the creation and operation of the entity which constitutes Landlord, (I) any penalties or damages required to be paid by Landlord, except to the extent caused by any default by Tenant hereunder, (J) salaries of executive personnel of Landlord above the level of Senior Property Manager, (K) political and charitable contributions, (L) Landlord’s general corporate overhead and all general administrative overhead expenses for services not specifically performed for the Building, or (M) costs to process the certification or re-certification of the Building pursuant to any applicable environmental or energy rating/bench marking system (such as Energy Star or LEED) including applying, reporting, and tracking costs and related reasonable consultant’s fees associated therewith. If Landlord elects to prepay real estate taxes during any discount period, Landlord shall be entitled to the benefit of any such prepayment. Landlord shall have the right to directly perform (by itself or through an affiliate) any services provided under this Lease provided that the Landlord’s charges included in Operating Expenses for any such services shall not exceed competitive market rates for comparable services. With respect to the services provided by Landlord and included in the Operating Expenses, Landlord shall bid out service contracts to vendors on a regular basis in accordance with Landlord’s standard policies and procedures in order to ensure competitive pricing and superior service. In addition, due to the specialized nature of the Premises, Tenant shall have the right to request reductions in the services provided by Landlord (and, by reason thereof, the amount of Operating Expenses) and, following such request, Landlord shall use commercially reasonable efforts to make such reductions; provided, however, that Landlord shall not be obligated to reduce any service provided by Landlord if the result of such reduction, in Landlord’s reasonable judgment, would be likely to cause the quality of the Building to be less than a first-class building consistent with other first-class buildings in the Philadelphia Navy Yard.

“Ordinary Business Hours” means 7:30 a.m. — 6:00 p.m., Monday — Friday, and 8:00 a.m. — 12 noon Saturdays, excluding Holidays.

“PAID” means the Philadelphia Authority for Industrial Development.

“Permitted Transferee” means an Affiliate of Tenant, provided that (i) the Affiliate has a tangible net worth at least equal to that of Tenant as of the date of this Lease, (ii) Tenant provides Landlord notice of the Transfer at least fifteen (15) days prior to the effective date, together with current financial statements of the Affiliate certified by an executive officer of the Affiliate and a copy of the proposed Transfer documents, (iii) in the case of an assignment or sublease, Tenant delivers to Landlord an assumption agreement or a sublease (as applicable) reasonably acceptable to Landlord executed by Tenant and the Affiliate, together with a certificate of insurance evidencing the Affiliate’s compliance with the insurance requirements of Tenant under this Lease.

“Permitted Users” means independent contractors or other persons or entities with whom Tenant has a teaming or other business relationship and which have a bona fide reason for co-location in the Premises in connection with the services being rendered by Tenant.

“Property” means the Land and the Building, and all appurtenances to them.

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“Rent” means the Minimum Annual Rent, Annual Operating Expenses and any other amounts payable by Tenant to Landlord under this Lease.

“Taken” or “Taking” means acquisition by a public authority having the power of eminent domain by condemnation or conveyance in lieu of condemnation.

“Tenant’s Share” means the percentage obtained by dividing the rentable square feet of the Premises by the rentable square feet of the Building, as set forth in Section 1 of this Lease.

“Transfer” means (i) any assignment, transfer, pledge or other encumbrance of all or a portion of Tenant’s interest in this Lease, (ii) any sublease, license or concession of all or a portion of Tenant’s interest in the Premises, or (iii) any transfer, directly or indirectly, of a controlling interest in Tenant, including, without limitation, by merger, consolidation or reorganization.

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Rider 2 to Lease Agreement

MAINTENANCE AND REPAIR RESPONSIBILITIES

Maintenance obligations, and the responsibility for payment associated with the performance of such Maintenance, shall be allocated between Landlord and Tenant in accordance with this Rider 2, except as otherwise set forth in Section 9 of this Lease.

a.              Landlord’s Obligation to Maintain at Landlord’s Expense. Landlord shall Maintain the Building footings, foundations, structural elements of the floor, structural steel columns and girders and, except as set forth in Paragraph (b) below, all other structural elements of the Building, at Landlord’s sole expense, without reimbursement from Tenant; unless (i) the costs of such Maintenance would have been covered by warranty but is no longer covered by warranty due to the acts or omissions of Tenant or its Agents, or (ii) such Maintenance is required due to the acts or omissions of Tenant or its Agents, in which event, Tenant agrees to pay to Landlord, within thirty (30) days after being billed therefor, any and all costs incurred by Landlord in performing such Maintenance.

b.              Landlord’s Obligation to Maintain at Tenant’s Expense. Landlord shall Maintain the following, the costs of which shall be included as Operating Expenses: (i) the Building roof and exterior walls (including, without limitation, exterior façde painting and caulk repair); (ii) the base Building life safety systems (including, but not limited to, fire sprinkler systems, fire pumps and fire alarm panels and devices); (iii) all Building Systems installed as part of the Base Building Work (as defined in the Work Letter), including, without limitation, the principal HVAC system serving the Building, (iv) the main utility lines to the point of connection into the Building (e.g., main electricity and water/sewer service to the Building); (v) any Building Systems not exclusively serving the Premises or the premises of another tenant; (vi) the irrigation systems, storm water facilities and detention ponds; (vii) the elevators and related systems; and (viii) any fencing (other than fencing exclusively serving the Premises), exterior landscaping, asphalt/concrete, snow and ice removal from sidewalks, parking areas, loading areas and driveways. In addition to the foregoing, Landlord shall, as an Operating Expense, be responsible for the following: exterior pest control; exterior window cleaning; exterior stair systems; and sanitary lift stations.

Notwithstanding anything contained in the Lease or this Rider to the contrary, Tenant shall be solely responsible for all costs and expenses incurred by Landlord for any Alterations or other Maintenance consistent with a first class building in the Philadelphia Navy Yard and made necessary because of (i) Tenant’s Alterations, Major Repairs or installations, (ii) circumstances special or particular to Tenant, including Tenant’s special or particular use of the Premises, or (iii) the acts or omissions of Tenant or its Agents, in each case, to the extent not covered by applicable insurance proceeds paid to Landlord (Tenant being responsible for Landlord’s commercially reasonable deductible notwithstanding the waiver of claims set forth in Section 8(c)). Moreover, provided Tenant has been informed of the conditions of the applicable warranty, Tenant shall be solely responsible for all costs and expenses incurred by Landlord for any Maintenance that would have been covered by warranty but is no longer covered by warranty due to the failure on the part of Tenant or its Agents to observe the conditions of the applicable warranty. Tenant agrees to pay to Landlord, within thirty (30) days after being billed therefor, all costs and expenses for which Tenant is liable pursuant to this paragraph.

c.               Supplemental Service. If Tenant requests and Landlord then furnishes any service or maintenance over and above the scope of services or maintenance required to be provided by Landlord under this Lease, then Tenant shall pay to Landlord, within thirty (30) days after being billed therefor, Landlord’s charge for such supplemental service or maintenance (together with a supplemental service fee of 10% thereof).

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d.              Tenant’s Obligation to Maintain at Tenant’s Expense. Except as otherwise expressly provided in subsections (a) and (b) above, Tenant shall Maintain, at its sole expense, the following: (i) the Building Systems exclusively serving the Premises and installed as part of the Tenant Finish Work (as defined in the Work Letter); (ii) the Premises and all fixtures and equipment in the Premises (including, without limitation, the non-structural elements of the floor/concrete slab, all interior and exterior doors and windows, all dock equipment (including dock doors, levelers, bumpers, dock shelters, ramps and dock lights) and all telephone, telecommunications, data and other communication lines); and (iii) and fencing exclusively serving the Premises. In addition to the foregoing, Tenant, at its sole cost, shall be responsible for the following: security; interior pest control; interior window cleaning; janitorial; trash and recyclables collection services (including dumpsters); office/warehouse lighting (including all bulbs and ballasts); and ceiling tiles. Major Repairs shall be subject to Landlord consent and other applicable provisions of Section 12 of this Lease. Tenant shall perform each of its Maintenance obligations (i) with a service provider and a service agreement reasonably acceptable to Landlord and, if applicable, within such scope and frequency and otherwise in accordance with any manufacturer’s recommendations, warranty specifications, and Landlord’s reasonable requirements established from time to time, and (ii) provide Landlord with documentation evidencing the satisfactory payment and completion (or results) of any such Maintenance. Tenant shall provide Landlord with a copy of a new contract meeting such requirements on or before the tenth (10th) day prior to the expiration of the then-existing service agreement. All Maintenance by Tenant shall utilize materials and equipment which are comparable to those originally used in constructing the Building and Premises. Tenant, upon receipt and any Landlord request, shall provide Landlord with copies of all written information (including, without limitation, agreements, contracts, records, reports, certificates, invoices and receipts) relating to any Tenant Maintenance hereunder documenting the satisfactory completion (or results) of such work (or testing) throughout the Term of the Lease. Should Tenant fail to provide such written information as required, then Landlord, at its election, may utilize a third-party vendor to perform inspections with regard to Tenant’s Maintenance obligations and, in such case, Tenant shall pay to Landlord, within ten (10) days after being billed therefor, the out-of-pocket costs actually incurred by Landlord to verify that Tenant is performing its Maintenance obligations in accordance with this Lease. Tenant, at its sole expense, will be solely responsible for ensuring that any Maintenance affecting the Building roof is performed in a manner that does not violate the Building’s roof warranty, and Tenant shall be solely responsible for any costs or expenses that are not covered by such warranty. Notwithstanding the foregoing, if a replacement of any Building System, equipment or fixture exclusively serving the Premises, is required during the Term of this Lease, then Landlord, at its sole option, may elect to replace such system itself, at Tenant’s sole expense, in which event Tenant agrees to pay to Landlord, within ten (10) days after being billed therefor, any and all costs incurred by Landlord in performing such replacement.

e.               Tenant’s Failure to Maintain. If Tenant fails to Maintain the Premises or Property in accordance with this Lease, then Landlord, subject to Tenant’s notice and cure rights expressly provided in this Lease, shall have the rights and remedies set forth in Section 22 of this Lease; provided, however, that in the case of a condition that Landlord reasonably believes poses an imminent threat to life, safety or damage to property, Landlord may take immediate action to correct such failure, and Tenant shall pay to Landlord, within ten (10) days after being billed therefor, any and all costs incurred by Landlord in connection with such correction, together with an administrative fee of 20% of such costs.

f.                Tenant Notice Requirement. If Tenant becomes aware of any condition that is Landlord’s responsibility to repair, Tenant shall promptly notify Landlord in writing of the condition. Moreover, regardless of which party bears responsibility for repair, Tenant shall immediately notify Landlord in writing if Tenant becomes aware of any areas of water intrusion or mold in or about the Premises.

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EXHIBIT “A-1”

SITE PLAN OF THE LAND

(Attached)

A-2

LEAGUE ISLAND BOULEVARD
(VARIABLE WIDTH EASEMENT)
PROPOSED NORMANDY PLACE
(50' WIDE EASEMENT)
PROPOSED PARCEL
PROPOSED LANDSCAPING
4750 LEAGUE ISLAND BOULEVARD
PROPOSED BUILDING
FFE = 8.50
TOTAL GFA = 40,500 SF
ROUSE BOULEVARD
(67' WIDE EASEMENT)

GENERAL NOTES:

LEGEND

PROGRESS PRINT
07/17/2015

NOT FOR CONSTRUCTION

Pennoni

351 ROUSE BOULEVARD

SITE PLAN

CS-1001

EXHIBIT “A-2”

LOCATION PLAN OF THE LAB SPACE

(Attached)

A-2

DIGSAU

351 ROUSE

SHEET NAME

SECOND FLOOR PLAN

SHEET NUMBER

A220

EXHIBIT “B”

BUILDING RULES

1.                                      Any sidewalks, lobbies, passages and stairways shall not be obstructed or used by Tenant for any purpose other than ingress and egress from and to the Premises and other customary uses consistent with a class “A” building. Landlord shall in all cases retain the right to control or prevent access by all persons whose presence, in the judgment of Landlord, shall be prejudicial to the safety, peace or character of the Property.

2.                                      The toilet rooms, toilets, urinals, sinks, faucets, plumbing or other service apparatus of any kind shall not be used for any purposes other than those for which they were installed, and no sweepings, rubbish, rags, ashes, chemicals or other refuse or injurious substances shall be placed therein or used in connection therewith or left in any lobbies, passages, elevators or stairways.

3.                                      Tenant shall not impair in any way the fire safety system and shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord, any governmental agency or any insurance company insuring the Building, including without limitation the insurer’s Red Tag Permit System, Hot Work Permit System and all other fire protection impairment procedures. No person shall go on the roof without Landlord’s prior written permission.

4.                                      Skylights, windows, doors and transoms shall not be covered or obstructed by-Tenant, and Tenant shall not install any window covering which would affect the exterior appearance of the Building, except as approved in writing by Landlord. Tenant shall not remove, without Landlord’s prior written consent, any shades, blinds or curtains in the Premises.

5.                                      Without Landlord’s prior written consent, Tenant shall not hang, install, mount, suspend or attach anything from or to any sprinkler, plumbing, utility or other lines. Except with respect to the Tenant Finish Work or approved Tenant Alterations, if Tenant hangs, installs, mounts, suspends or attaches anything from or to any doors, windows, walls, floors or ceilings, Tenant shall spackle and sand all holes and repair any damage caused thereby or by the removal thereof at or prior to the expiration or termination of the Lease.

6.                                      Tenant shall not change any locks or place additional locks upon any doors which would deny Landlord access to the Building generally or access to any Building Systems; it being understood, however, that Tenant shall be permitted to install such locks or security systems in order to protect patient information or Tenant’s trade secrets or other confidential information, provided Landlord is not denied access to those areas in an emergency or as otherwise set forth in the Lease.

7.                                      Tenant shall not use or keep in the Building any matter which may negatively affect the indoor air quality of the Building, or any explosive or highly flammable material for which a Material Safety Data Sheet has not been provided to Landlord, nor shall any animals other than service animals in the company of their handlers be brought into or kept in or about the Property.

8.                                      If Tenant desires to introduce electrical, signaling, telegraphic, telephonic, protective alarm or other wires, apparatus or devices, Landlord shall direct where and how the same are to be placed, and except as so directed, no installation boring or cutting shall be permitted. Landlord shall have the right to prevent and to cut off the transmission of excessive or dangerous current of electricity or annoyances into or through the Building or the Premises and to require the changing of wiring connections or layout at Tenant’s expense, to the extent that Landlord may deem necessary, and further to require compliance with such reasonable rules as Landlord may establish relating thereto, and in the event of non-compliance with the requirements or rules, Landlord shall have the right immediately to cut wiring or to do what it considers necessary to remove the danger, annoyance or electrical interference with apparatus in any part of the Building. All wires installed by Tenant must be clearly tagged at the distributing boards and junction boxes and elsewhere where required by Landlord, with the number of the office to which said wires lead, and the purpose for which the wires respectively are used, together with the name of the concern, if any, operating same.

9.                                      Tenant shall not place weights anywhere beyond the safe carrying capacity of the Building.

10.                               The use of rooms as sleeping quarters is strictly prohibited at all times.

11.                               Tenant shall have the right, at Tenant’s sole risk and responsibility, to use only the parking spaces located at the Property. Tenant shall comply with all parking regulations reasonably promulgated by Landlord from time to time for the orderly use of the vehicle parking areas, including without limitation the following; Parking shall be limited to automobiles, passenger or equivalent vans, motorcycles, light four wheel pickup trucks and (in designated areas) bicycles. No vehicles shall be left in the parking lot overnight without Landlord’s prior written approval. Parked vehicles shall not be used for vending or any other business or other activity while parked in the parking areas. Vehicles shall be parked only in striped parking spaces, except for loading and unloading, which shall occur solely in zones marked for such purpose, and be so conducted as to not unreasonably interfere with traffic flow within the Property. Employee and tenant vehicles shall not be parked in spaces marked for visitor parking or other specific use. All vehicles entering or parking in the parking areas shall do so at owner’s sole risk and Landlord assumes no responsibility for any damage, destruction, vandalism or theft. Tenant shall cooperate with Landlord in any measures implemented by Landlord to control abuse of the parking areas, including without limitation access control programs, tenant and guest vehicle identification programs, and validated parking programs, provided that no such validated parking program shall result in Tenant being charged for spaces to which it has a right to free use under its Lease. Each vehicle owner shall promptly respond to any sounding vehicle alarm or horn, and failure to do so may result in temporary or permanent exclusion of such vehicle from the parking areas. Any vehicle which violates the parking regulations may be cited, towed at the expense of the owner, temporarily or permanently excluded from the parking areas, or subject to other lawful consequence.

12.                               If Landlord designates the Building as a non-smoking building, Tenant and its Agents shall not smoke in the Building or at the Building entrances and exits, or in any other areas around the Building designated by Landlord as non-smoking areas.

13.                               If at Tenant’s request, Landlord consents to Tenant having a dumpster at the Property, Tenant shall locate the dumpster in the area designated by Landlord and shall keep and maintain the dumpster clean and painted with lids and doors in good working order and, at Landlord’s request, locked.

14.                               Tenant shall provide Landlord with a written identification of any vendors engaged by Tenant to perform services for Tenant at the Premises (examples: cleaners, security guards/monitors, trash or recycling haulers, telecommunications installers/maintenance). Tenant shall provide its own security services and systems.

15.                               Tenant shall comply with any reasonable move-in/move-out rules provided by Landlord.

16.                               Tenant shall comply with the following additional sustainability requirements:

(a)                                 Tenant shall provide, within ten (10) business days after Landlord’s request from time to time, reasonably requested energy and water consumption data and related information in connection with Tenant’s use of the Premises and all construction, maintenance, repairs, cleaning, trash disposal and recycling relating to the Premises performed by or on behalf of Tenant — all to be used for purposes of monitoring and improving building efficiencies.

(b)                                 Low/No VOC Paint. Tenant shall use only interior paints and coatings (including primers) meeting the environmental requirements of the current Green Seal™ Environmental Standard For Paints And Coatings - GS-11.

(c)                                  Green Cleaning Products. All cleaning products used in the Premises must be certified under the current Green Seal™ Environmental Standard for Industrial and Institutional Cleaners — GS-37.

(d)                                 Recycling. The following items must be recycled according to local capabilities, guidelines and regulations: (i) Paper; (ii) Cardboard; (iii) Plastics; (iv) Aluminum Cans/Metals; and (v) Glass.

(e)                                  Plumbing Fixtures. For new installations and whenever plumbing fixtures are being replaced the Tenant shall install fixtures according to the following specifications:

a.         Water closets with a flush volume not to exceed 1.28 gallons per flush.

b.         Urinals with a flush volume not to exceed .125 gallons per flush.

c.          Lavatory faucets with a flow rate not to exceed .5 gallons per minute.

d.          Break room and kitchen type faucets with a flow rate not to exceed 1.5 gallons per minute.

e.          Showerheads with a flow rate not to exceed 1.5 gallons per minute.

(f)                                   Heating, Ventilation, and Cooling Systems. Tenant shall be required to install equipment that meets or exceeds the minimum performance criteria as set forth in Sections 4 through 7 of ASHRAE Standard 62.1-2007, Ventilation for Acceptable Indoor Air Quality, or applicable local code, whichever is more stringent.

(g)                                  Refrigerants. Tenant shall be required to install mechanical ventilation equipment with zero use of chlorofluorocarbon (CFC)-based refrigerants.

17.                               Tenant shall cause all of Tenant’s Agents to comply with these Building Rules.

18.                               Landlord reserves the right to rescind, suspend or modify any rules or regulations, either on a temporary or permanent basis, and to make such other rules and regulations as, in Landlord’s reasonable judgment, may from time to time be needed for the safety, care, maintenance, operation and cleanliness of the Property. Without limitation of the foregoing, Landlord may adopt and Tenant shall comply with reasonable rules and regulations, as the same may be changed by Landlord from time to time upon reasonable written notice to Tenant, to promote energy efficiency, implement environmental standards for the Property and enhance high-performance building practices, all with a goal of minimizing the Building’s impact on the environment. Notice of any action by Landlord referred to in this section, given to Tenant in writing, shall have the same force and effect as if originally made a part of the foregoing Lease. New rules or regulations will not, however, be unreasonably inconsistent with the proper and rightful enjoyment of the Premises by Tenant under the Lease.

EXHIBIT “C”

TENANT ESTOPPEL CERTIFICATE

Please refer to the documents described in Schedule I hereto, (the “Lease Documents”) including the “Lease” therein described; all defined terms in this Certificate shall have the same meanings as set forth in the Lease unless otherwise expressly set forth herein. The undersigned Tenant hereby certifies that it is the tenant under the Lease. Tenant hereby further acknowledges that it has been advised that the Lease may be collaterally assigned in connection with a proposed financing secured by the Property and/or may be assigned in connection with a sale of the Property and certifies both to Landlord and to any and all prospective mortgagees and purchasers of the Property, including any trustee on behalf of any holders of notes or other similar instruments, any holders from time to time of such notes or other instruments, and their respective successors and assigns (the “Beneficiaries”) that as of the date hereof:

1.                                      The information set forth in attached Schedule 1 is true and correct.

2.                                      Tenant is in occupancy of the Premises and the Lease is in full force and effect, and, except by such writings as are identified on Schedule 1, has not been modified, assigned, supplemented or amended since its original execution, nor are there any other agreements between Landlord and Tenant concerning the Premises, whether oral or written.

3.                                      To Tenant’s knowledge (without any further inquiry or investigation) all conditions and agreements under the Lease to be satisfied or performed by Landlord have been satisfied and performed. The Landlord’s Work (as defined in Exhibit E to the Lease) has been completed to Tenant’s satisfaction and Tenant has accepted possession of the Premises.

4.                                      Tenant has not received any written notice of default under the Lease Documents which remains uncured as of the date hereof and, to Tenant’s actual knowledge (without any further inquiry or investigation), Tenant is not in default under the Lease Documents.

5.                                      Tenant has not paid any Rent due under the Lease more than 30 days in advance of the date due under the Lease and, to Tenant’s actual knowledge, Tenant has no rights of setoff, counterclaim, concession or other rights of diminution of any Rent due and payable under the Lease except as set forth in Schedule 1.

6.                                      To Tenant’s actual knowledge (without any further inquiry or investigation), there are no uncured defaults on the part of Landlord under the Lease Documents. Tenant has not sent any notice of default under the Lease Documents to Landlord with respect to any default which remains uncured as of the date hereof.

7.                                      Except as expressly set forth in Part G of Schedule 1, there are no provisions for any, and Tenant has no renewal, expansion, contraction, termination or purchase options with respect to the Premises or all or any portion of the Property.

8.                                      No action, voluntary or, to Tenant’s knowledge, involuntary, is pending against Tenant under federal or state bankruptcy or insolvency law.

9.                                      The undersigned has the authority to execute and deliver this Certificate on behalf of Tenant and acknowledges that all Beneficiaries will rely upon this Certificate in purchasing the Property or extending credit to Landlord or its successors in interest.

10.                               This Certificate shall be binding upon the successors, assigns and representatives of Tenant and any party claiming through or under Tenant and shall inure to the benefit of all Beneficiaries.

IN WITNESS WHEREOF, Tenant has executed this Certificate this day of , 2.

Name of Tenant

By:
Title:

C-1

SCHEDULE 1 TO TENANT ESTOPPEL CERTIFICATE

Lease Documents, Lease Terms and Current Status

A.                                    Date of Lease:

B.                                    Parties:

1.                                      Landlord:

2.                                      Tenant:

C.                                    Premises:

D.                                    Modifications, Assignments, Supplements or Amendments to Lease:

E.                                     Commencement Date:

F.                                      Expiration of Current Term:

G.                                    Renewal, Expansion, Contraction, Termination or Purchase Option Rights:

H.                                   Security Deposit Paid to Landlord: $

I.                                        Current Minimum Annual Rent: $

J.                                        Current Annual Operating Expenses: $

K.                                    Current Total Rent: $

L.                                     Square Feet Demised:

Schedule to Exhibit C

EXHIBIT “D”

ENVIRONMENTAL REPORTS

Consent Order and Agreement for Remediation/Reuse of a Special Industrial Area Site Philadelphia Naval Business Center Infrastructure Improvements, Demolition, and Redevelopment, dated June 28, 2002, as amended (collectively, the “SIA Agreement”).

Baseline Environmental Report for the Navy Yard Corporate Center, as amended, as set forth in the SIA Agreement.

Environmental Condition Review, Navy Yard Corporate Center, Philadelphia Navy Yard, Philadelphia, PA, Prepared for Liberty Property Limited Partnership and Liberty Property/Synterra Limited Partnership by Dewberry Federal Programs Division, Fairfax, VA June 2003.

D-1

EXHIBIT “E”

LANDLORD’S WORK; TENANT IMPROVEMENT WORK

E-1

Exhibit E

WORK LETTER ATTACHED TO LEASE

between

L/S 351 Rouse Boulevard, LP, as Landlord

and

Adaptimmune, LLC, as Tenant

The Base Building Work, the Tenant Improvement Work and the Tenant Finish Work, each as defined below, shall be designed, constructed and completed in accordance with this Exhibit “E”. The Base Building Work and the Tenant Improvement Work are referred to herein collectively as the “LANDLORD’S WORK”. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Lease to which this Exhibit “E” is attached (the “LEASE”).

ARTICLE I

Landlord’s Work

1.                                 Design and Construction of the Base Building Work.

A.                                            Generally. The construction of the base building core and shell of the Building, and all site work and other improvements to be constructed in connection therewith by Landlord (collectively, the “BASE BUILDING WORK”) shall be designed and constructed by Landlord at Landlord’s expense (except as otherwise set forth herein), and will be described in the Final Base Building Construction Documents (as hereinafter defined). Landlord shall contract with a general contractor (“LANDLORD’S GENERAL CONTRACTOR”) to perform the Base Building Work in accordance with the Final Base Building Construction Documents. All Base Building Work shall be performed by or on behalf of Landlord in a good and workmanlike manner to within standard construction tolerances and in accordance with all local, state and federal laws, ordinances, building codes (including any variances lawfully granted) and other applicable requirements of duly constituted public authorities and in accordance with the terms of this Exhibit “E”. Landlord shall be responsible for obtaining all necessary building permits and other governmental permits and approvals necessary for the construction of the Base Building Work. Tenant shall cooperate with Landlord in Landlord’s efforts to obtain such permits and other approvals for the Base Building Work.

B.                                            Base Building Construction Documents. Attached hereto as Schedule 1 are the design development document for the Base Building Work (the “BASE BUILDING DESIGN DEVELOPMENT DOCUMENTS”). The Base Building Design Development Documents shall be developed into the Final Base Building Construction Documents in the manner described below in this Subsection 1.B.

(i)                                                     Landlord has engaged DIGSAU Architecture, PC (together with any replacement thereof selected by Landlord in its sole discretion, the “BASE BUILDING ARCHITECT”) to design and oversee the Base Building Work. Landlord shall cause the Base Building Architect to prepare, and forward to Tenant for Tenant’s review, complete construction documents for the Base Building Work consistent with the Base Building Design Development Documents, which shall consist of drawings and specifications setting forth in detail the requirements for the construction of the Base Building Work (the “BASE BUILDING CONSTRUCTION DOCUMENTS”). Schedule 2 hereto sets out the time schedule for submittal of the Base Building Construction Documents to Tenant, for Tenant’s comments thereon to Landlord and the Base Building Architect, and for the resubmittal of revised Base Building Construction Documents by the Base Building Architect to Tenant. In the event Tenant fails to provide any comment on the Base Building Construction Documents within the appropriate time period indicated on Schedule 2, Tenant shall be deemed to have waived the right to comment on the Base Building Construction Documents. Any comments or suggested changes of Tenant shall be in writing and may be noted on the applicable drawings and plans provided they are legible and sufficiently detailed as warranted under the circumstances, including specific references and notations on applicable drawings and plans to highlight areas in which changes are requested. Tenant’s comments shall be limited to reasonable changes requested with respect to newly developed features in the Base Building Construction Documents that materially deviate from the Base Building Design Development Documents (as opposed to refinements of features that existed in the Base Building Design Development Documents). If Tenant so advises Landlord of requested changes as permitted above due to material deviations from the Base Building Design Development Documents in accordance with this Exhibit E, Landlord shall, incorporate such changes into the Base Building Construction Documents within the time period provided in Schedule 2; provided, that if Tenant’s comments cannot reasonably be incorporated despite Landlord’s commercially reasonable efforts to do so, then as Tenant’s sole remedy Landlord shall be responsible for all reasonable and verifiable out-of-pocket costs incurred by Tenant and resulting directly from the deviation from Base Building Design Development Documents. Any delay resulting from the process described in the immediately preceding sentence shall not give rise to any Tenant Delay or Excusable Delay. The final base building plans and specifications developed in accordance with the procedures outlined in this Section 1.B are referred to herein as the “FINAL BASE BUILDING CONSTRUCTION DOCUMENTS.”

(ii)              Any delays resulting from Tenant’s making or suggesting changes to any of the proposed Base Building Design Development Documents or the proposed Base Building Construction Documents (other than with respect to new features or inconsistencies with prior documents as permitted in Subsections 1.B(i) or 1.B(ii) of this Exhibit “E”) shall extend on a day-for-day basis all obligations of Landlord relating to (a) the incorporation of such changes into, and completion of, the proposed Base Building Design Development Documents and/or to the proposed Base Building Construction Documents, and (b) the completion and delivery of the Landlord’s Work, and such delay shall be a Tenant Delay.

(iii)                                               If Landlord desires to make changes to any of the Base Building documents described above that would trigger Tenant’s right to request changes pursuant to Sections 1.B(i) or 1.B(ii) above, then as an alternative to the process set forth above Landlord may seek Tenant’s prior written approval of such change, which approval shall not be unreasonably

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withheld, conditioned or delayed, and if so approved, Tenant shall have no right to request changes with respect thereto under any other provision of this Section 1.B.

C.                               Tenant Change Requests.

(i)                                                     If Tenant desires to make changes to the Base Building documents described above beyond the scope of changes that Tenant is permitted to request pursuant to the provisions of Section 1.B above (a “PROPOSED CHANGE”), Tenant may seek Landlord’s approval for such changes, which approval shall not be unreasonably withheld, conditioned or delayed, provided that (i) such changes do not adversely impact the structure, aesthetics, quality or value of the Building, as determined by Landlord in Landlord’s reasonable discretion, (ii) the cost of implementing such changes and undertaking any necessary Preliminary Design Work (defined below) shall be borne solely by Tenant and shall be paid for in advance, and (iii) any delay resulting from Landlord’s review of such request, the undertaking of any Preliminary Design Work or the implementation of such changes shall be a Tenant Delay (provided, however, that Landlord agrees to use commercially reasonable efforts to review any such request in a timely manner). As soon as reasonably practicable after Tenant requests a Proposed Change, Landlord shall notify Tenant as to whether additional architectural, engineering, geotechnical or other design work (the “PRELIMINARY DESIGN WORK”) is required in order for Landlord’s General Contractor to provide a “not to exceed” price for the requested work. For the avoidance of doubt, Preliminary Design Work does not constitute the full design and engineering required to implement the Proposed Change; rather it is preliminary in nature and is intended only to allow the Landlord’s General Contractor to accurately price the Proposed Change.

(ii)                                                  If Preliminary Design Work is not required, then Landlord shall promptly deliver to Tenant, for Tenant’s approval, a written Tenant Change Request for Construction (a “TCR-C”) which shall include (i) an itemized estimate of the cost implications, if any, of the Proposed Change, which shall be expressed as a “not to exceed” amount; (ii) any additional design, engineering or consultant fees required to study and/or document the Proposed Change; (iii) an estimate of any anticipated impact on the Substantial Completion of the Landlord’s Work resulting from the Proposed Change; and (iv) the period of time within which Tenant must execute the TCR-C to evidence its approval thereof. If Tenant does not execute the TCR-C within the specified time period, Tenant shall be deemed to have disapproved the TCR-C. If Tenant executes the TCR-C within the specified time period, Landlord shall incorporate the Proposed Change into the Base Building Work. All TCR-Cs shall be completed on an open book basis and Landlord shall be entitled to a management fee equal to two and one-half percent (2.5%) of all hard costs required to implement the TCR-C. If the cost of performing the Proposed Change is less than the amount estimated in the TCR-C, such savings shall accrue to the benefit of the Tenant.

(iii)                                               If Preliminary Design Work is required, then Landlord shall promptly deliver to Tenant, for Tenant’s approval, a written Tenant Change Request for Design (a “TCR-D”) which shall include (i) the estimated cost for Landlord’s Architect to prepare Preliminary Design Work sufficient for Landlord’s General Contractor to accurately price the Proposed Change; (ii) an estimate of any anticipated impact on the Substantial Completion of the Landlord’s Work resulting from the preparation of the Preliminary Design Work; and (iii) the period of time within which Tenant must execute the TCR-D to evidence its approval thereof. If Tenant does not execute the TCR-D within the specified time period, Tenant shall be deemed to

3

have disapproved the TCR-D. If Tenant executes the TCR-D within the specified time period, Landlord shall cause Landlord’s Architect to prepare the Preliminary Design Work within the time period specified in the TCR-D. The completed Preliminary Design Work shall be delivered to Tenant and Landlord’s General Contractor promptly upon completion, and shall be used by Landlord’s General Contractor to establish a “not to exceed” price for the Proposed Change. Based on such price, Landlord shall then prepare a TCR-C for the Proposed Change, which shall be in form and substance, and presented to Tenant for Tenant’s review and approval, in accordance with the provisions of Subsection 1.C(ii) above.

D.                               Changes/Field Adjustments to the Base Building Work. Landlord shall have the right to make reasonable and non-material changes/field adjustments in and to the Final Base Building Construction Documents to the extent that the same shall be necessary or desirable in order to adjust to actual field conditions or to cause the Base Building Work to comply with any applicable requirements of public authorities and/or requirements of insurance bodies. All changes/field adjustments shall be noted on the applicable plans or documents, and such plans or documents, as noted with such changes/field adjustments, shall constitute the final as-built drawings and specifications for the Base Building Work.

E.                               Payment for Base Building Work. Landlord shall pay and be responsible for, at its sole expense, all costs and expenses incurred in connection with the design and performance of the Base Building Work, except as otherwise expressly set forth herein.

F.                                Punch List for Base Building Work.

(i)                                              Generation of Punch List. In conjunction with Base Building Substantial Completion (as defined below), Landlord and the Base Building Architect, in consultation with Tenant, shall generate a punch list of all asserted defects or incomplete work items, if any, in the Base Building Work (the “BASE BUILDING PUNCH LIST”). Landlord shall correct or complete, as applicable, all items on the Base Building Punch List that constitute valid defects or incomplete work items, respectively, as described in Subsection 1.F(ii) below. Subject to Subsection 4.B below, any and all such defects or incomplete work items not set forth in the Base Building Punch List shall be conclusively deemed to be waived by Tenant.

(ii)                                           Completion of Base Building Punch List Items. Within 60 days following the date of the generation of the Base Building Punch List, Landlord shall complete all items on the Base Building Punch List, unless the nature of the defect or variance or incomplete work item listed therein is such that a longer period of time is required to repair or correct the same, in which case Landlord shall exercise due diligence in correcting such defect or variance or completing such incomplete work item at the earliest possible date and with a minimum of interference with the operation of Tenant. Any disagreement that may arise between Landlord and Tenant with respect to whether an item on the Base Building Punch List constitutes a valid defect or incomplete work item shall be resolved by the decision of the Base Building Architect. If Tenant disputes the determination of the Base Building Architect, Tenant may submit the matter to the Independent Architect (as defined below), whose determination shall be final. If the Independent Architect confirms the finding of the Base Building Architect, any delay resulting from Tenant’s election to use the Independent Architect shall be a Tenant Delay. The cost of the Independent Architect shall be paid by the non-prevailing party.

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G.                              Substantial Completion of Base Building Work. As used in this Lease, “BASE BUILDING SUBSTANTIAL COMPLETION” shall mean that Landlord has delivered to Tenant a certificate of the Base Building Architect certifying that the Base Building Work has been substantially completed (subject to the Base Building Punch List and any elements of the Base Building Work that cannot be completed due to ongoing or incomplete Tenant Improvement Work or Tenant Finish Work (defined below)) substantially in accordance with the final plans and specifications developed in accordance with this Exhibit “E” (subject only to minor deviations that do not materially impact Tenant’s use of the Premises) and all applicable laws, codes and ordinances. Upon Base Building Substantial Completion, the Building shall be equipped with elevator service which shall be available for Tenant’s use in connection with the Tenant Finish Work.

2.                               Design and Construction of the Tenant Improvement Work

A.                                            Generally. All leasehold improvements that Tenant desires to make to the Premises (other than the Base Building Work and the Tenant Finish Work) (collectively, the “TENANT IMPROVEMENTS”), shall be designed by Tenant (to the extent not designed by Landlord as part of the Base Building Work) and shall be constructed by Landlord (the “TENANT IMPROVEMENT WORK”), all at Tenant’s sole cost and expense, subject to application of the Tenant Improvement Allowance (as defined below). The Tenant Improvements shall conform with standards appropriate for a first-class research and development facility in the Philadelphia Navy Yard, and Tenant shall design the Tenant Improvements to comply with all applicable laws, codes and ordinances. The Tenant Improvement Work shall be performed in a good and workmanlike manner to within standard construction tolerances and in accordance with all local, state and federal laws, ordinances, building codes (including any variances lawfully granted) and other applicable requirements of duly constituted public authorities and in accordance with the terms of this Exhibit “E”. Landlord shall, at Tenant’s cost, be responsible for obtaining all necessary zoning approvals or variances, PAID approvals, building permits and other governmental approvals necessary for the construction of the Tenant Improvements, other than those required for the construction of the Base Building Work, which are at the sole cost of Landlord. Tenant shall cooperate with Landlord in Landlord’s efforts to obtain such approvals, permits, and variances. Any delay in timely obtaining any necessary building or trade permits caused by Tenant’s failure to comply with this Section shall be a Tenant Delay. Landlord and Tenant shall work cooperatively together to develop the Final Tenant Improvement Construction Documents in the manner described below.

B.                                            Tenant Improvement Construction Documents. The following documents are attached hereto as Schedule 5 and are referred to collectively as the “TENANT IMPROVEMENT CONCEPT DOCUMENTS”): (i) floor plans depicting layout (ii) a list of equipment to be procured by Tenant and installed by Landlord, and (iii) a site plan depicting any exterior structures or enclosures required as part of Tenant Improvements. The Tenant Improvement Concept Documents shall be developed into the Final Tenant Improvement Construction Documents in the manner described below.

(i)                                         Tenant shall cause the architect and engineer selected by Tenant and reasonably approved by Landlord (the “TENANT DESIGN TEAM”) to design the Tenant Improvements, and to forward to Landlord for Landlord’s review and approval schematic design

5

documents for the Tenant Improvement Work which shall be based in all material respects on the Tenant Improvement Concept Documents (the “TENANT IMPROVEMENT SCHEMATIC DOCUMENTS”). Schedule 3 hereto sets out the time schedule for submittal of the Tenant Improvement Schematic Documents to Landlord, for Landlord’s comments thereon to Tenant and the Tenant Design Team, and for the resubmittal of revised Tenant Improvement Schematic Documents by the Tenant Design Team. In the event Landlord fails to provide any comment within the appropriate time period indicated on Schedule 3, the Tenant Improvement Schematic Documents so submitted shall be deemed to have been approved by Landlord. Any comments or suggested changes of Landlord shall be in writing and may be noted on the applicable drawings and plans provided they are legible and sufficiently detailed as warranted under the circumstances, including specific references and notations on applicable drawings and plans to highlight areas in which changes are requested. Landlord’s comments shall be limited to reasonable changes with respect to newly developed features in the Tenant Improvement Schematic Documents that materially deviate from the Tenant Improvement Concept Documents (as opposed to refinements of features that existed in the previous set of Tenant Improvement Concept Documents). Without limiting the generality of the foregoing, any changes requested by Landlord shall not be deemed unreasonable if, in Landlord’s professional judgment, the newly developed features of the Tenant Improvement Schematic Documents (a) are inconsistent with a first class research and development facility within the Philadelphia Navy Yard, (b) would have an adverse effect on the Building (including, without limitation, structural elements of the Building), or any Building System, or (c) would materially diminish the value or ongoing functionality of the Building or the Property. If Landlord advises Tenant of requested changes to the Tenant Improvement Schematic Documents in a timely manner in accordance with Schedule 3 hereto, Tenant shall incorporate such changes into the Tenant Improvement Schematic Documents within the time period provided in Schedule 3.

(ii)              Tenant shall then cause the Tenant Design Team to prepare, and forward to Landlord for Landlord’s review, design development documents for the Tenant Improvements which shall be consistent in all material respects with the Tenant Improvement Schematic Documents (the “TENANT IMPROVEMENT DESIGN DEVELOPMENT DOCUMENTS”), which shall consist of drawings and other documents to fix and describe the character of the Tenant Improvements as to architectural, mechanical and electrical systems, materials and such other elements as may be appropriate. Schedule 3 hereto sets out the time schedule for submittal of the proposed Tenant Improvement Design Development Documents to Landlord, for Landlord’s comments thereon to Tenant and the Tenant Design Team, and for the resubmittal of revised proposed Tenant Improvement Design Development Documents by the Tenant Design Team to Landlord. In the event Landlord fails to provide any comment within the appropriate time period indicated on Schedule 3, the proposed Tenant Improvement Design Development Documents so submitted shall be deemed to have been approved by Landlord. Any comments or suggested changes of Landlord shall be in writing and may be noted on the applicable drawings and plans provided they are legible and sufficiently detailed as warranted under the circumstances, including specific references and notations on applicable drawings and plans to highlight areas in which changes are requested. Landlord’s comments shall be limited to reasonable changes with respect to newly developed features in the proposed Tenant Improvement Design Development Documents that materially deviate from the Tenant Improvement Schematic Documents (as opposed to refinements of features that existed in the previous set of Tenant Improvement Concept Documents or Tenant Improvement Schematic Documents). Without

6

limiting the generality of the foregoing, any changes requested by Landlord shall not be deemed unreasonable if, in Landlord’s professional judgment, the newly developed features of the Tenant Improvement Design Development Documents (a) are inconsistent with a first class research and development facility within the Philadelphia Navy Yard, (b) would have an adverse effect on the Building (including, without limitation, structural elements of the Building), or any Building System, or (c) would materially diminish the value or ongoing functionality of the Building or the Property. If Landlord advises Tenant of requested changes in the Tenant Improvement Design Development Documents in a timely manner in accordance with Schedule 3 hereto, Tenant shall incorporate such changes into the Tenant Improvement Design Development Documents within the time period provided in Schedule 3.

(iii)                                               The Tenant Design Team shall then prepare complete construction documents for the Tenant Improvements consistent with the final Tenant Improvement Design Development Documents, which shall consist of drawings and specifications setting forth in detail the requirements for the construction of the Tenant Improvement Work (the “TENANT IMPROVEMENT CONSTRUCTION DOCUMENTS”). Schedule 3 hereto sets out the time schedule for submittal of the proposed Tenant Improvement Construction Documents to Landlord, for Landlord’s comments thereon to Tenant and the Tenant Design Team, and for the resubmittal of revised proposed Tenant Improvement Construction Documents by the Tenant Design Team to Landlord. In the event Landlord fails to provide any comment within the appropriate time period indicated on Schedule 3, the proposed Tenant Improvement Construction Documents so submitted shall be deemed to have been approved by Landlord. Any comments or suggested changes of Landlord shall be in writing and may be noted on the applicable drawings and plans provided they are legible and sufficiently detailed as warranted under the circumstances, including specific references and notations on applicable drawings and plans to highlight areas in which changes are requested. Landlord’s comments shall be limited to reasonable changes with respect to newly developed features in the proposed Tenant Improvement Construction Documents that materially deviate from the Tenant Improvement Design Development Documents (as opposed to refinements of features that existed in the previous set of Tenant Improvement Concept Documents, Tenant Improvement Schematic Documents or Tenant Improvement Design Development Documents). Without limiting the generality of the foregoing, any changes requested by Landlord shall not be deemed unreasonable if, in Landlord’s professional judgment, the newly developed features of the Tenant Improvement Construction Documents (a) are inconsistent with a first class research and development facility within the Philadelphia Navy Yard, (b) would have an adverse effect on the Building (including, without limitation, structural elements of the Building), or any Building System, or (c) would materially diminish the value or ongoing functionality of the Building or the Property. If Landlord advises Tenant of such requested changes in the Tenant Improvement Construction Documents in a timely manner in accordance with Schedule 3 hereto, Tenant shall incorporate such changes into the Tenant Improvement Construction Documents within the time period provided in Schedule 3. The final form of the Tenant Improvement Construction Documents, as they shall have been developed and approved in accordance with the procedures set forth above, are referred to as the “FINAL TENANT IMPROVEMENT CONSTRUCTION DOCUMENTS”.

(iv)                                              In addition to the foregoing, the design of certain utilities, risers and other elements of the Tenant Improvements will impact the design of the Base Building Work (“CRITICAL DESIGN ELEMENTS”) and therefore require an accelerated review and approval

7

protocol. Accordingly, Schedule 4 hereto sets out the time schedule for submittal of the plans and other information related to the Critical Design Elements to Landlord, for Landlord’s comments thereon to Tenant, and for Tenant’s resubmittal of the revised plans to Landlord, Failure of Tenant to meet these dates shall not constitute a Tenant Delay but shall authorize Landlord to make certain assumptions about the location and configuration of the Critical Design Elements, and any subsequent need or desire by Tenant to relocate or reconfigure any of the Critical Design Elements shall be submitted to Landlord as a Tenant Change Request, and any delay resulting therefrom shall be a Tenant Delay.

(v)                                                 Any delays in the progress of Landlord’s Work resulting from any delays by Tenant in submitting or re-submitting the Tenant Improvement Concept Documents, the Tenant Improvement Schematic Documents, the Tenant Improvement Design Development Documents or the Tenant Improvement Construction Documents, and any delays in the progress of the Landlord’s Work resulting from review and/or implementation of any changes in the design of the Tenant Improvements initiated by Tenant, shall extend on a day-for-day basis all target dates and deadlines for Landlord relating to the completion and delivery of the Landlord’s Work in the manner set forth in Section 1 of the Lease, and for providing access to the Building to Tenant for, among other things, the undertaking of the Tenant Finish Work, and shall be a Tenant Delay.

3.                                 Construction of the Tenant Improvements.

A.                                            Commencement of Tenant Improvement Work. When Landlord reasonably determines that the Building is in a condition sufficient to receive various elements of the Tenant Improvement Work, Landlord shall commence the Tenant Improvement Work, which shall thereafter be performed concurrently with, and in coordination with, Landlord’s construction of Landlord’s Work.

B.                                            General Contractors. To promote harmony as between the performance of the Base Building Work and the performance of the Tenant Improvements, Tenant acknowledges that Landlord shall engage Landlord’s General Contractor to perform the Tenant Improvement Work, provided that the construction contract between Landlord and Landlord’s General Contractor governing the Tenant Improvement Work shall be consistent with the scope of work and commercial terms for engagement attached hereto as Schedule 6.

C.                                            Subcontractor Bidding. Based on the design submission requirements attached in Schedule 3 and Schedule 4, and subject to the terms of Schedule 6, Tenant and Tenant’s Design Team shall provide Landlord’s General Contractor with all bid packages necessary to construct the Tenant Improvements. Landlord’s General Contractor shall administer and oversee the bidding process for the Tenant Improvement Work.

D.                                            Selection of Subcontractors. Landlord shall cause Landlord’s General Contractor to present all final and leveled subcontractor bids to Tenant with its recommendation for award (the “AWARD RECOMMENDATION”). Tenant shall notify Landlord and Landlord’s General Contractor within three (3) business days after receiving the Award Recommendation whether Tenant agrees with the Award Recommendation. If Tenant does not respond within such three (3) business day period, Tenant shall be deemed to agree with the Award Recommendation. If Tenant agrees, or is deemed to agree, with the Award Recommendation, then

8

the subcontractor identified in the Award Recommendation shall be awarded the subcontract. If Tenant disagrees with the Award Recommendation, but selects another subcontractor reasonably acceptable to Landlord, such alternative subcontractor shall be awarded the subcontract. If Tenant disagrees with the Award Recommendation, but does not select an alternative subcontractor reasonably acceptable to Landlord, then Tenant shall identify the reasons therefor in writing and, unless the Award Recommendation was manifestly in error, any delay resulting from such disagreement shall be a Tenant Delay.

E.                                    Landlord’s Management of the Tenant Improvement Work. Landlord shall manage the Tenant Improvement Work consistent with the scope of work identified in Schedule 7. In consideration for Landlord’s duties and responsibilities in the management of the Tenant Improvement Work, Tenant shall pay to Landlord (or to an Affiliate of Landlord as Landlord may direct) a fee (the “CONSTRUCTION MANAGEMENT FEE”) in the amount of two and one-half percent (2.5%) of the total hard construction costs incurred in connection with the Tenant Improvement Work, as such work may be modified as permitted herein. Notwithstanding anything in the Lease to the contrary, Tenant shall be responsible for the cost of all utilities consumed on the Premises during the Tenant Improvement Work and Tenant Finish Work, but only after Base Building Substantial Completion, and such amounts shall be deducted by Landlord from the Tenant Improvement Allowance (or, if the Tenant Improvement Allowance is exhausted, Tenant shall pay such amounts to Landlord within thirty (30) days after receiving Landlord’s invoice therefor).

F.                                     Tenant Improvement Requested Changes. If Tenant desires to make any changes to any element of the Tenant Improvement Work that has already been bid by Landlord’s General Contractor, such change shall be considered a “TI CHANGE REQUEST”. Tenant shall submit such TI Change Request in writing to Landlord and Landlord’s General Contractor. Landlord shall cause Landlord’s General Contractor to respond to such TI Change Request in a timely manner, and to provide Tenant with a “TI CHANGE ORDER REQUEST” which shall set forth, among other things (i) the anticipated cost, (ii) the schedule implications of the TI Change Request, and (iii) the time with which Tenant must approve the TI Change Order Request. If Tenant does not approve the TI Change Order Request within the time period provided, Tenant shall be deemed to have disapproved same. If Tenant approves the TI Change Order Request, Landlord shall execute a Change Order for the TI Change Order Request. Landlord shall be entitled to a Construction Management Fee equal to two and one-half percent (2.5%) of all hard costs associated with the approved TI Change Order Request. Any delay in the Substantial Completion of Landlord’s Work resulting from the TI Change Request shall be a Tenant Delay.

G.                                   Changes/Field Adjustments to Tenant Improvement Work. Landlord shall have the right to make reasonable and non-material changes/field adjustments in and to the Final Tenant Improvement Construction Documents to the extent that the same shall be necessary or desirable in order to adjust to actual field conditions or to cause the Tenant Improvements and/or the Tenant Improvement Work to comply with any applicable requirements of public authorities and/or requirements of insurance bodies. All changes/field adjustments shall be noted on the applicable plans or documents, and such plans or documents, as noted with such changes/field adjustments, shall constitute the final as-built drawings and specifications for the Tenant Improvements.

9

H.                                   Payment for Tenant Improvement Work; Tenant Improvement Allowance.

(i)                                     Except to the extent of Landlord’s obligation to pay the Tenant Improvement Allowance as set forth below, Tenant shall pay and be responsible for, at its sole expense, all costs and liabilities incurred in connection with the design of the Tenant Improvements and the performance of the Tenant Improvement Work.

(ii)                                  Landlord shall provide Tenant with a tenant improvement allowance in an amount equal to Fifty-Five Dollars ($55.00) per rentable square foot of the Premises, for a total of Two Million Six Hundred Seven Thousand and 00/100 Dollars ($2,607,000) (subject to adjustment following final determination of the rentable square footage of the Premises by Landlord) (the “TENANT IMPROVEMENT ALLOWANCE”). As used herein, “APPROVED COSTS” means: construction costs incurred for the performance of the Tenant Improvement Work and/or the Tenant Finish Work; fees and costs of architects, engineers, and other design professionals relating to the design of the Tenant Improvements or the Tenant Finish Work; the costs of obtaining licenses and approvals for the Tenant Improvement Work or the Tenant Finish Work; Building equipment; voice and data technology; the Construction Management Fee, and; costs of utilities consumed on the Premises during the Tenant Improvement Work and the Tenant Finish Work.

(iii)                               Landlord shall, in the first instance, credit the Tenant Improvement Allowance against Approved Costs incurred by Landlord in conducting the Tenant Improvement Work. To the extent any portion of the Tenant Improvement Allowance remains after the completion of the Tenant Improvements, Landlord shall disburse the balance of the Tenant Improvement Allowance to reimburse to Tenant (or, at Tenant’s election, pay directly to Tenant’s contractors and/or suppliers) Approved Costs incurred by Tenant in conducting the Tenant Finish Work. Tenant shall pay all Approved Costs after the exhaustion of the Tenant Improvement Allowance in the manner set forth below. If the aggregate of the Approved Costs actually incurred for the Tenant Improvement Work and the Tenant Finish Work is less than the Tenant Improvement Allowance, Tenant may apply the balance of the Tenant Improvement Allowance as a credit against Rent next coming due under the Lease. If the Approved Costs incurred for the Tenant Improvement Work exceed the Tenant Improvement Allowance, or if costs are incurred in performing the Tenant Improvement Work that are not Approved Costs, then Tenant shall pay such amounts to Landlord within thirty (30) days after receiving Landlord’s invoice therefor, which invoice shall include reasonable supporting backup documentation for the amounts invoiced. If Tenant fails to remit payment to Landlord within such thirty (30) day period (a “PAYMENT DEFAULT”), then (i) all such overdue amounts shall accrue interest at the Interest Rate (as defined in Rider 1 to the Lease), and (ii) Landlord may suspend the Landlord’s Work until all such overdue amounts (and accrued interest thereon) are paid in full. Tenant shall be responsible for any additional cost resulting from the suspension of work and the subsequent remobilization of construction personnel and equipment after a cure of the Payment Default, and any delay resulting from such suspension shall be a Tenant Delay. Tenant shall be responsible for all Approved Costs of the Tenant Finish Work in excess of the Tenant Improvement Allowance.

I.                                        Substantial Completion of the Tenant Improvement Work. “TENANT IMPROVEMENT SUBSTANTIAL COMPLETION” shall mean the date that: (i) Landlord

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has delivered physical possession of the Premises to Tenant, (ii) Landlord has delivered to Tenant a certificate of occupancy or similar instrument for the Tenant Improvements, with only punchlist items remaining (provided that a certificate of occupancy or similar instrument shall not be required for the determination of Tenant Improvement Substantial Completion if such is not available due to ongoing or incomplete Tenant Finish Work), (iii) Tenant’s architect has delivered a certificate certifying that the Tenant Improvement Work has been substantially completed in accordance with the Final Tenant Improvement Construction Documents (subject only to minor deviations that do not materially impact Tenant use of the Premises) and all applicable Laws other than punchlist items which do not unreasonably interfere with the usual and customary intended use of the Premises, (iv) all utilities necessary for the use, occupancy and operation of the Premises are connected to the appropriate public utility unless not connected due to Tenant’s acts or omissions, and (v) Landlord’s General Contractor shall have delivered sworn statements and releases of liens from Landlord’s General Contractor and all contractors, subcontractors and suppliers who have performed work or furnished materials current through the date that Tenant’s architect certified as to Tenant Improvement Substantial Completion. If all other conditions for Tenant Improvement Substantial Completion have been satisfied except that Tenant’s architect or engineer refuses to issue the certificate referenced in clause (iii) above, and if Landlord disputes such refusal, then Landlord may engage an AIA licensed architect that has not been engaged by either Landlord or Tenant in the prior three (3) years (the “INDEPENDENT ARCHITECT”). The Independent Architect shall, within five (5) business days thereafter, determine whether Tenant Improvement Substantial Completion has been achieved. The determination of the Independent Architect shall be final and binding on all parties. If the Independent Architect confirms Landlord’s position that Tenant Improvement Substantial Completion has been achieved, then the period from the date on which all other conditions for Tenant Improvement Substantial Completion have been satisfied (other than the issuance of the certificate referenced in clause (iii) above) to the date of the Independent Architect’s final determination shall be a Tenant Delay. The cost of the Independent Architect shall be borne by Tenant. Within thirty (30) days after the occurrence of Tenant Improvement Substantial Completion, Tenant shall cause its architect to prepare and deliver to Landlord as-built drawings and specifications for the Tenant Improvements, in form and substance reasonably acceptable to Landlord.

J.                                              Generation of Tenant Improvement Punch List. In conjunction with Tenant Improvement Substantial Completion, Tenant and the Landlord’s General Contractor, upon consultation with Landlord, shall generate a punch list of all asserted defects or incomplete work items, if any, in the Tenant Improvement Work (the “TENANT IMPROVEMENT PUNCH LIST”). Landlord shall correct or complete, as applicable, all items on the Tenant Improvement Punch List that constitute valid defects or incomplete work items, as described in Subsection 3.K below.

K.                                           Completion of Tenant Improvement Punch List Items. Landlord shall use diligent efforts to complete all items on the Tenant Improvement Punch List as soon as practicable, but in no event more than sixty (60) days after the generation of the Tenant Improvement Punch List unless the nature of the defect or variance or incomplete work item listed therein is such that a longer period of time is required to repair or correct the same, in which case Landlord shall exercise due diligence in correcting such defect or variance or completing such incomplete work item at the earliest possible date and with a minimum of interference with the operations of Tenant.

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4.                                      Other Provisions Regarding Landlord’s Work.

A.                                    Substantial Completion of Landlord’s Work. “SUBSTANTIAL COMPLETION OF LANDLORD’S WORK” shall mean the date that Landlord has achieved Base Building Substantial Completion and Tenant Improvement Substantial Completion.

B.                                    Reporting. Tenant or its consultants shall be entitled to attend regular meetings with Landlord and Landlord’s General Contractor. Landlord shall cause Landlord’s General Contractor to issue and circulate to Landlord and Tenant from time to time, but not less than once per month, detailed construction reports updating Landlord and Tenant on the status of the construction. Landlord shall cause Landlord’s General Contractor to keep full and detailed accounts (which shall be available to Tenant for review, upon request) and exercise such controls as may be necessary for proper financial management.

C.                                    Construction Warranty. Landlord covenants that it shall repair or replace at its expense, and without including such costs in Operating Expenses, all defective materials or workmanship in the construction of the Landlord’s Work brought to its attention within one (1) year following substantial completion of the work in question, or within such longer period as may be provided by any warranty obtained by Landlord from its contractor or supplier (the “LANDLORD’S CONSTRUCTION WARRANTY PERIOD”). Notwithstanding the foregoing, the time restriction set forth above shall not apply with respect to Latent Defects which are in need of repair and/or replacement (provided that Tenant notifies Landlord of the need for such repair or replacement promptly after Tenant’s actual discovery of such latent defect). As used herein, “LATENT DEFECTS” means defects in the Landlord’s Work resulting from the failure of the item in question to have been constructed substantially in accordance with the Final Base Building Construction Documents or the Final Tenant Improvement Construction Documents, as applicable. Landlord’s Construction Warranty shall not be applicable to any equipment provided by Tenant even if such equipment was installed by Landlord as part of the Tenant Improvement Work. The foregoing shall be the sole and exclusive warranty relating to construction, and except as otherwise expressly set forth in the Lease, Tenant expressly WAIVES AND DISCLAIMS ALL OTHER WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF HABIT ABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS EXPRESSLY SET FORTH IN THIS LEASE, TENANT FURTHER WAIVES ANY OTHER REMEDIES ARISING FROM ANY BREACH OF WARRANTIES RELATING TO CONSTRUCTION OF THE PREMISES, INCLUDING WITHOUT LIMITATION ANY CLAIMS FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES.

D.                                    As-Built Drawings and C/O. Landlord shall use commercially reasonable efforts to deliver to Tenant as-built drawings, specifications and copies of any operating manuals for the Landlord’s Work (“AS-BUILTS”) within ninety (90) days following the Substantial Completion of Landlord’s Work. Landlord shall include in its construction contracts a provision requiring receipt of the As-Builts as a condition precedent to the release of the final retainage to Landlord’s General. As soon as reasonably practicable after the Substantial Completion of Landlord’s Work and the Substantial Completion of the Tenant Finish Work, Landlord shall use commercially reasonable efforts to obtain a final certificate or certificates of occupancy (or

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equivalent instruments as may be required under local legal requirements) for the Building, including without limitation, using reasonable efforts to arrange for any required inspection thereof to be conducted as soon as reasonably practicable after the date Landlord has satisfied any conditions set forth on any temporary certificate(s) of occupancy issued therefor or any portion thereof.

E.                                    Delays.

(i)                                     The time for Substantial Completion of the Landlord’s Work and each portion thereof shall be extended for additional periods of time equal to the time lost by reason of Excusable Delays. As used in this Lease, “EXCUSABLE DELAYS” means, with respect to the time for performance by Landlord of its obligations under this Exhibit “E”, delay caused in whole or in part by: strikes or other labor disturbance; governmental restrictions, limitations and approvals which could not have been reasonably anticipated by Landlord; unavailability or delays in obtaining materials not caused by the negligence of Landlord; war or other national emergency; acts of terrorism; accidents; floods; fire damage or other casualties; soil conditions which could not have been reasonably anticipated by Landlord; extraordinary weather conditions (including high winds); any cause similar or dissimilar to the foregoing beyond the reasonable control of Landlord or its contractors, subcontractors or suppliers, and not avoidable by the application of due diligence, or; any Tenant Delay.

(ii)                                  “TENANT DELAY” means any delay in the performance of Landlord’s Work caused by any act or failure to act by Tenant or its Agent, including, without limitation: Tenant approved TCR-Ds, TCR-Cs and TI Change Order Requests; any directive by Tenant to cease work; specification by Tenant of a finish or unique specialty item that is unavailable or has a lead time exceeding that of comparable products, provided that Landlord will notify Tenant promptly upon Landlord’s discovery thereof if any finish or unique specialty item specified by Tenant is likely to have an unusually long lead time or result in a Tenant Delay; failure of Tenant or Tenant’s Design Team to produce the Final Tenant Improvement Construction Documents according to all applicable codes, laws and regulations within the time periods set forth herein; failure of Tenant or Tenant’s Design Team to respond to the Landlord’s General Contractor’s requests for information or any contractor or subcontractor submittals within the timeframe required to not delay Landlord’s Work; failure to cooperate reasonably with government authorities having jurisdiction over Landlord’s Work; failure of Tenant to timely pay Landlord or any other party to whom Tenant owes payment; interference by Tenant or it contractors in the progress of the Landlord’s Work, and; any other item expressly identified in the Lease (including this Exhibit “E”) as a Tenant Delay.

(iii)                               Landlord shall notify Tenant in writing (promptly after Landlord actually knows of any Excusable Delay) which notice shall specify the anticipated delay in the Substantial Completion of the Landlord’s Work resulting from such Excusable Delay as of the date of such notice. Notwithstanding anything to the contrary provided herein, such notice shall be required in order for Landlord to assert the existence of an Excusable Delay for any purpose whatsoever.

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ARTICLE II

Tenant Finish Work

1.                                      Tenant Finish Work. All leasehold improvements that Tenant desires to make to the Building (other than the Landlord’s Work), including, without limitation, the installation of Tenant’s product piping, specialty mechanical systems, trade fixtures, furniture and equipment (collectively, the “TENANT FINISH WORK”), shall be constructed and, to the extent not designed by Landlord as part of the Landlord’s Work, designed by Tenant at Tenant’s sole cost and expense. The parties shall work together to develop a schedule setting forth the estimated dates on which the Building will be in a condition sufficient to receive various elements of the Tenant Finish Work. Landlord shall use all reasonable efforts to permit Tenant to commence construction (and Tenant shall commence construction) of the Tenant Finish Work concurrently with, and in coordination with, Landlord’s construction of Landlord’s Work to the extent that such concurrent work shall not unreasonably interfere with the undertaking or Substantial Completion of Landlord’s Work. Tenant agrees to coordinate through Landlord’s General Contractor all access to the Building and work undertaken by Tenant’s contractors during the construction of Landlord’s Work, and any delays in the completion by Landlord of Landlord’s Work arising out of the acts or omissions of Tenant, its agents, employees or contractors, or because of any delay in the Tenant Finish Work, shall be a Tenant Delay.

2.                                              Design of the Tenant Finish Work. Tenant shall furnish to Landlord for its approval, which shall not be unreasonably withheld, conditioned or delayed, complete architectural drawings and specifications, including building elevations, for the Tenant Finish Work (the “TENANT FINISH WORK PLANS”) and a timetable for completion of the Tenant Finish Work. Any delay in the completion of the Landlord’s Work resulting from the failure of Tenant to adhere to such timetable shall be a Tenant Delay. Without limiting the generality of the foregoing, Landlord’s disapproval of the Tenant Finish Work Plans shall not be deemed unreasonable if, in Landlord’s professional judgment, the improvements contemplated in the Tenant Finish Work Plans (a) are inconsistent with a first class research and development facility within the Philadelphia Navy Yard, (b) would have an adverse effect on the Building (including, without limitation, structural elements of the Building), or any Building System, or (c) would materially diminish the value of the Building or the Property. If the Tenant Finish Work Plans and associated timetable are not disapproved by Landlord within ten (10) Business Days after delivery thereof to Landlord, Landlord shall be deemed to have approved such plans and associated time table. Tenant shall develop the Tenant Finish Work Plans into construction documents which shall also be submitted to Landlord for its approval, which approval or disapproval shall be given by Landlord in accordance with the procedure for approving the Tenant Finish Work Plans described above. Such construction documents, when finally approved by Landlord, shall be referred to as the “FINAL TENANT FINISH WORK CONSTRUCTION DOCUMENTS”. Tenant shall be responsible for obtaining all permits and other governmental approvals necessary for the construction and installation of the Tenant Finish Work. Landlord shall cooperate with Tenant, at no cost to Landlord, in Tenant’s efforts to obtain such permits and approvals.

3.                                              Tenant’s Contractors.

A.                                    Tenant shall contract with a general contractor (“TENANT GENERAL CONTRACTOR”) selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, to construct the Tenant Finish Work in accordance

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with the Final Tenant Finish Work Construction Documents. All Tenant Finish Work shall be performed in a good and workmanlike manner to within standard construction tolerances and in accordance with all applicable laws, codes and ordinances and otherwise in accordance with the terms of this Lease.

B.                                            All of the contractors, architects, engineers and consultants engaged by Tenant with respect to the Tenant Finish Work shall be subject to Landlord’s approval (not to be unreasonably withheld, conditioned or delayed) and shall be licensed to do business in the Commonwealth of Pennsylvania. Prior to commencing any construction of the Tenant Finish Work, Tenant shall submit to Landlord certificates evidencing that Tenant’s General Contractor has named Landlord, its Affiliates, and any mortgagee designated by Landlord as additional insureds with respect to the Tenant Improvements Work. Tenant acknowledges that its contractors may be on the Premises at the same time that Landlord is undertaking the Landlord’s Work and accordingly, Landlord and Tenant agree to cooperate with each other (including, without limitation, causing their contractors, suppliers and materialmen to keeping their materials, tools and equipment safely and securely stored overnight) and coordinate with their respective contractors, suppliers and materialmen so that the Tenant Finish Work will not unreasonably interfere with the Landlord’s Work. Tenant shall cause it contractors to maintain and observe sound labor practices and to take all reasonable steps to avoid labor disputes and work stoppages and shall engage only such contractors as will work harmoniously with Landlord’s contractors and other labor in the Philadelphia Navy Yard.

4.                                      Substantial Completion of the Tenant Finish Work. “SUBSTANTIAL COMPLETION OF THE TENANT FINISH WORK” shall mean the date that: (1) Tenant has delivered to Landlord a copy of any required approval issued by the applicable governmental authority respecting the use and occupancy of the Tenant Finish Work, (2) Tenant has delivered to Landlord a certificate of Tenant’s architect or engineer certifying: (A) that the Tenant Finish Work has been substantially completed substantially in accordance with the Final Tenant Finish Work Construction Documents and all applicable laws, codes and ordinances, subject only to minor punchlist items, and (B) that the Tenant Finish Work is capable of being occupied for the intended purposes thereof without any further work necessary for the completion of the same other than the punchlist items referenced above which do not unreasonably interfere with the usual and customary intended use of the Tenant Finish Work, (3) Tenant has delivered to Landlord a set of the as-built drawings and specifications for the Tenant Finish Work and copies of all permits and approvals, operating manuals, and third party warranties and guaranties relating to the Tenant Finish Work. Because Substantial Completion of the Landlord’s Work may occur prior to the completion of the Tenant Finish Work, Tenant agrees that in the event any portion of the Landlord’s Work (including, without limitation, the Building entrance, sidewalks, landscaping and parking lot) is damaged by Tenant or any of its contractors, suppliers and material during the construction of the Tenant Finish Work, Tenant shall cause all such damage to be promptly repaired to its original condition at Tenant’s expense.

5.                                              Changes/Field Adjustments. Tenant shall have the right, from time to time after the approval of the Final Tenant Finish Work Construction Documents, to make reasonable and non-material changes/field adjustments in and to the same in each instance without the consent of Landlord, to the extent that the same shall be necessary or desirable in order to adjust to actual field conditions or to cause the Tenant Finish Work to comply with any applicable requirements

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of public authorities and/or requirements of insurance bodies, and provided such changes/field adjustments do not interfere with the progress of the Landlord’s Work. All changes/field adjustments shall be noted on the applicable plans or documents, and such plans or documents, as noted with such changes/field adjustments, shall constitute the final as-built drawings and specifications for the Tenant Finish Work.

ARTICLE III

Miscellaneous

1.                                              Representatives. Whenever in this Exhibit “E” Landlord is required to submit any documents to Tenant for Tenant’s review or communicate with Tenant respecting the matters set forth in this Exhibit “E”, or Tenant is given the authority to make comments or changes to any documents submitted by Landlord or approve changes requested by Landlord, “Tenant” shall mean Adrian Rawcliffe, Tenant’s authorized representative and “Premises Manager” for this purpose, and Landlord shall be entitled to rely on the actions of such person as being authorized by Tenant. Whenever in this Exhibit “E” Tenant is required to submit any documents to Landlord for Landlord’s review or communicate with Landlord respecting the matters set forth in this Exhibit “E”, or Landlord is given the authority to make comments or changes to any documents submitted by Tenant or approve changes requested by Tenant, “Landlord” shall mean Brian Cohen, Landlord’s authorized representative and “Premises Manager” for this purpose (or such other representative or Premises Manager as may be designated by Landlord from time to time), and Tenant shall be entitled to rely on the actions of such person as being authorized by Landlord. The provisions of this paragraph expressly supersede the notice provisions of Section 25 of the Lease with respect to the matters set forth herein.

2.                                              Cooperation of the Parties. The parties agree to meet regularly to discuss and develop the base building, tenant improvement and tenant finish documents described in this Exhibit “E”, it being the intention of the parties to work collaboratively to design and implement the project in a first class manner and in form mutually agreeable to the parties. The parties each agree to fully cooperate with one another and cause each other’s contractors and design professionals to similarly cooperate so that the concurrent undertaking of the Landlord’s Work and the Tenant Finish Work will be performed and completed in as smooth and harmonious a manner as is possible.

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SCHEDULE 1 to EXHIBIT “E”

BASE BUILDING DESIGN DEVELOPMENT DOCUMENTS

(Attached)

DIGSAU

351 ROUSE

GROUND FLOOR PLAN

A210

100% SD

DIGSAU

LIBERTY PROPERTY TRUST

351 ROUSE

SHEET NAME

ROOF PLAN

SHEET NUMBER

A230

PROJECT PHASE

Base Building Specifications

The work described herein shall be provided by Landlord at its sole cost and expense as part of the Building Core and Shell Work, including work that is reasonably inferable from this Base Building Specification. All components of this Base Building Specification, whether stated or not, shall include all necessary items in order to meet all code requirements, and industry standards for a first class office building. Items not specifically contained in this Base Building Specification exhibit or the Base Building Construction Documents shall be considered part of Tenant’s Work.

The design of the building core and shell shall endeavor to achieve LEED Gold certification as defined by the U.S. Green Building Council under version 3. In order to maximize the opportunity to achieve this Gold level of certification, Tenant shall, to the extent within Tenant’s budget, design and construct certain items of Tenant Work to achieve points not available as part of Landlord’s Work.

The document and the attached drawings are conceptual in nature and meant to define the minimum building performance criteria used in developing the base building core and shell elements. Where allowances are stated, Landlord may elect to provide, at its sole discretion and expense, more than the allowance which is specified or shift money from one allowance to another.

Division 1 — General

1.              Specification Content: Because of methods by which this project specification has been produced, certain general characteristics of content and conventions in use of language are explained as follows:

a.              Furnish: Except as otherwise defined in greater detail, term “furnish” is used to mean supply and deliver to project site, ready for unloading, unpacking, assembly, installation, etc., as applicable in each instance.

b.              Install: Except as otherwise defined in greater detail, term “install” is used to describe operations at project site including unloading, unpacking, assembly, erection, placing, anchoring, applying working to dimension, finishing, curing, protecting, cleaning and similar operations as applicable in each instance.

c.               Provide: Except as otherwise defined in greater detail, term “provide” means furnish and install, complete and ready for intended use, as applicable in each instance.

d.              Remove: Except as otherwise defined in greater detail, term “remove” means demolish, detach or otherwise remove described construction assembly and /or furnishings from the tenant space and legally dispose of such material.

e.               Unless stated otherwise, all area measurements in square feet refer to rentable square feet.

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2.              The landlord shall provide the items indicated in this specification. No material substitutions shall be permitted unless the Tenant and/or its architect reach prior agreement.

3.              Contractor shall be responsible for ail information herein. Where the Base Building Specification conflicts with the Schematic Documents, the more onerous requirement shall govern.

4.              Landlord shall be responsible for securing and the cost of all applicable permits, approvals, and taxes involved in the base building work.

5.              Any materials specified in this document shall be subject to the availability of such material and confirmation that the material can be properly installed and maintained for the intended purpose.

Division 2 — Site work

1.              All Site work necessary for the development and operation of a code compliant site and Building, including grading, any environmental remediation required by the applicable governing authorities, landscaping, parking fields, lighting and drainage, as well as, all work necessary to bring required utilities into the Building, as described herein.

2.              Excavation & Earthwork

a.              The site will be cleared and any demolition of the project site that is needed.

b.              Landlord will place and remove the surcharge and spread over the site to bring up grades as necessary for new parking lots and create a balanced site.

c.               Landlord will fine grade all areas, including the building pad, sidewalks, pavers and parking lots.

d.              Landlord or its designated agent shall be responsible for compaction testing and subsurface exploration and for compliance with results of compaction testing and subsurface exploration.

e.               Landlord will rough grade and seed area 10’ border around the building site, Rouse Boulevard, League Island Boulevard and future Normandy, portions of which shall be raised in surcharge condition, by Landlord at a later date.

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2.              The landlord shall provide the items indicated in this specification. No material substitutions shall be permitted unless the Tenant and/or its architect reach prior agreement.

3.              Contractor shall be responsible for all information herein. Where the Base Building Specification conflicts with the Schematic Documents, the more onerous requirement shall govern.

4.              Landlord shall be responsible for securing and the cost of all applicable permits, approvals, and taxes involved in the base building work.

5.              Any materials specified in this document shall be subject to the availability of such material and confirmation that the material can be properly installed and maintained for the intended purpose.

Division 2 — Site work

1.              All Site work necessary for the development and operation of a code compliant site and Building, including grading, any environmental remediation required by the applicable governing authorities, landscaping, parking fields, lighting and drainage, as well as, all work necessary to bring required utilities into the Building, as described herein.

2.              Excavation & Earthwork

a.              The site will be cleared and any demolition of the project site that is needed.

b.              Landlord will place and remove the surcharge and spread over the site to bring up grades as necessary for new parking lots and create a balanced site.

c.               Landlord will fine grade all areas, including the building pad, sidewalks, pavers and parking lots.

d.              Landlord or its designated agent shall be responsible for compaction testing and subsurface exploration and for compliance with results of compaction testing and subsurface exploration.

e.               Landlord will rough grade and seed area 10’ border around the building site, Rouse Boulevard, League Island Boulevard and future Normandy, portions of which shall be raised in surcharge condition, by Landlord at a later date.

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3.              Site Utilities & Storm Drainage

a.              All storm water requirements for the building and all parking lots including all storm piping, inlets, manholes, basins, and rain gardens and, in general, all storm water requirements as required by local, state, and federal officials.

b.              One building sanitary lateral sized to accommodate a general office building load connected into Rouse Blvd, along with one new sanitary manhole. Sanitary sewer lateral is a 6” diameter pipe connected to the sanitary main located in Rouse Blvd. Should Tenant require additional capacity for its specific use, Landlord shall coordinate with Tenant to increase the base building capacity. In order to accommodate this work, Tenant shall provide the design to Landlord by the date included in Schedule B of the Work Letter attached to the Lease. All costs associated with this work shall be a Tenant Change Request as defined in the Lease.

c.               A 3” domestic and 6” fire water service sized to accommodate a general office building load into the building from Rouse Boulevard as required by state or local governmental authorities. Should Tenant require additional capacity for its specific use, Landlord shall coordinate with Tenant to increase the base building capacity. In order to accommodate this work, Tenant shall provide the design to Landlord by the date included in Schedule B of the Work Letter attached to the Lease. All costs associated with this work shall be a Tenant Change Request as defined in the Lease.

d.              New fire hydrants to be incorporated on site into the existing fire loop as required by state or local governmental authorities.

e.               Relocate existing fire hydrant from on sidewalk in front of future building to a location on the sidewalk between 4750 League Island Boulevard parking lot and corner of future Normandy and Rouse Boulevard.

f.                Landlord will provide a 1500 kva base building transformer. The building primary service transformer shall be provided on a pad and screened from general street and parking views.

g.               Gas service shall be provided from the gas main in Rouse Boulevard to a manifold outside of the building in the mechanical yard. Tenant shall contract directly with PGW for gas service.

h.              Landlord shall provide two (2) 4” conduits from a handhole location on Rouse Boulevard to a demarcation room on the first floor of the building. All telecommunications service to be provided directly by Tenant.

i.                  Landlord shall, provide an area for Tenant to install concrete pad for a nitrogen gas container within a proposed exterior mechanical area. Location and screening of

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Tenant’s nitrogen gas container shall be approved by Landlord. Pad and additional screening required for Tenant’s nitrogen gas container shall be at Tenant’s sole cost,

4.              Site Improvements and Paving

a.              Standard duty asphalt paving at the parking lot (6” base, 2 ½” binder, 1 ½” topping) with all appropriate handicapped signage as required by the local and/or state governmental authorities. Signage to be consistent with Navy Yard standards. Heavy duty asphalt paving at the loading area.

b.              Paving to take into account storm water management requirements.

c.               Concrete sidewalks and streetscape from back of curb at:

i)                 Rouse Boulevard consistent with existing sidewalks and streetscape on Rouse Boulevard, including rain gardens,

ii)              Concrete stairs and ramp (if required) in accordance with all applicable codes.

iii)           Concrete curbs at the parking areas where appropriate and required. No curb required on west side. Concrete parking bumpers at north border of parking area.

d.              The site wall shall serve to screen the service area to visually separate the loading area, base building equipment and two dumpsters from the pedestrian walkways. Landlord will provide Tenant with truck-accessible area for storage of necessary nitrogen tank. Location and screening of Tenant’s equipment shall be approved by Landlord. Pad and additional screening required for Tenant’s equipment shall be at Tenant’s sole cost.

e.               Landlord will provide Tenant with an area for Tenant to install a generator at Tenant’s sole cost and expense. Location and screening of Tenant’s generator shall be approved by Landlord. Pad and additional screening required for Tenant’s generator shall be at Tenant’s sole cost.

f.                A single illuminated monument sign, consistent with Navy Yard standards, will be provided.

g.               Bike racks will be installed to accommodate LEED requirements.

Pavers at main entrance plaza outside of Lobby area.

5.              Site Lighting

a.              Parking lot fixtures to be placed in the parking lots per code and LEED requirements. All parking lot fixtures and illumination levels shall be consistent with parking lot fixtures at other Navy Yard Buildings developed by Landlord (or its affiliates). Landlord will furnish and install site lights along the walks and entrances of the building.

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6.              Landscaping:

a.              All landscaping for the streetscape (curb to sidewalk) shall be consistent with the Navy Yard standards currently in place for each applicable street.

b.              Landlord will provide all trees, plantings, landscaping and topsoil for the site. Landscaping shall be of a similar quality and consistent with a first class office building and those surrounding the building developed by Landlord (or its affiliate).

c.               Landscaping shall be compatible with LEED requirements and therefore no irrigation system is included.

Division 3 — Structural System

1.              General

The building structure consists of a conventional steel superstructure designed to withstand code wind and seismic forces. Basic wind speed (per IBC) is 90mph, Importance Factor 1=1.15 (per FM). Seismic criteria Sds=0.295, Sdl=0.096. Elevated slabs to be designed as composite steel and concrete slab frame system. The building will have a conventional 5” concrete slab on grade as a result of pre-compacted soils. Column footings shall be either traditional spread footings or piles and deep foundations have been excluded based on geotechnical reports on adjacent site. Landlord shall schedule ground floor cast in place slab on grade to accommodate Tenant’s under slab utility installation.

2.              Applicable Codes: All structural elements shall be designed in accordance with the requirements of the International Building Code, 2009 with City of Philadelphia amendments.

3.              Design Loads

a.              Uniformly Distributed Live Loads

(1) Offices	100 lbs./sq. ft (reducible per IBC)

(2) Ground Floor	150 lbs./sq. ft

(3) Lobbies and Corridors	100 lbs./sq. ft

(4) Stairways	100 lbs./sq. ft.

(5) Exit Facilities	100 lbs./sq. ft

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(6) Recycling Room	125 lbs./sq. ft

(7) Mechanical Rooms	150 lbs./sq. ft.

(8) Roofs (snow)	30 lbs./sq. ft. plus drifting.

b. Superimposed Loads

(1) Hung ceilings:	3 psf

(2) Suspended mechanical (typ. floor):	10 psf

(3) Suspended mechanical (floors above mechanical):	15 psf

(4) Movable partitions (live load):	(N/A since Live Load= l00psf)

(5) 3” Floor Finish at ground floor lobbies:	30 psf

(6) Curtain wall:	20 psf

4.              Vibration:

Elevated slabs will be designed to meet AISC/CSI Design Guide #11 meeting a paper office criteria under walking loading. Acceleration Limit = 0.5%g. All vibration damping shall be accommodated through Tenant’s equipment.

5.              Concrete

a.              Column footings shall be either traditional spread footings. Piles and deep foundations have been excluded based on geotechnical reports on adjacent site and the intent to surcharge the site to achieve the desired soil bearing capacity.

b.              All base building penetrations in the floor slab to be firestopped as per Code for a general office building use.

c.               All concrete structures shall be designed in accordance with International Building Code, 2009 with City of Philadelphia amendments, for a general office building use. Ultimate strength design shall be used in accordance with ACI-318-05, “American Concrete Institute, Building Code for Structural Concrete”. In general, details shall be in accordance with ACI 315, “Manual of Standard Practice for Detailing Reinforced Concrete Structures”, latest edition.

d.              Concrete Design Criteria:

a. Design Strengths (28 days):

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(1)        Slab on Grade                                                                                                                          4000 psi N.W.

(2)        Slab on Metal Deck                                                                                            3000 psi N.W.

e.               Concrete Floor Flatness & Levelness (as measured within X days of the pour):

a. 1st Floor to achieve Ff 25, Fl 25 minimum local values Ff=24. F1=18. Elevated floors to achieve Ff 25 as tested within 24 hours of pour. Construction manager to coordinate with Landlord’s testing contractor.

6.              Structural Steel

a.              Clear heights from top of slab to underside of structure shall be 16’0” on the second floor. Clear heights from the top of slab to the underside of structure shall be 14’0” on the first floor.

7.              Foundations and Slab on Grade

a.              Landlord shall coordinate with Tenant to install any under slab electrical, tele/data conduit, as well as additional plumbing for GMP, the lab, support or food service and preparation area prior to pouring slabs. In order to accommodate this work, Tenant shall provide the design to Landlord by the date included in Schedule B of the Work Letter attached to the Lease. All costs associated with this work shall be a Tenant Change Request as defined in the Lease.

b.              Landlord will surcharge the building pad for a pre-determined period of time as determined by the geotechnical engineer to construct a slab on grade. Landlord will remove the surcharge and spread over the site to bring up grades as necessary for new parking lots. This specification assumes that no piles shall be required and that surcharge shall be sufficient for bearing capacity of the entire building structure.

c.               The foundation walls around the elevator pit will be cast in place concrete with mild steel reinforcing at each face.

d.              The perimeter of the ground level will have cast in place grade beam to protect slab on ground from heaving and support the exterior façade, as specified and designed by a registered structural engineer.

e.               Ground level will be surcharged with a slab on grade on compacted fill and will be reinforced with WWF over a 15mil Stego Wrap.

f.                Landlord shall coordinate with Tenant to thicken any slab areas or add any additional structural support required for Tenant equipment (or other) loads in excess of the structural capacity of the base building. In order to accommodate this work, Tenant shall

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provide the design to Landlord by the date included in Schedule B of the Work Letter attached to the Lease. All costs associated with this work shall be a Tenant Change Request as defined in the Lease.

8.              Superstructure

a.              In general, details and design of structural steel shall be in accordance with the American Institute of Steel Construction, “Manual of Steel Construction, Load and Resistance Factor Design”, latest edition. Cementitious fireproofing for structural beams, girders and columns to meet code requirements. SOFP is provided only on select members requiring rating by code for general office building. Any patching required as a result of the Tenant Improvements shall be a Tenant cost. Landlord estimates that such repair would be $2,500 per work day for any repairs.

b.              The floor framing system will be steel beams and girders with a concrete slab on metal deck, as specified and designed by a registered structural engineer.

c.               The upper floor slab will be approximately 5 1/2” composite deck with light weight concrete topping. Landlord shall coordinate with Tenant plumbing and electrical sleeves and through-floor piping prior to pouring slabs. Tenant shall provide these locations in conformance with the plan submissions outlined in the lease. If Tenant does not provide these locations within the specified timeframe, Landlord shall still coordinate with Tenant, however, any additional cost shall be borne by Tenant.

d.              The roof will consist of a 1.5” 22 gauge galvanized metal deck spanning between the beams and/or joists.

e.               (A) packaged roof top unit(s) will be located, to the extent possible, over core areas and/or stair towers on acoustical curbs. An acoustical curb is insulated at its perimeter and performs vibration mitigation with integral springs or neoprene pads that support and decouple the unit from the building structure. Where the unit(s) are not located over core areas, two layers of 5/8” dens deck shall be provided under the unit(s) to provide additional mass and acoustical dampening properties.

f.                Any Tenant-furnished roof-top units shall be placed on an acoustical curb, insulated at its perimeter and performing vibration mitigation with integral springs or neoprene pads that support and decouple the unit from the building structure. Where the unit(s) are not located over core areas, two layers of 5/8” dens deck shall be provided under the unit(s) to provide additional mass and acoustical dampening properties. Any structural modifications and support, shafts, fire ratings and roof penetrations to accommodate Tenant’s improvements and associated MEP systems shall be the Tenant’s responsibility.

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Division 9 — Finishes

1.              First Floor Lobby (please refer to the plan attached to this specification showing the areas and locations of these finishes)

a.              The lobby floor shall be of a quality and price per square foot equal to $50 per square foot installed. Square footage of lobby floor to be provided. The final selection of the lobby floor material shall be subject to this allowance and mutually approved by Landlord and Tenant.

b.              Lighting in the lobby shall be consistent with a first class office building. Atrium lighting shall utilize programmable settings as required by LEED.

c.               The north lobby wall shall be upgraded according to building plans as developed through the design process.

2.              Base Building Shafts, Core and Utility Rooms

a.              Landlord shall tape and spackle all base building drywall on Tenant side of, all fire stairs, elevators, toilets, electrical rooms, telephone rooms, janitor closets fully compliant with applicable Code and fire ratings.

b.              Core rooms at the perimeter shall have drywall, studs and insulation.

c.               All other interior framing, perimeter drywall, and interior finishes are the responsibility of the Tenant consistent with a first class building at The Navy Yard.

d.              Tenant shall furnish and install vapor barrier and insulation on all floors at perimeter walls, above and below the fenestration consistent with a first class building at The Navy Yard

e.               Structural steel columns are not enclosed in drywall (perimeter and interior columns), except in common areas. For all core and utility rooms Landlord shall provide the following:

i.                  emergency exit lighting and signage; emergency light circuits tied into lights; lights switches unless controlled through the BAS with motion detection or timers, and convenience electrical power outlets including GF1 outlets in wet locations;

ii.               fire detection and alarm devices, including heat and/or smoke detectors, pull stations, and strobes and smoke/fire dampers including all interconnections to the building fire alarm and control system if and as required by code;

iii.            separate HVAC zone with all ductwork (including air transfer ducts), dampers, diffusers, and controls as required;

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iv.           fully sprinkled with concealed heads at finished ceiling locations and upright heads where no finished ceiling exist; fire extinguishers and cabinets (if required) to be Code compliant.

f.                A Janitor’s closet shall be provided on each floor and include floor mounted service sink, surrounded by Fiber Reinforced Panel, sealed concrete floors, taped, spackled and painted GWB walls; general lighting, and HVAC, fire protection and life safety systems compliant with applicable Codes.

g.               Core electric closets, available for Tenant use, shall be provided on each floor, finished and painted GWB walls, general lighting, fire protection and life safety systems per Code.

h.              Elevator machine room (if applicable) shall include sealed concrete floors, finished and painted GWB walls, general lighting, fire protection, HVAC (if required by code) and life safety systems per Code.

i.                  Mechanical rooms shall include sealed concrete floors, finished and painted GWB walls, general lighting, fire protection, HVAC (if required by code) and life safety systems per Code.

j.                 Common electrical rooms shall include finished and painted GWB walls, general lighting, fire protection and life safety systems per Code.

3.              Typical base building doors

a.              In areas visible from corridors or from Tenant spaces:

i.                  Doors shall be 3’ x 8’ wood veneer solid core wood, in hollow metal frames.

ii.               Hardware shall be brushed stainless steel, commercial grade with cylinder or mortise locksets, ball bearing hinges, and with closers as required by Code. All hardware and doors to be ADA compliant.

b.              In areas not visible from corridors or from Tenant spaces:

i.                  Doors shall be hollow metal, in hollow metal frames.

ii.               Hardware shall be brushed stainless steel, commercial grade with cylinder or mortise locksets, ball bearing hinges, and with closers as required by Code. All hardware and doors to be ADA compliant.

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4.              Fire Stairs

a.              Fire stairs (fire rated enclosure) shall be painted metal rails, finished and painted GWB or masonry walls, general lighting, fire protection and life safety systems as required by code.

b.              Stairs to be pre-engineered steel fire egress stairs.

c.               Landlord will allow Tenant use of fire stairs as interconnecting stairs and, at Tenant’s option, to upgrade finishes in fire stairs at Tenant’s cost, with Landlord’s prior approval. Should Tenant exercise this option, Tenant shall provide the design to Landlord by the date included in Schedule B of the Work Letter attached to the Lease. All costs associated with this work shall be a Tenant Change Request as defined in the Lease.

5.              Toilet rooms

a.              The number of fixtures shall be consistent with the number of fixtures depicted in the Schematic Plans and shall be compliant with the relevant code based on a general multi-tenant office use and occupancy of the building.

b.              Toilet room fixture counts and construction will comply with the LEED, ADA and applicable codes for a general office building.

c.               Toilet room entry doors shall be a painted metal door frame with a 3’ x 8’ wood veneer solid wood door.

d.              White ceramic sinks under-mounted in a honed stone countertop, or equal. Countertops to be Montclair Danby Vein Cut Honed Marble or equal.

e.               A single pane mirror on the wall behind sinks.

f.                The wet walls shall have ceramic tile finish over 5/8” water resistant GWB. Wall tile shall be Dal Tile Modern Dimensions or equal.

g.               Walls other than the primary wet wall shall be finished and painted GWB walls with ceramic tile base;

h.              Floors shall be porcelain tile floors (Porcelanosa Urbatek or equal).

i.                  Ceilings shall be 2’x4’ suspended acoustical tile ceiling modeled to simulate 2’x2’, with light cove over lavatories and water closets.

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j.                 Toilet closets with floor to ceiling drywall between stalls and doors (stain grade pre-finished 1 3/4” solid core wood door with a rift-sawn white oak veneer or equal) from 12” above finished floor (“a.f.f.”) to 6’-0” a.f.f.

k.              All urinals shall be wall mounted waterless (if allowed by code) or ultra low flow if waterless not allowed by code.

1.              Water closets shall be wall mounted ultra low flow sensor operated.

m.          Sinks shall be ultra low flow and sensor operated.

n.              Toilet accessories, including soap dispensers and paper towel dispensers;

6.              Building Exterior

a.              Exterior skin shall meet the requirements necessary to meet ASHRAE 90.1 2007 energy code requirements.

b.              Exterior Walls shall be defined in the building plans.

7.              Roof

a.              Landlord shall provide all framing and flashing for roof penetrations related to Landlord’s work.

b.              Roof will be R-38, or as required for LEED, two-layer insulated, 45 mil fabric reinforced white TPO membrane fully-adhered with a 15-year warranty.

c.               Landlord shall allow Tenant to place certain equipment on the roof for office, laboratory and GMP manufacturing process, with Landlord’s prior approval. Should base building structural modifications be required to accommodate placement of this equipment, Tenant shall provide the design to Landlord by the date included in Schedule B of the Work Letter attached to the Lease. All costs, including necessary screening, associated with this work shall be a Tenant Change Request as defined in the Lease.

d.              Tenant shall engage Landlord’s roof vendor for all repairs in order to maintain roof warranty.

8.              Lobby Entrance Vestibules

a.              Landlord shall provide a vestibule into the lobby as located on the plans.

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b.              Entry vestibule shall consist of two sets of double doors.

c.               Doors to be 3’ wide by 10’ high aluminum frame tempered glass with a custom stainless steel door pull. One set of doors to have an automatic door opening mechanism to be ADA compliant.

d.              Unit heaters are included in vestibule.

Division 10 — Specialties

1.              As the sole tenant in the building, Tenant shall provide all the interior building signage so that such signage is consistent throughout. The design of all signage shall be subject to Landlord’s approval and consistent with a first class office building. Landlord shall provide a $1,000 dollar allowance for Code and ADA required base building signage for Tenant to use.

2.              Telecommunications system. Landlord shall provide:

a.              Plywood backboards, general lighting, in main telecommunications room (D-mark room) on the ground floor, and two (2) 4” conduits from the main point of entry to the building to D-mark room. Two vertical pathways with sleeves shall be provided from the D-mark room to the second floor.

3.              Smoke, fire and sprinkler alarm system. In Core rooms, lobby and bathrooms, Landlord shall provide:

a.              Recessed fire extinguisher cabinets with fire extinguishers in sufficient quantities and located compliant with Code. Cabinets shall be factory finished brushed stainless steel if allowed by Code.

b.              Addressable fire and sprinkler alarm system in accordance with code requirements including non-coded semi-flush mounted pull stations at the exit stairs, strobe and speaker strobe devices, etc. as per code requirements. The complete fire detection system shall be installed, operated and tested in accordance with NFPA, applicable Code and ADA requirements capable of integrating with Tenant’s work.

c.               The smoke detection system shall consist of products of combustion, ionization type detectors in supply and return air ductwork as per code requirements.

d.              The sprinkler and sprinkler alarm system shall consist of water flow devices and tamper switches and fire alarm control panel at a central location.

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e.               Fire command station shall contain, in addition to the fire alarm related annunciation and communication and elevator recall functions, if required by code, a central damper.

4.              Security System: Security system shall be at Tenant’s sole cost and expense, with Landlord’s approval. In order to accommodate this work, Tenant shall provide the design to Landlord by the date included in Schedule B of the Work Letter attached to the Lease. All costs associated with this work shall be a Tenant Change Request as defined in the Lease.

Division 12 — Furnishings

1.              Window shades, Mecho shade or equal, and window shade pockets shall be at Tenant’s sole cost and expense. No black-out shades shall be used without Landlord’s prior approval.

Division 15 — Mechanical, Electrical, Plumbing The Base Building Mechanical, Electrical, Plumbing and Fire Suppression systems (“MEP Systems”) shall be designed and constructed through the Base Building General Contractor on a design-build basis.

General: HVAC to be provided for core areas including but not limited to lobby, bathrooms, egress stairs and all office areas not including the lab spaces.

1.                                      Design Criteria

a.                                      Outdoor Design Conditions

1)                                     Summer:                    93.2°F DB and 75.4°F WB (ASHRAE 0.4% values)

a)                                     Air cooled heat rejection equipment capacity shall be rated at 95°F DB

b)                                     Water cooled heat rejection equipment capacity shall be rated at 90°F DB and 78°F WB

2)                                     Winter:                              12.6°F DB (ASHRAE 99.6% value)

b.                                              Indoor Design Conditions:

1)                                     All occupied areas except as noted:

a)                                     Summer:                                              75°F DB (+/-2°F) and 60% RH

b)                                      Winter:                                                       70°F DB (+/-2°F); No humidity control

c.                                       Ventilation Requirements

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1)                                     All areas except lab spaces                                                                                                0.06 cfm/rsf + 5 cfm/person

1.              Landlord shall furnish a Building Automation System (BAS) to be expandable for Tenant’s future use.

2.              Landlord shall furnish roof-top unit(s) and vertical ductwork/shafts to service the lobby, bathrooms, core rooms. Shaft(s) shall be stubbed out to office area for a general office use to a LEED Gold Standard. Landlord shall furnish the distribution ductwork and VAV boxes to service the common areas Tenant shall be responsible for all horizontal trunk and distribution ductwork and VAV boxes to service the office area.

3.              Tenant shall be responsible for all HVAC components for the GMP, lab and support areas.

4.              Two (2) wet-stacks per floor, including valve connections for cold water and capped “Y” connection for waste.

5.              Electric usage during Tenant improvement period shall be handled in the Lease.

d.              Landlord to provide and install an area for Tenant to install a 1,500 KW backup generator including concrete pad, to be located within exterior screened mechanical area. Location and screening of Tenant’s generator shall be approved by Landlord. Pad and additional screening required for Tenant’s generator shall be at Tenant’s sole cost.

Division 17 — Elevators

1.              One (1) elevators shall be provided:

a.              One (1) 3,500 lb. passenger/service elevator.

b.              Elevators will have 9’ ceiling height and 8’ high door opening.

c.               Elevators to service floors 1-2.

d.              Elevator lobbies shall include finished stainless steel door frames, hall lanterns and call buttons, fire department connections and placards as required by ADA and applicable Codes.

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SCHEDULE 2 to EXHIBIT “E”

TIMETABLE FOR SUBMISSION AND APPROVAL OF PLANS AND

SPECIFICATIONS FOR LANDLORD’S WORK

	Outside Date for		Resubmission by
	Submission by Base	Date for Response by	Base Building
	Building Architect	Tenant	Architect

Base Building Construction Documents	September 15, 2015	7 Days after Submission	7 Days after Tenant Response

SCHEDULE 3 to Exhibit “E”

TIMETABLE FOR SUBMISSION AND APPROVAL OF PLANS AND

SPECIFICATIONS FOR TENANT IMPROVEMENT WORK

Outside Date for
	Submission by	Date for Response by	Resubmission by
	Tenant Design Team	Landlord	Tenant Design Team

TI Schematic Documents	August 14, 2015	7 Days after Submission	7 Days after Landlord Response
TI Design Development Documents	October 30, 2015	7 Days after Submission	7 Days after Landlord Response
TI Construction Documents	February 5, 2016	7 Days after Submission	7 Days after Landlord Response

SCHEDULE 4 to Exhibit “E”

TIMETABLE FOR SUBMISSION AND APPROVAL OF PLANS FOR

CRITICAL DESIGN ELEMENTS

Outside Date for
	Submission by	Date for Response by	Resubmission by
	Tenant Design Team	Landlord	Tenant Design Team

Excess Structural Loads	August 14, 2015	7 Days after Submission	7 Days after Landlord Response

Under Slab Requirements	August 14, 2015	7 Days after Submission	7 Days after Landlord Response

Roof Penetrations	August 14, 2015	7 Days after Submission	7 Days after Landlord Response

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SCHEDULE 5 to Exhibit “E”

TENANT IMPROVEMENT CONCEPT DOCUMENTS

Tenant shall develop the Tenant Improvement Concept Documents as promptly as practicable after the Effective Date of the Lease and proffer them to Landlord for Landlord’s approval, such approval not to be unreasonably withheld, conditioned or delayed. The Tenant Improvement Concept Documents, as thereby mutually approved by the parties, shall then be deemed attached as this Schedule 5 to Exhibit “E”.

SCHEDULE 6 to Exhibit “E”

GC RESPONSIBILITIES

A.            GENERAL

1.              The General Contractor shall provide PreConstruction, Value Engineering, Procurement, Construction, Commissioning, and Handover services using the Construction Manager’s reasonable efforts to perform GC responsibilities in an expeditious and economical manner consistent with the interests of Landlord and Tenant during all phases of the work.

2.              The General Contractor shall provide the necessary expertise and knowledge, management capability, financial and personnel resources to fulfill the obligations defined herein.

3.              The General Contractor agrees to undertake and carry out all services and activities necessary to facilitate construction of the work in accordance with Landlord’s and Tenant’s budget, quality and schedule objectives.

B.            PROJECT DESIGN / PLANNING PHASE

1.              General Contractor shall attend regular meetings with other team members such as Landlord, Tenant, Tenant Design Team and local authorities.

2.              General Contractor shall prepare a preliminary Project Schedule for the project that specifies the proposed start and finish dates for each significant project activity, and the dates by which certain construction and Tenant activities must be completed.

3.              The General Contractor shall coordinate and integrate the preliminary Project schedule with the services and activities of the Landlord, Tenant, Tenant Design Team and other project entities.

4.              Following Landlord approval, a master critical path control schedule shall be agreed against which variances shall be tracked and managed. On a regular basis, General Contractor shall update the master schedule as needed advising Landlord and Tenant of any critical impacts or deviations from the baseline. If the preliminary Project schedule updates indicate that previously approved schedules may not be met, the General Contractor shall recommend specific actions and/or changes which will allow the project to be completed within the Tenant’s required duration.

5.              As design proceeds, the preliminary Project schedule detail shall be enhanced to indicate proposed activity sequences and durations, milestone dates for receipt and approval of pertinent information, preparation and processing of shop drawings and samples, and the delivery of materials or equipment requiring long-lead time procurement.

6.              During the Design Phase, the General Contractor shall provide a written detailed coordination and quality review of the design (all Drawings and Specifications), in a form acceptable to Landlord and Tenant at Schematic Design, Design Development and Construction Document submissions. These reviews shall make an effort to the best of the General Contractor’s ability to (a) identify, minimize and eliminate areas of conflict, errors, omissions, and overlapping of the Work to be

1

performed by the various subcontractors (b) confirm that the full scope of the Work has been included in the Drawings, including sufficient detailing, description and coordination to allow accurate pricing and full construction (c) endeavor to minimize cost and value Tenant Design Team where appropriate to meet budgets or other Tenant needs, and (d) allow for phased and/or fast-track bid packages and construction, as required.

7.              When Schematic Design Documents have been prepared by the Tenant Design Team and approved by the Tenant, the General Contractor shall prepare for the review of the Tenant, a cost estimate with supporting data and any modifications to the Project Schedule. The General Contractor shall update and refine this estimate at intervals agreed with Landlord and Tenant.

8.              When Design Development Documents have been prepared by the Tenant Design Team, the General Contractor shall prepare a more detailed cost estimate with supporting data and any modifications to the Project schedule for review by Tenant. The General Contractor shall update and refine this estimate as appropriate.

9.              Subject to approval of Landlord related solely to the time of delivery, if any cost estimate submitted to the Tenant exceeds previously approved estimates or the Tenant’s budget, the General Contractor shall note variances and recommend specific actions and/or changes in the project program, to the Tenant and Tenant Design Team, which will reduce costs.

10.       To the extent appropriate, Landlord, Tenant and the General Contractor shall jointly agree to levels of Construction Contingencies, Design Growth Allowances and other Contingencies to be applied to cost estimate work packages.

11.       The General Contractor shall coordinate government agency permit submissions and liaise with authorities on behalf of Landlord, Tenant and Tenant Design Team.

C.            PROCUREMENT PHASE

1.              The General Contractor shall compile a plan for procurement of all Material and Works packages, indicating required dates for design document issue by the Tenant Design Team. The General Contractor shall coordinate the schedule for Works Package procurement with Landlord, Tenant and the Tenant Design Team.

2.              The General Contractor shall develop and maintain the procurement plan and provide regular progress updates to Landlord and Tenant.

3.              Procurement of any long lead items that may impact achievement of the Project Schedule shall be identified and expedited by the General Contractor.

4.              The General Contractor shall develop Subcontractor milestone schedule / substantial completion dates for inclusion in bid packages.

5.              The General Contractor shall solicit no less than three competitive bids for all Material and Subcontract work packages in excess of $50,000. Tenant approval may be granted to award work packages without competitive bid, at Tenant’s sole discretion.

6.              The General Contractor shall develop detailed Subcontractor scope-of-work narratives for inclusion in bid packages.

7.              General Contractor shall develop schedules of bid breakdowns, labor rates, unit rates and OH&P

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markups to be submitted by bidders for use in pricing contract change orders.

8.              The General Contractor shall develop and use a documented subcontractor and supplier prequalification process, reviewed with and agreed to by Tenant, promoting a harmonious work environment. This plan may include items such as screening potential firms for current and future workload, material availability and cost, subcontract or purchase order conditions, insurance, safety record, available and capable tradesmen, financial condition, prior working relationship with the General Contractor, prior working relationship with Tenant, willingness to perform the work, bonding ability, ability to meet the Project Schedule, and other factors as determined to protect Tenant’s interests.

9.              The General Contractor shall hold pre-bid and pre-award meetings with all potential and selected major suppliers to assure that all qualifications will be met, scopes of work are proper to assure full coverage of the Work, and that there is full understanding of all issues or questions by all parties.

10.       All work package contract awards shall be made to the qualified bidder submitting the most technically compliant and commercially acceptable bid. Tenant shall retain the right to have the ultimate decision on which supplier is awarded the work package. Tenant written approval is required prior to the General Contractor placing any Material or Subcontractor contracts.

11.       For work proposed to be self-performed by the General Contractor, all materials and supplies used shall be competitively bid unless approved otherwise by Tenant. Billable hourly rates and production rates, where applicable, for self-performed work shall be established during the Pre-Construction phase and be competitive with similar contractors and trades providing similar work in the same geographical area.

D.            CONSTRUCTION PHASE

1.              The General Contractor shall develop and maintain the following documentation through project completion:

i.	Trade Contractor Contacts List.
ii.	Coordinated Construction Schedule.
iii.	Project Cost Report.
iv.	Submittals Log.
v.	RFI Log.
vi.	Commissioning Matrix.
vii.	Monthly Project Progress Updates.
viii.	Subcontractor Change Order Log.
ix.	Technical Turnover Package Matrix.

2.              General Contractor shall chair regular construction coordination meetings (to be attended by Landlord, Tenant, Tenant Design Team, Tenants consultant personnel and subcontractors) and issue meeting minutes in a timely manner.

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3.              General Contractor shall initiate and implement an active, continuous comprehensive safety, health, and fire protection program for the Project.

4.              General Contractor shall maintain supervision personnel presence on site during all installation activities.

5.              General Contractor is responsible for maintaining a clean site and a safe site at all times.

6.              General Contractor shall ensure necessary General Conditions requirements such as temporary partitions / protection, floor & roof scanning, dust / noise / smoke control, trash removal / dumpsters, document reproduction, temporary storage, site communications etc. These costs may be included in subcontracts as oppose to General Contractor’s General Conditions.

7.              The General Contractor, Landlord and Tenant shall jointly develop a system of cost control for the Work, including regular monitoring of actual costs for activities in progress and estimates for uncompleted tasks and proposed changes. The General Contractor shall identify variances between actual and budgeted costs in the cost report.

8.              General Contractor shall establish and implement procedures for expediting and processing requests for clarifications and interpretations of the Contract Documents; shop drawings, samples and other submittals; contract schedule adjustments; change order proposals; written proposals for substitutions; payment applications; and the maintenance of logs.

9.              General Contractor shall Examine Subcontractor requests for information, shop drawings, samples, and other submittals to determine the anticipated effect on compliance with project requirements, contract value, and the master schedule. The GC shall forward to the Tenant Design Team for review, approval or rejection, as appropriate, the request for clarification or interpretation, shop drawing, sample, or other submittal, along with the GC’s comments. The GC’s comments shall relate to matters of cost, scheduling and time of construction, and clarity, consistency, and coordination in documentation. The GC shall receive from the Tenant Design Team, and transmit to Subcontractors, all information so received from the Tenant Design Team.

10.       General Contractor shall fulfil project layout requirements including, but not limited to, the following activities: Plan a cost-effective sequence of construction; carefully and accurately layout, or cause to be laid out, all lines and levels required for the work; carefully compare, or cause to be compared, all lines and elevations given on drawings with existing lines and elevations and review discrepancies with Tenant; verify, or cause to be verified, all dimensions in the field and make all new parts fit existing conditions.

11.       General Contractor shall advise Subcontractors of the Site boundaries, including necessary easements, rights-of-way, and temporary or permanent access roads, and ensure that Subcontractors adhere to these boundaries.

12.       General Contractor shall make continuous evaluation of construction progress and impending problems and take actions to maintain scheduled progress and provide weekly updates to Tenant by doing two-week “look ahead” schedules/updates.

13.       General Contractor shall maintain schedules of percentage of work accomplished by Subcontractors and attach to monthly Application for Payment. Progress payments shall be based on Subcontractor’s percentage of completion of the scheduled activities and the Subcontractor’s compliance with the requirements of the Contract Documents.

14.       General Contractor shall interpret, for the Subcontractors, the intent of Construction Documents

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including securing from Tenant and Tenant Design Team their interpretation of the Design intent.

15.       General Contractor shall establish and implement a change order control system. All changes to the Contract Price shall be only by change orders approved by Tenant. General Contractor shall recommend necessary or desirable changes to the Tenant, review requests for changes and submit recommendations to the Tenant.

16.       All proposed Tenant-initiated changes shall first be described in detail by the GC in a request for a proposal issued to the Subcontractor. The request shall be accompanied by drawings and specifications prepared by the Tenant Design Team if necessary. In response to the request for a proposal, the Subcontractor shall submit to the GC for evaluation detailed information concerning the price and time adjustments, if any, as may be necessary to perform the proposed change order work. The GC shall review the Subcontractor’s proposal, shall discuss the proposed change order with the Subcontractor, and endeavor to determine the Subcontractor’s basis for the price and time proposed to perform the Work

17.       General Contractor shall review the contents of all Subcontractor-requested changes to the Contract Time or Price, endeavor to determine the cause of the request, and assemble and evaluate information concerning the request. The GC shall furnish to Tenant a copy of each change request, and the GC shall in its evaluations of the Subcontractor’s request consider the Tenant’s comments regarding the proposed changes.

18.       General Contractor shall make recommendations to Tenant regarding all proposed change orders. At the Tenant’s direction, the GC shall prepare and issue to the Subcontractor appropriate change order documents.

19.       Prior to the issuance of a change order, the GC shall determine and advise Tenant as to the effect on the master schedule of the change. The GC shall verify that activities and adjustments of time, if any, required by approved change orders have been incorporated into the Construction Schedule.

20.       General Contractor shall establish and implement a program to monitor the quality of construction to guard Tenant against defects and deficiencies in the Work.

21.       General Contractor shall evaluate requests from the Subcontractors for substitution of materials and will obtain written approval from Tenant Design Team or Tenant to approve said requests to ensure that quality is not compromised.

22.       Tenant anticipates awarding separate contracts for performance of certain operations at the Project site. Those operations will run concurrently with the construction activities of the General Contractor. GC shall assist with coordination of these contractors, which include Audio/Visual Equipment, IT hardware, Personnel & Equipment Relocations.

COMMISSIONING & HANDOVER PHASE

A.                        In consultation with the Tenant Design Team, the GC shall prepare a list of incomplete Work or Work which does not conform to the requirements of the Contract Documents. This list shall be attached to the Certificate of Substantial Completion.

B.                        General Contractor shall cooperate with Tenant in identifying punch list items in one comprehensive punch list for each phase of delivery near the end of construction and exercise

5

due diligence in pursuing to completion the correction of such items.

C.                        General Contractor shall request from the Subcontractors appropriate data and assistance, including maintained marked up as—built drawings, for development of record documents. All as-built documents reflecting field modifications shall be transmitted to the Tenant Design Team for integration in final record document package.

D.                        General Contractor shall receive from the Subcontractors operation and maintenance manuals, warranties and guarantees for materials and equipment installed in the Project. The GC shall deliver this information to the Tenant electronically.

E.                         The General Contractor shall handover all specified attic stock and spare parts as required by contract documents.

F.                          General Contractor shall coordinate training sessions to be provided by manufacturers of major equipment and building systems for Tenant’s maintenance and operating personnel.

G.                        The General Contractor shall obtain Occupancy Permits by appropriate Governmental organizations. The General Contractor shall act as Tenant’s representative to satisfy requirements for inspections of the Work, preparing and submitting documentation, coordinating final testing and other activities.

6

PART B

GC REIMBURSEMENT

Third Party Subcontract and Material Work Packages

The cost of all third party work packages except those considered part of General Conditions shall be passed through to Tenant at net cost plus a 3% Fixed Management Fee. The Fixed Fee percentage markup shall constitute General Contractor’s entire profit/fee for performance of the Work. This percentage markup is fixed and not subject to change.

General Conditions

Reimbursement for General Contractor General Conditions / Preliminaries shall be 6%. General Contractor shall receive added general conditions on all change orders at 6% of the added costs. A summary of the General Conditions is included below.

General Conditions exclude costs for permit fees, third party inspections / testing and utility company charges which shall be reimbursed to General Contractor at actual net cost incurred.

Any item(s) that are of an unusual nature or are not clearly identifiable into one of the categories above must be submitted to Tenant for review and approval, prior to commitment and incurring cost for said item(s), if General Contractor expects additional reimbursement for that item.

Liability Insurance

A liability Insurance premium shall be applied to the net cost of all third party work packages (except those considered part of General Conditions) at a rate of 1% of the Total Contract Amount. This percentage markup for Liability Insurance is fixed and not subject to change.

Subcontractor Surety

General Contractor will include subcontractor default insurance or payment at a rate of 1.25% in the cost of the work.

SCHEDULE 7 to Exhibit “E”

OVERVIEW

Landlord proposes to provide project management services related to construction of the Tenant Improvements at the Navy Yard. This scope of work shall commence upon Tenant executing the Lease and shall end upon the completion of the punch list and final payment for the Tenant Improvement Work.

BASIC SCOPE OF SERVICES

Landlord’s Scope of Services for the Tenant Improvement Work shall exceed the level of services otherwise provided for the Base Building Work as described below.

1.              Landlord shall include additional accounting support in order to process Tenant Improvement Work invoices including monthly accounting, payment application review, lien waiver review, and close out coordination and documentation.

2.              Landlord shall be responsible for all fees for legal expenses related to drafting and negotiating the Tenant Improvement Work Construction Contract in a form acceptable to Tenant. Landlord shall hold such construction contract and all liabilities agreed to by Landlord included in the construction contract.

3.              Landlord shall review Tenant’s Tenant Improvement Work design documentation for coordination with the core/shell.

4.              Landlord shall be responsible for third party architectural, structural and MEP fees related to the review of Tenant’s design submissions for Tenant Improvement Work to assure proper coordination with the Base Building Work. Such review shall not be deemed a review for code compliance or subject Landlord or its consultants to any liability.

5.              Upon approval by Landlord, its accountants and approval by Tenant and its consultants, Landlord shall initiate payments to the General Contractor for Tenant Improvement Work at the same time it invoices Tenant for said payments on net 30-day terms and not charge Tenant for any interest costs.

6.              Landlord shall be responsible for Builder’s Risk Insurance for the Tenant Improvement Work construction contract.

7.              Landlord shall attend and support Tenant’s Tenant Improvement Work programming, development and design meetings assist in coordinating proper integration into the Base Building.

8.              Landlord shall coordinate all project access through completion of initial FF&E.

In addition, Landlord shall actively manage the General Contractor related to the scope of services described in Schedule 6 — GC Responsibilities.

EXHIBIT “F”

Liberty Property Limited Partnership (“Liberty”) is pleased to offer you the ability to make your rent payment without the hassle of writing a check, the expense of mailing it overnight, or sending a wire transfer. We are now offering an Automatic Payment Plan and would like you to take advantage of this service.

To take advantage of this convenient plan, complete this authorization form, and return the form to us.

Authoriation Agreement for Automatic Payments (ACH Debits)

I authorize Liberty Property Limited Partnership and the bank named below to initiate automatic debits to the bank account noted below in the full amounts due on my account on the first day of each month during the term of my lease agreement (which amounts shall include, but are not limited to, regularly scheduled monthly amounts owed and all other amounts due, if any). This authorization will remain in effect until I notify Liberty and the bank in writing to cancel this agreement in such time as to afford the parties a reasonable opportunity to terminate this agreement. I can stop payment of any entry by notifying Liberty and the bank three days before my account is charged. I understand that Liberty’s liability shall be limited to its exercise of ordinary care in initiating debit entries. Rejected ACH Debits may be subject to an insufficient funds charge and other applicable late fees as per my lease agreement.

Name and Address of Your Financial Institution

Signature		Printed Name		Date

Name of Tenant

Tenant Billing Address

Billing Contact Person		E-mail or Fax Number		Telephone Number

Checking Account Number	OR	Savings Account Number	AND	Bank Routing Number

The bank will automatically deduct the payment due from my account on the due date of the payment or the business day thereafter. You will receive an email or fax notification of the payment before it occurs.

Return this form to: Liberty Property Limited Partnership Attn: AR Department 500 Chesterfield Parkway Malvern, PA 19355 accountsreceivable@ertyproperty.com

Attach a voided Check to Ensure Proper Set Up

Automatic Payment cannot be set up without a voided check or, for savings accounts only, deposit slip is required. Completed forms received by the 10th of the month will take effect the 1st of the following month and you will be notified before the first payment is taken.

Accounting Use Only:	form creation 5/24/12
Notified PM	last modified 8/12/14

F-1

EXHIBIT “G”

TENANT SIGNAGE

Landlord and Tenant shall work cooperatively together to develop Tenant signage that is reasonably acceptable to all parties as promptly as practicable. Once the design of the Tenant signage has been mutually approved by the parties, such design shall be deemed attached hereto as this Exhibit “G”.

G-1

EXHIBIT “H”

SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) made this            day of               , 20       , by and between                    , a                     (“Tenant”), and LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (“Lender”).

Background

WHEREAS,                        (the “Landlord”), has executed and delivered to Lender its promissory note dated                     evidencing a loan from Lender to Landlord (“Loan”) secured by, among other things, a mortgage dated            , [and recorded in the land records of the City and County of Philadelphia, Pennsylvania,                    as Document No.                ] [which has not been recorded by Lender] (the “Mortgage”) executed by Landlord in favor of Lender covering certain real property located at                      ,                , Philadelphia, PA                    together with all improvements thereon (the “Property”); and

WHEREAS, Landlord and Tenant have entered into that certain lease agreement dated                     (the “Lease”) pursuant to the terms of which Landlord has agreed to lease a portion of the Property (the “Leased Space”) to Tenant and Tenant has agreed to lease the Leased Space from Landlord; and

WHEREAS, Tenant and Lender desire to enter into this Agreement in order (a) to acknowledge that the Lease is subordinate to the lien of the Mortgage, (b) for Tenant to attorn to and recognize Lender upon, among other things, foreclosure of the Mortgage, (c) for Lender to consent to all the terms and provisions of the Lease, and (d) for Lender to agree not to disturb Tenant’s right to possession under the Lease, all subject to the terms hereof.

AGREEMENT

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants herein contained, and intending to be legally bound hereby, agree as follows:

1.                                      Subordination. Tenant agrees that the Lease, and all estates, options and rights created under the Lease are, and shall hereafter be and remain, subordinated and subject to the lien and effect of the Mortgage.

2.                                      Non-Disturbance. Lender agrees that no foreclosure (whether judicial or nonjudicial), deed-in-lieu of foreclosure, or other sale of the Property in connection with enforcement of the Mortgage or otherwise in satisfaction of the Loan shall operate to terminate the Lease or Tenant’s rights thereunder to possess and use the Leased Space provided, however, that the Lease is in full force and effect and no uncured Event of Default (as defined in the Lease) exists under the Lease.

3.                                      Attornment. Tenant agrees to attorn to and recognize as its landlord under the Lease each party acquiring legal title to the Property by foreclosure (whether judicial or nonjudicial) of the Mortgage, deed-in-lieu of foreclosure, or other sale in connection with enforcement of the Mortgage or otherwise in satisfaction of the Loan (“Successor Owner”). Provided that the conditions set forth in Section 2 above are met at the time Successor Owner becomes owner of the Property, Successor Owner shall perform all obligations of the landlord under the Lease arising from and after the date title to the Property is transferred to Successor Owner. In no event, however, will any Successor Owner be: (a) liable for any default, act or omission of any prior landlord under the Lease: (b) subject to any offset or defense which Tenant may have against any prior landlord under the Lease; (c) bound by any payment of rent or additional rent made by Tenant to

Landlord more than 30 days in advance; (d) bound by any modification or supplement to the Lease, or waiver of Lease terms, made without Lender’s written consent thereto: (e) liable for the return of any security deposit or other prepaid charge paid by Tenant under the Lease, except to the extent such amounts were actually received by Lender; or (f) liable or bound by any option to purchase all or any portion of the Property. Although the foregoing provisions of this Agreement are self-operative, Tenant agrees to execute and deliver to Lender or any Successor Owner such further instruments as Lender or a Successor Owner may from time to time request in order to confirm this Agreement If any liability of Successor Owner does arise pursuant to this Agreement, such liability shall be limited to Successor Owner’s interest in the Property.

4.                          Miscellaneous.

(a)                                 Notices. All notices and other communications under this Agreement are to be in writing and sent to the addresses as set forth below. Default or demand notices shall be deemed to have been duly given upon the earlier of: (i) actual receipt; (ii) one (1) business day after having been timely deposited for overnight delivery, fee prepaid, with a nationally recognized overnight courier service; (iii) one (1) business day after having been sent by telecopier (with answer back acknowledged) provided an additional notice is given pursuant to clause (ii) above; or (iv) three (3) business days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by certified mail, postage prepaid, return receipt requested, and in the case of clause (ii) and (iv) irrespective of whether delivery is accepted. A new address for notice may be established by written notice to the other party; provided, however, that no address change will be effective until written notice thereof actually is received by the party to whom such address change is sent.

To Lender:	Liberty Property Limited Partnership
500 Chesterfield Parkway
Malvern, PA 19355
Attn: Legal Department

To Tenant:

(b)                                 Entire Agreement; Modification. This Agreement is the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes and replaces all prior discussions, representations, communications and agreements (oral or written). This Agreement shall not be modified, supplemented, or terminated, nor any provision hereof waived, except by a written instrument signed by the party against whom enforcement thereof is sought, and then only to the extent expressly set forth in such writing.

(c)                                  Binding Effect; Joint and Several Obligations. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors, and assigns, whether by voluntary action of the parties or by operation of law.

(d)                                 Unenforceable Provisions. Any provision of this Agreement which is determined by a court of competent jurisdiction or government body to be invalid, unenforceable or illegal shall be ineffective only to the extent of such determination and shall not affect the validity, enforceability or legality of any other provision, nor shall such determination apply in any circumstance or to any party not controlled by such determination.

(e)                                  Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals, and each duplicate original shall be deemed to be an original. This Agreement (and each duplicate original) also may be executed in any number of counterparts, each of which shall be deemed an original and all of which together constitute a fully executed Agreement even though all signatures do not appear on the same document.

(f)                                   Construction of Certain Terms. Defined terms used in this Agreement may be used interchangeably in singular or plural form, and pronouns shall be construed to cover all genders. Article and section headings are for convenience only and shall not be used in interpretation of this Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or other subdivision; and the word “section” refers to the entire section and not to any particular subsection, paragraph or other subdivision; references herein to this “Agreement” or to any other document or agreement evidencing or securing the Loan, mean such agreement as originally executed and as hereafter modified, supplemented, extended, consolidated, or restated from time to time.

(g)                                  Governing Law. This Agreement shall be interpreted and enforced according to the laws of the Commonwealth of Pennsylvania (excluding any choice of law rules that may direct the application of the laws of another jurisdiction).

(h)                                 Consent to Jurisdiction. Each party hereto irrevocably consents and submits to the exclusive jurisdiction and venue of any state or federal court sitting in the County of Philadelphia, Pennsylvania with respect to any legal action arising with respect to this Agreement and waives all objections which it may have to such jurisdiction and venue.

(i)                                     WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO WAIVES AND AGREES NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING OUT OF THIS AGREEMENT.

[Signatures Contained on Following Page]

IN WITNESS WHEREOF, the parties have caused this Subordination, Non-Disturbance and Attornment Agreement to be executed the day and year first above written.

WITNESS / ATTEST:	TENANT:

ADAPTIMMUNE, LLC, a Delaware limited liability company

By:
(SEAL)
Print Name:	Print Name:

Title:

LENDER:

LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership

By: Liberty Property Trust,
its sole general partner

By:
(SEAL)
Print Name:	Print Name:

Title:

COMMONWEALTH OF PENNSYLVANIA :
: SS.
COUNTY OF PHILADELPHIA	:

ON THIS, the                      day of                    , 20      , before me, a Notary Public, the undersigned officer, personally appeared                      ,who acknowledged himself/herself to be the                         of                        , a                           , and further acknowledged that he/she, as such                         and being authorized to do so, executed the foregoing instrument as the act and deed of the limited liability company, for the purposes therein contained by signing the name of the limited liability company, by himself/herself as such                      .

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

My commission expires:

COMMONWEALTH OF PENNSYLVANIA :
: SS.
COUNTY OF PHILADELPHIA	:

ON THIS, the                     day of                    , 20    , before me, a Notary Public, the undersigned officer, personally appeared               , who acknowledged himself/herself to be the                  of Liberty Property Trust, a Maryland trust, the general partner of Liberty Property Limited Partnership, a Pennsylvania limited partnership, and further acknowledged that he/she, as such officer and being authorized to do so, executed the foregoing instrument as the act and deed of the trust, on behalf of the limited partnership, for the purposes therein contained by signing the name of the trust, on behalf of the limited partnership, by himself/herself as such officer.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

My commission expires:

EXHIBIT “I”

GUARANTY

THIS GUARANTY is made this                day of              , 2015, ADAPTIMMUNE LIMITED, a limited company registered in England and Wales, having a principal address at 57c Milton Park, Abingdon, Oxon OX14 4RX, United Kingdom (“Guarantor”).

BACKGROUND:

A.                                    L/S 351 Rouse Boulevard, LP, a Pennsylvania limited partnership (“Landlord”) with offices at Eight Penn Center, 1628 John F. Kennedy Blvd., Suite 1100, Philadelphia, Pennsylvania is about to enter into a certain lease with Adaptimmune, LLC, a Delaware limited liability company (“Tenant”) (the “Lease”) for space in Landlord’s building located at 351 Rouse Boulevard, Philadelphia, Pennsylvania (the “Premises”).

B.                                    Guarantor is the parent company of Tenant and therefore benefits directly from the Lease.

C.                                    Landlord has agreed to grant, execute and deliver the Lease to Tenant in consideration, among other things, of the covenants and obligations made and assumed by Guarantor as herein set forth.

AGREEMENT:

In order to induce Landlord to execute the Lease and in further consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration paid by Landlord to Guarantor, intending to be legally bound hereby, Guarantor irrevocably and unconditionally agrees as follows:

1.                                      Guarantor hereby guarantees, without the necessity of prior notice (except such notice as may be required to be given pursuant to the terms of the Lease), the full and prompt payment of all rent and additional rent and any and all other sums payable by Tenant under the Lease, and the due and punctual performance of all of Tenant’s other obligations thereunder, to the extent the same have not been paid or performed when due in accordance with the terms and conditions of the Lease.

2.                                      To the extent Landlord is entitled to such sums under and in accordance with the terms and conditions of the Lease, Guarantor hereby guarantees, without the necessity of prior notice, the due and punctual payment in full of any and all loss, damages or expenses incurred by Landlord and arising out of any default by Tenant in performing any of its obligations under the Lease, including but not limited to, all reasonable attorneys’ fees which Landlord incurs as the result of the default of Tenant or the enforcement of this Guaranty (to the extent Landlord is the prevailing party with respect thereto).

3.                                      Landlord may, in its sole discretion, without notice to Guarantor and without in any way affecting or terminating any of Guarantor’s obligations and liabilities hereunder, from time to time, (a) waive compliance with the terms of the Lease or any default thereunder; (b) modify or supplement any of the provisions of the Lease (provided such modification or supplement has been approved in writing by Tenant); (c) grant any extension or renewal of the terms of the Lease; (d) effect any release, compromise or settlement in connection therewith; (e) assign or otherwise transfer any or all of Landlord’s interest in the Lease; or (f) accept or discharge any other person as a guarantor of any or all of Tenant’s obligations under the provisions of the Lease.

4.              Guarantor’s obligations hereunder (a) shall be unconditional, irrespective of the enforceability of the Lease or any other circumstance which might otherwise constitute a discharge of a guarantor or Tenant at law or in equity; (b) shall be primary; (c) shall not be conditioned upon Landlord’s pursuit of any remedy which it has against Tenant or any other person; and (d) shall survive and shall not be diminished, impaired or delayed in connection with (i) any bankruptcy, insolvency, reorganization, liquidation or similar proceeding relating to Tenant, its properties or creditors or (ii) any transfer, assignment or termination of Tenant’s interest under the Lease.

5.              All rights and remedies of Landlord under this Guaranty, the Lease, or by law are separate and cumulative, and the exercise of one shall not limit or prejudice the exercise of any other such rights or remedies. Any waivers or consents by Guarantor as set forth in this Guaranty shall not be deemed exclusive of any additional waivers or consents by Guarantor which may exist in law or equity.

6.              Guarantor and Landlord (by its acceptance hereof) hereby waive trial by jury in any action brought by Landlord under or by virtue of this Guaranty. This covenant is made by Guarantor as a further inducement to Landlord to enter into the Lease.

7.              Guarantor agrees to deliver to Landlord a written instrument, duly executed and acknowledged, certifying that this Guaranty is in full force and effect, whether, to Guarantor’s actual knowledge, Landlord is not in default in the performance of any of its obligations under the Lease and stating any other fact or certifying any other condition reasonably requested by Landlord or its assignees or by any mortgagee or prospective mortgagee or their assignees or by any purchaser of the property which is the subject of the Lease or any interest in such property including, but not limited to, stating that it is understood that such written instrument may be relied upon by any of the foregoing parties. The foregoing instrument shall be furnished within ten (10) business days after receipt of Landlord’s written request which may be made at any time and from time to time and shall be addressed to Landlord and any mortgagee, prospective mortgagee, purchaser or other party specified by Landlord.

8.              Guarantor, at any time and from time to time after Landlord’s written request, agrees to promptly furnish reasonable financial information to Landlord’s mortgagee, prospective mortgagee, assignee or purchaser; provided, however, that such financial information shall not be requested more than once in any twelve (12) month period except during the continuance of an Event of Default or in connection with a Transfer of the Lease and provided further that any such disclosures shall be subject to any restrictions or prohibitions imposed by regulatory authorities exercising jurisdiction over Guarantor during any period that such restrictions are in place. Landlord agrees to keep any private financial information provided to it by Guarantor confidential, and any mortgagee, prospective mortgagee and/or prospective purchaser with which Landlord shares such information shall be informed by Landlord of the obligation to keep such information confidential. Within ten (10) business days after Guarantor’s request from time to time (but not more frequently than two times per year), Landlord shall execute, acknowledge and deliver to Guarantor, for the benefit of Guarantor, Guarantor’s lenders and investors and any prospective acquirer or partner of Guarantor, an estoppel certificate requested by Guarantor and in form and substance reasonably acceptable to Landlord.

9.              Until all of Tenant’s obligations under the Lease are fully performed, in the event Guarantor pays any sum to or for the benefit of Landlord pursuant to this Guaranty, Guarantor shall have no right of contribution, indemnification, exoneration, reimbursement, subrogation or other right or remedy against or with respect to Tenant, any other guarantor, or any collateral, whether real, personal or mixed, securing the obligations of Tenant to Landlord, and Guarantor hereby waives and releases all and any such rights which it may now or hereafter have.

10.       If Guarantor advances any sums to Tenant or its successors or assigns or if Tenant or its successors or assigns shall hereafter become indebted to Guarantor, such sums and indebtedness shall be subordinate in all respects to the amounts then or thereafter due and owing to Landlord by Tenant.

11.       This Guaranty shall be binding upon Guarantor, and Guarantor’s successors and assigns, and shall inure to the benefit of Landlord and its successors and assigns. Without limiting the generality of the preceding sentence, Guarantor specifically agrees that this Guaranty may be (a) freely assigned by Landlord and (b) enforced by Landlord’s mortgagee.

12.       The liability of the Guarantor hereunder, if more than one, shall be joint and several. For purposes of this instrument the singular shall be deemed to include the plural, and the neuter shall be deemed to include the masculine and feminine, as the context may require.

13.       If any provision of this Guaranty is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Guaranty shall remain in full force and effect.

14.       Guarantor agrees that this Guaranty shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania and that Guarantor is, solely for purposes hereof, subject to the jurisdiction of the Court of the County or relevant political subdivision in which the Premises are located.

15.       Except with respect to any indemnities or other obligations under the Lease that survive the expiration or earlier termination of the Lease, this Guaranty shall expire and terminate automatically on the date that is sixty (60) days after the expiration or earlier termination of the Lease; provided, however, in the event Landlord institutes any legal proceedings against Guarantor prior to the expiration hereof, Landlord retains all rights and remedies available in connection with such legal proceeding even if such proceeding is not finalized prior to the expiration of this Guaranty.

(Signatures contained on next page)

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be duly executed, under seal, as of the day and year first above written.

GUARANTOR:

ADAPTIMMUNE, LTD.
Attest:

By:
Name:	Name:
Title:	Title:

(CORPORATE SEAL)

STATE OF :
: SS
COUNTY OF	:

On this                day of           , 20     , before me, the subscriber, a notary public in and for the State and County aforesaid, personally appeared                          , who acknowledged himself/herself to be the                  of, a                corporation, and that s/he as such officer, being authorized to do so, executed the same for the purposes therein contained by signing the name of the corporation by himself/herself as such officer.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public
My Commission Expires:

(Notarial Seal)